SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Synovus Financial Corp.

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Richard E. Anthony
Chairman of the Board and
Chief Executive Officer

March 21, 2008

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Thursday, April 24, 2008, at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia 31901. Enclosed with this Proxy Statement are your proxy card and the 2007 Annual Report.

We hope that you will be able to be with us and let us give you a review of 2007. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.synovus.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2008 Annual Meeting on the website for reference after the meeting.

Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

We look forward to your continued support in 2008.

Sincerely yours,

Richard E. Anthony

Synovus Financial Corp.	•	Post Office Box 120	•	Columbus, Georgia 31902-0120

SYNOVUS®

NOTICE OF THE 2008 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Thursday, April 24, 2008

PLACE	RiverCenter for the Performing Arts 900 Broadway Columbus, Georgia 31901

ITEMS OF BUSINESS	(1) To elect 19 directors.

(2) To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2008.

(3) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You can vote if you were a shareholder of record on February 15, 2008.

ANNUAL REPORT	A copy of the Annual Report is enclosed.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on your proxy card;

(2) Visit the website listed on your proxy card;

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

Elizabeth R. James
Secretary

Columbus, Georgia
March 21, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT
VOTING INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed to Synovus shareholders beginning on or about March 21, 2008. The Synovus Board of Directors is soliciting proxies to be used at the 2008 Annual Meeting of Synovus Shareholders which will be held on April 24, 2008, at 10:00 a.m., at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus stock as of the close of business on February 15, 2008, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Synovus Shareholders. On February 15, 2008, 330,049,185 shares of Synovus stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you properly execute and submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows: (1) FOR the election of all the director nominees; and (2) FOR the ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2008. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Voting of Shares

Holders of Synovus stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus stock owned on February 15, 2008 which: (i) has had the same owner since February 15, 2004; (ii) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; (iii) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; (iv) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (v) is held by the same owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (vi) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same owner since, February 15, 2004; (vii) has been owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (viii) is owned by a holder who, in addition to shares which are owned under the provisions of (i)-(vii) above, is the owner of less than 1,139,063 shares of Synovus stock (which amount has been appropriately adjusted to reflect stock splits and with such amount to be appropriately adjusted to properly reflect any other change in Synovus stock by means of a stock split, a stock dividend, a recapitalization or otherwise). Holders of Synovus stock not described above are entitled to one vote per share for each share. The actual voting power of each holder of shares of Synovus stock will be based on information possessed by Synovus at the time of the Annual Meeting.

As Synovus stock is registered with the Securities and Exchange Commission (“SEC”) and is traded on the New York Stock Exchange (“NYSE”), Synovus stock is subject to the provisions of an NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus stock must complete the Certification on the proxy in order for any of the shares represented by the proxy to be entitled to ten votes per share. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXIES SUBMITTED BY MAIL, INTERNET OR PHONE THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

Synovus Dividend Reinvestment and Direct Stock Purchase Plan:  If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold directly in certificate form registered in the same name.

Required Votes

Directors are elected by a plurality of the votes cast, which means the 19 nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies which are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons. Please see Appendix B of this Proxy Statement for the provision of Synovus’ Corporate Governance Guidelines pertaining to director elections which provides that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation for consideration.

The affirmative vote of a majority of the votes cast is needed to ratify the appointment of KPMG LLP as Synovus’ independent auditor for 2008.

Abstentions and Broker Non-Votes

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have no effect on the outcome of the vote for either of the proposals to be voted on at the Annual Meeting.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the Certification and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting, (2) voting again by telephone or on the Internet prior to the Annual Meeting, or (3) attending the Annual Meeting in person and casting a ballot.

If your Synovus shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, April 24, 2008 at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia. Directions to the River Center can be obtained from the Investor Relations page of Synovus’ website at www.synovus.com.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2008

The Proxy Statement and Annual Report to security holders are available on our website at www.synovus.com/annual/2007.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election and oversight of qualified management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus is committed to having sound corporate governance principles.

Independence

The listing standards of the NYSE provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance Section of our website at www.synovus.com/governance.

The Board has determined that a majority of its members are independent as defined by the listing standards of the NYSE and meet the categorical standards of independence set by the Board. Synovus’ Board has determined that the following directors are independent: Daniel P. Amos, Richard Y. Bradley, Frank W. Brumley, Elizabeth W. Camp, T. Michael Goodrich, V. Nathaniel Hansford, Mason H. Lampton, Elizabeth C. Ogie, H. Lynn Page, J. Neal Purcell, Melvin T. Stith and William B. Turner, Jr. Please see “Certain Relationships and Related Transactions” on page 34 which includes information with respect to immaterial relationships between Synovus and its independent directors. This information was considered by the Board in determining a director’s independence from Synovus under Synovus’ categorical standards of independence and the NYSE listing standards.

Attendance at Meetings

The Board of Directors held six meetings in 2007. All directors attended at least 75% of Board and committee meetings held during their tenure during 2007. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 97%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. All but one of Synovus’ directors who were serving at the time attended the 2007 Annual Meeting of Shareholders.

Committees of the Board

Synovus’ Board of Directors has four principal standing committees — an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.synovus.com/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an

independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees.

Corporate Governance
Executive	Audit	and Nominating	Compensation

V. Nathaniel Hansford, Chair	J. Neal Purcell, Chair	Richard Y. Bradley, Chair	V. Nathaniel Hansford, Chair
Richard E. Anthony	Elizabeth W. Camp	Daniel P. Amos	T. Michael Goodrich
James H. Blanchard	H. Lynn Page	Frank W. Brumley	Mason H. Lampton
Richard Y. Bradley	Melvin T. Stith	Elizabeth C. Ogie
Gardiner W. Garrard, Jr.
T. Michael Goodrich
Mason H. Lampton
J. Neal Purcell
William B. Turner, Jr.
James D. Yancey

Executive Committee.  Synovus’ Executive Committee held four meetings in 2007. During the intervals between meetings of Synovus’ Board of Directors, Synovus’ Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus’ Board of Directors unless Board action is required by Synovus’ governing documents, law or rule.

Audit Committee.  Synovus’ Audit Committee held 11 meetings in 2007. Its Report is on page 17. The Board has determined that all four members of the Committee are independent under the rules of the NYSE and the SEC, financially literate under the rules of the NYSE and that at least one member, J. Neal Purcell, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of Synovus’ Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;

•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee.  Synovus’ Corporate Governance and Nominating Committee held three meetings in 2007. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.

Compensation Committee.  Synovus’ Compensation Committee held six meetings in 2007. Its Report is on page 27. The primary functions of Synovus’ Compensation Committee include:

•	Designing and overseeing Synovus’ executive compensation program;

•	Designing and overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate; and

•	Performing an annual evaluation of the Chief Executive Officer.

The Compensation Committee’s charter reflects these responsibilities and allows the Committee to delegate any matters within its authority to individuals or subcommittees it deems appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. In January 2007, the Committee retained the services of Hewitt Associates for 2007 to:

•	Provide ongoing recommendations regarding executive compensation consistent with Synovus’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Committee as to best practices.

Hewitt was engaged directly by the Committee, although the Committee also directed that Hewitt continue to work with Synovus’ management. Synovus’ Director of Human Resources and his staff develop executive compensation recommendations for the Committee’s consideration in conjunction with Synovus’ Chief Executive Officer and Chief People Officer and with the advice of Hewitt Associates.

Synovus’ Director of Human Resources works with the Chairman of the Committee to establish the agenda for Committee meetings. Management also prepares background information for each Committee meeting. Synovus’ Chief People Officer and Director of Human Resources attend all Committee meetings, while Synovus’ Chief Executive Officer attends some Committee meetings, such as the Committee meeting in which his performance is reviewed with the Committee or other meetings upon the request of the Committee. The Chief Executive Officer, Chief People Officer and the Director of Human Resources do not have authority to vote on Committee matters. A compensation consultant with Hewitt Associates also attends some Committee meetings upon the request of the Committee.

Compensation Committee Interlocks and Insider Participation.  Messrs. Hansford, Goodrich and Lampton served on the Compensation Committee during 2007. None of these individuals is or has been an officer or employee of Synovus.

Consideration of Director Candidates

Shareholder Candidates.  The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed below and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 39.

Director Qualifications.  Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, not have reached the retirement age for Synovus directors and be willing to make, and financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership

Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s business acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed above). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration. One nominee for election as a director, Philip W. Tomlinson, has not previously been elected by the shareholders of Synovus. Mr. Tomlinson was recommended to the Committee for consideration as a director nominee by the Chief Executive Officer of Synovus.

Meetings of Non-Management and Independent Directors

The non-management directors of Synovus meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. Synovus’ independent directors meet at least once a year. V. Nathaniel Hansford, Synovus’ Lead Director, presides at the meetings of non-management and independent directors.

Communicating with the Board

Synovus’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 or by calling (800)240-1242. These procedures are also available in the Corporate Governance section of our website at www.synovus.com/governance. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Additional Information about Corporate Governance

Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.synovus.com/governance. Copies of these documents are also available in print upon written request to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901.

DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation paid by Synovus to directors for the year ended December 31, 2007.

	Fees Earned
	or Paid in	Stock		All Other
Name	Cash ($)	Awards ($)		Compensation ($)		Total ($)

Daniel P. Amos	$47,500	$14,059	(1)	$10,000	(2)	$71,559
James H. Blanchard	50,000	4,900	(1)	470,434	(3)(4)(5)	525,334
Richard Y. Bradley	65,000	14,059	(1)	76,800	(3)	155,859
Frank W. Brumley	59,500	14,059	(1)	33,850	(2)(3)	107,409
Elizabeth W. Camp	67,000	14,059	(1)	15,400	(2)(3)	96,459
Gardiner W. Garrard, Jr.	50,000	14,059	(1)	59,100	(3)	123,159
T. Michael Goodrich	72,000	14,059	(1)	19,250	(2)(3)	105,309
V. Nathaniel Hansford	87,000	14,059	(1)	23,780	(2)(3)	124,839
Alfred W. Jones III	40,000	14,059	(1)	50,000	(2)(3)	104,059
Mason H. Lampton	60,000	14,059	(1)	81,700	(2)(3)	155,759
Elizabeth C. Ogie	47,500	14,059	(1)	6,700	(3)	68,259
H. Lynn Page	55,000	14,059	(1)	91,975	(3)	161,034
J. Neal Purcell	95,000	14,059	(1)	10,000	(2)	119,059
Melvin T. Stith	67,000	14,059	(1)	10,000	(2)	91,059
Philip W. Tomlinson	40,000	—	(1)	50,000	(3)	90,000
William B. Turner, Jr.	50,000	14,059	(1)	6,900	(3)	70,959
James D. Yancey	50,000	14,059	(1)	147,877	(2)(3)(4)	211,936

**	Compensation for Messrs. Anthony and Green for service on the Synovus Board is described under the Summary Compensation Table found on page 28.

(1)	The grant date fair value of the 500 shares of restricted Synovus stock awarded to each director, other than Mr. Tomlinson, in 2007 was $16,065. The amount in this column reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS 123(R) and includes amounts from awards granted in 2007 and prior to 2007. For a discussion of the restricted stock awards reported in this column, see Note 15 of Notes to Consolidated Financial Statements in the Financial Appendix. At December 31, 2007, Mr. Tomlinson held no shares of restricted Synovus stock, Mr. Blanchard held 500 shares of restricted Synovus stock, none of which are vested, and the other directors each held

1,500 shares of restricted Synovus stock, none of which are vested. Dividends are paid on the shares of restricted stock.

(2)	Includes $10,000 in contributions made by Synovus under Synovus’ Director Stock Purchase Plan. As described more fully below, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions under the plan.

(3)	Includes compensation of $55,400 for Mr. Blanchard, $76,800 for Mr. Bradley, $23,850 for Mr. Brumley, $5,400 for Ms. Camp, $59,100 for Mr. Garrard, $9,250 for Mr. Goodrich, $13,780 for Mr. Hansford, $40,000 for Mr. Jones, $71,700 for Mr. Lampton, $6,700 for Ms. Ogie, $91,975 for Mr. Page, $50,000 for Mr. Tomlinson, $6,900 for Mr. Turner and $62,000 for Mr. Yancey for service as a director of certain of Synovus’ subsidiaries.

(4)	Includes perquisite of $111,666 for Mr. Blanchard and $67,305 for Mr. Yancey for providing each with administrative assistance and also includes for Mr. Blanchard the incremental cost to Synovus of $28,126 for personal use of corporate aircraft. Also includes the incremental costs incurred by Synovus, if any, for providing Mr. Blanchard and Mr. Yancey with office space and security alarm monitoring. In calculating the incremental cost to Synovus of providing Mr. Blanchard and Mr. Yancey with administrative assistance, Synovus aggregated the cost of providing salary, benefits and office space (based on lease payments per square foot) to Mr. Blanchard and Mr. Yancey’s administrative assistants. In calculating the incremental cost to Synovus of providing Mr. Blanchard with personal use of corporate aircraft, Synovus aggregated the cost of fuel, maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and smaller variable costs. Since the company owned aircraft are used primarily for business travel, the calculation does not include fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the aircraft. Amounts for office space and security alarm monitoring are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.

(5)	Includes $266,670 paid to Mr. Blanchard during 2007 pursuant to a Consulting Agreement with Synovus.

Director Compensation Program

The Corporate Governance and Nominating Committee of Synovus is responsible for the oversight and administration of the Synovus director compensation program. The Committee’s charter reflects these responsibilities and does not allow the Committee to delegate its authority to any person other than the members of the Corporate Governance and Nominating Committee. Under its charter, the Committee has authority to retain outside advisors to assist the Committee in performance of its duties. In November 2006, the Committee retained Mercer Human Resource Consulting to review the competitiveness of the Synovus director compensation program. Mercer was directed to evaluate existing peer groups of companies against which to benchmark director compensation at Synovus, revise if necessary and review and compare director pay practices at Synovus to industry peer companies and to those of general industry companies, analyzing compensation, long-term incentive compensation and total compensation. The Committee, with the assistance of Mercer, studied compensation at a peer group of 26 companies in the banking industry and at 350 large industrial, financial and service organizations. The Committee also asked Mercer to overview recent director pay trends, including shifts in pay mix, equity compensation trends and changes related to increased responsibilities and liability. Mercer’s recommendations for director compensation were then presented to the Committee. In January 2007, Mercer recommended certain changes to the director compensation program at Synovus; the Committee discussed and considered these recommendations and recommended to the Board that it approve the current compensation structure, except with respect to compensating employee directors as described in the following paragraph. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. The Committee has decided to review and evaluate director compensation every two years.

Cash Compensation of Directors.  As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table above, for the fiscal year ended December 31, 2007, directors of Synovus received an annual cash retainer of $40,000, with Compensation Committee and Executive Committee members receiving an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receiving an additional cash retainer of $7,500 and Audit Committee members receiving an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee received a $7,500 cash retainer, the Chairperson of the Compensation Committee received a $10,000 cash retainer, the Chairperson of the Audit Committee received a $15,000 cash retainer and the Lead Director received a $5,000 cash retainer. For 2008, the Committee determined to discontinue the practice of paying cash compensation to directors who are employees of Synovus.

By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Corporate Governance and Nominating Committee believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on special committees of the Synovus Board.

Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Each of Messrs. Amos, Goodrich and Purcell and Ms. Camp deferred all of their cash compensation under this plan during 2007.

Equity Compensation of Directors.  During 2007, non-management directors also received an annual award of 500 shares of restricted Synovus stock in the form of a grant from the Synovus 2007 Omnibus Plan, 100% of which vests after three years. The Board granted these restricted stock awards to directors on February 1, 2007. These restricted stock awards are designed to create equity ownership and to focus directors on the long-term performance of Synovus.

Synovus’ Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus stock purchased for their benefit under the Plan. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table above. Synovus’ contributions under the Director Stock Purchase Plan further provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.

The restricted stock awards to directors and Synovus’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. Synovus’ Corporate Governance Guidelines require all directors to accumulate over time shares of Synovus stock equal in value to at least three times the value of their annual retainer. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus.

Consulting Agreement

Synovus entered into a one-year Consulting Agreement with Mr. Blanchard effective October 18, 2006, the date of his retirement as Chairman of the Board, which agreement expired in October 2007. Under the Consulting Agreement, Mr. Blanchard received monthly payments of $26,667 and was provided with 25 hours of personal use of Synovus aircraft. Mr. Blanchard also received office space and administrative assistance during the term of the Agreement and will continue to do so for two years thereafter. Mr. Blanchard received consulting payments of $266,670 under the Consulting Agreement in 2007. Under the Consulting Agreement, Mr. Blanchard was required to provide consulting services as requested by the Synovus Chief Executive Officer or Board of Directors. Mr. Blanchard’s specific duties included serving on various boards of directors of financial services and civic and charitable organizations and providing Synovus with advice and counsel regarding these matters, developing major prospective customers and existing customer relationships and entertaining prospects and customers, and providing leadership training. The amounts paid to Mr. Blanchard under the Consulting Agreement are included in the “All Other Compensation” column of the Director Compensation Table above.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

Number

At the date of this Proxy Statement, the Board of Directors of Synovus consists of 19 members. As 20 board seats have been authorized by Synovus’ shareholders, Synovus has one directorship which remains vacant. This vacant directorship could be filled in the future at the discretion of Synovus’ Board of Directors. This discretionary power gives Synovus’ Board of Directors the flexibility of appointing new directors in the periods between Synovus’ Annual Meetings should suitable candidates come to its attention. Proxies cannot be voted at the 2008 Annual Meeting for a greater number of persons than the number of nominees named.

Nominees for Election as Directors

The Board has nominated each of the following 19 individuals to be elected as directors at the Annual Meeting upon the recommendation of the Corporate Governance and Nominating Committee. All nominees are currently directors of Synovus. Each director elected will serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation or removal. The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

Following is the principal occupation, age and certain other information for each director nominee. Unless otherwise noted, each director has occupied his or her principal occupation for at least five years.

			Principal
			Occupation
		Year First	and Other
Name	Age	Elected Director	Information

Daniel P. Amos(1)	56	2001	Chairman of the Board and Chief Executive Officer, Aflac Incorporated (Insurance Holding Company)
Richard E. Anthony(2)	61	1993	Chairman of the Board and Chief Executive Officer, Synovus Financial Corp.; Director, Total System Services, Inc.
James H. Blanchard(3)	66	1972	Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp.; Director, Total System Services, Inc. and AT&T Corp.
Richard Y. Bradley	69	1991	Partner, Bradley & Hatcher (Law Firm); Director, Total System Services, Inc.
Frank W. Brumley(4)	67	2004	Chairman of the Board and Chief Executive Officer, Daniel Island Company (Planned Community Development)
Elizabeth W. Camp	56	2003	President and Chief Executive Officer, DF Management, Inc. (Investment and Management of Commercial Real Estate)
Gardiner W. Garrard, Jr.	67	1972	President, The Jordan Company (Real Estate Development and Private Equity Investments); Director, Total System Services, Inc.
T. Michael Goodrich	62	2004	Chairman and Chief Executive Officer, BE&K, Inc. (Engineering and Construction Company); Director, Energen Corporation
Frederick L. Green, III(5)	49	2006	President and Chief Operating Officer, Synovus Financial Corp.
V. Nathaniel Hansford(6)	64	1985	President, Retired, North Georgia College and State University
Alfred W. Jones III	50	2001	Chairman of the Board and Chief Executive Officer, Sea Island Company (Real Estate Development and Management); Director, Total System Services, Inc.

			Principal
			Occupation
		Year First	and Other
Name	Age	Elected Director	Information

Mason H. Lampton(7)	60	1993	Chairman of the Board, Standard Concrete Products (Construction Materials Company); Director, Total System Services, Inc.
Elizabeth C. Ogie(8)	57	1993	Private Investor
H. Lynn Page	67	1978	Vice Chairman of the Board, Retired, Synovus Financial Corp.; Director, Total System Services, Inc.
J. Neal Purcell	66	2003	Vice Chairman, Retired, KPMG LLP (Professional Services Provider); Director, Southern Company and Kaiser Permanente
Melvin T. Stith(9)	61	1998	Dean, Martin J. Whitman School of Management, Syracuse University; Director, Flowers Foods, Inc.
Philip W. Tomlinson(10)	61	2008	Chairman of the Board and Chief Executive Officer, Total System Services, Inc. (Payments Processing)
William B. Turner, Jr.(8)	56	2003	Vice Chairman of the Board and President, W.C. Bradley Co. (Consumer Products and Real Estate)
James D. Yancey(11)	66	1978	Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, Synovus Financial Corp.; Director, Total System Services, Inc.

(1)	Daniel P. Amos previously served as a director of Synovus from 1991 until 1998, when he resigned as a director as required by federal banking regulations to join the board of a company affiliated with a Japanese bank.

(2)	Richard E. Anthony was elected Chairman of the Board and Chief Executive Officer of Synovus in October 2006. From 1995 until 2006, Mr. Anthony served in various capacities with Synovus, including Chief Executive Officer and President and Chief Operating Officer.

(3)	James H. Blanchard was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served in various capacities with Synovus and Columbus Bank and Trust Company, a banking subsidiary of Synovus, including Chairman of the Board and Chief Executive Officer of Synovus and Chief Executive Officer of Columbus Bank and Trust Company. Mr. Blanchard also retired as an executive officer of Total System Services, Inc. (“TSYS”) in October 2006. Prior to 2006, Mr. Blanchard served as Chairman of the Executive Committee of TSYS in an executive officer capacity.

(4)	Frank W. Brumley was elected Chairman of the Board and Chief Executive Officer of Daniel Island Company in January 2006. Prior to 2006, Mr. Brumley served as President of Daniel Island Company.

(5)	Frederick L. Green, III was elected President and Chief Operating Officer of Synovus in October 2006. Mr. Green served as Vice Chairman of Synovus from 2003 until 2006. From 1991 until 2003, Mr. Green served in various capacities with The National Bank of South Carolina, a banking subsidiary of Synovus, including President of The National Bank of South Carolina.

(6)	V. Nathaniel Hansford serves as Lead Director of the Synovus Board.

(7)	Mason H. Lampton was elected Chairman of the Board of Standard Concrete Products in June 2004. Prior to 2004, Mr. Lampton served as President and Chief Executive Officer of Standard Concrete Products.

(8)	Elizabeth C. Ogie and William B. Turner, Jr. are first cousins.

(9)	Melvin T. Stith was appointed Dean of Syracuse University’s Martin J. Whitman School of Management in January 2005. Prior to 2005, Mr. Stith served as Dean of the College of Business at Florida State University.

(10)	Philip W. Tomlinson was elected Chairman of the Board and Chief Executive Officer of TSYS in January 2006. Prior to 2006, Mr. Tomlinson served as Chief Executive Officer of TSYS.

(11)	James D. Yancey retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected as an executive officer Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served in various capacities with Synovus and/or Columbus Bank and Trust Company, including Vice Chairman of the Board and President of both Synovus and Columbus Bank and Trust Company.

PROPOSAL 2: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2008 and Synovus’ internal control over financial reporting as of December 31, 2008. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

		Position with
Name	Age	Synovus

Richard E. Anthony(1)	61	Chairman of the Board and Chief Executive Officer
Frederick L. Green, III(1)	49	President and Chief Operating Officer
Elizabeth R. James(2)	46	Vice Chairman, Chief People Officer and Secretary
Thomas J. Prescott(3)	53	Executive Vice President and Chief Financial Officer
Mark G. Holladay(4)	52	Executive Vice President and Chief Credit Officer

(1)	As Messrs. Anthony and Green are directors of Synovus, relevant information pertaining to their positions with Synovus is set forth under the caption “Nominees for Election as Director” on page 11.

(2)	Elizabeth R. James was elected Vice Chairman of Synovus in May 2000. From 1986 until 2000, Ms. James served in various capacities with Synovus and/or its subsidiaries, including Chief Information Officer and Chief People Officer of Synovus. Ms. James was elected Secretary of Synovus in January 2008.

(3)	Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer.

(4)	Mark G. Holladay was elected Executive Vice President and Chief Credit Officer of Synovus in April 2000. From 1974 until 2000, Mr. Holladay served in various capacities with Columbus Bank and Trust Company, including Executive Vice President.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2007.

		Shares of
	Shares of	Synovus		Shares of
	Synovus	Stock		Synovus
	Stock	Beneficially		Stock
	Beneficially	Owned		Beneficially		Percentage of
	Owned	with		Owned	Total	Outstanding
	with Sole	Shared		with Sole	Shares of	Shares of
	Voting	Voting		Voting	Synovus	Synovus
	And	And		and No	Stock	Stock
	Investment	Investment		Investment	Beneficially	Beneficially
	Power	Power		Power	Owned	Owned
	as of	as of		as of	as of	as of
Name	12/31/07	12/31/07		12/31/07	12/31/07(1)	12/31/07

Daniel P. Amos	93,512	59,219		1,500	154,231	*
Richard E. Anthony	643,561	70,429		72,547	2,268,958	1
James H. Blanchard	1,670,792	194,901		24,305	6,821,621	2
Richard Y. Bradley	31,336	179,022		1,500	211,858	*
Frank W. Brumley	27,923	55,286		1,500	84,709	*
Elizabeth W. Camp	25,669	2,703		1,500	29,872	*
Gardiner W. Garrard, Jr.	154,147	728,821		1,500	884,468	*
T. Michael Goodrich	161,241	19,730	(2)	1,500	182,471	*
Frederick L. Green, III	131,773	516		34,384	498,231	*
G. Sanders Griffith, III	217,929	3,545		86,784	1,594,606	*
V. Nathaniel Hansford	124,891	1,065,884	(3)	1,500	1,192,275	*
Elizabeth R. James	44,098	—		18,119	1,210,463	*
Alfred W. Jones III	12,621	—		1,500	14,121	*
Mason H. Lampton	99,570	178,981	(4)	1,500	280,051	*
Elizabeth C. Ogie	482,342	2,215,253		1,500	2,699,095	1
H. Lynn Page	710,902	11,515		1,500	723,917	*
Thomas J. Prescott	56,356	—		17,322	1,215,960	*
J. Neal Purcell	14,578	—		1,500	16,078	*
Melvin T. Stith	9,220	126		1,500	10,846	*
Philip W. Tomlinson	82,185	—		—	82,185	*
William B. Turner, Jr.	21,563	388,565		1,500	411,628	*
James D. Yancey	1,032,446	87,532		1,500	2,886,096	1
Directors and Executive Officers as a Group (23 persons)	5,891,627	5,262,028		283,508	24,330,101	7.1

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown in the table above for the directors and executive officers of Synovus listed below include the following shares as of December 31, 2007: (a) under the heading “Stock Options” the number of shares of Synovus stock that each individual had the right to acquire within 60 days through the exercise of stock options, and (b) under the heading “Pledged Shares” the number of shares of Synovus stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	1,482,421	9,675
James H. Blanchard	4,931,623	1,017,000
Frederick L. Green, III	331,558	—
Gardiner W. Garrard, Jr.	—	285,427
G. Sanders Griffith, III	1,286,348	—
V. Nathaniel Hansford	—	80,000
Elizabeth R. James	1,148,246	—
Mason H. Lampton	—	189,535
Elizabeth C. Ogie	—	221,699
H. Lynn Page	—	66,468
Thomas J. Prescott	1,142,282	—
William B. Turner, Jr.	—	50,000
James D. Yancey	1,764,618	241,228

In addition, the other executive officers of Synovus had rights to acquire an aggregate of 805,842 shares of Synovus stock within 60 days through the exercise of stock options and had an aggregate of 27,927 shares of Synovus stock that were pledged, including shares held in margin accounts.

(2)	Includes 15,280 shares of Synovus stock held in a trust for which Mr. Goodrich is not the trustee. Mr. Goodrich disclaims beneficial ownership of these shares.

(3)	Includes 684,052 shares held by a family limited partnership for which Mr. Hansford’s spouse is one of the general partners. Mr. Hansford disclaims beneficial ownership of these shares.

(4)	Includes 176,187 shares of Synovus stock held in a trust for which Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of these shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the rules of the SEC. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 4 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements and of the effectiveness of Synovus’ internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2007;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

The Audit Committee
J. Neal Purcell, Chair
Elizabeth W. Camp
H. Lynn Page
Melvin T. Stith

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2007 and December 31, 2006 and fees billed for other services rendered by KPMG during those periods. All amounts include fees for services provided to TSYS by KPMG. On December 31, 2007, Synovus completed the spin-off to its shareholders of the shares of TSYS stock formerly owned by Synovus (“Spin-Off”).

	2007	2006

Audit Fees(1)	$3,837,000	$3,408,000
Audit Related Fees(2)	1,747,000	1,965,000
Tax Fees(3)	490,000	495,000
All Other Fees	-0-	-0-

Total	$6,074,000	$5,868,000

(1)	Audit fees represent fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters, and audit or attestation services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of fees for accounting research, certain agreed upon procedures engagements, certain internal control reports, employee benefit plan audits and due diligence services related to acquisitions.

(3)	Tax fees consisted of fees for tax compliance/preparation and tax consultation services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis describes our compensation program for the executive officers named in the Summary Compensation Table on page 28 (“named executive officers”). Specifically, the Compensation Discussion and Analysis addresses:

•	the objectives of our compensation program (found in the section entitled “Compensation Philosophy and Overview”);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Overview”);

•	each element of compensation (set forth in the section entitled “Primary Elements of Compensation”);

•	why each element was chosen (described with each element of compensation including base pay, short-term incentives and long-term incentives);

•	how amounts and formulas for pay are determined (also described with each element of compensation including base pay, short-term incentives and long-term incentives); and

•	how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Benchmarking”).

For information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Committees of the Board” on page 4.

Compensation Philosophy and Overview

Synovus has established a compensation program for our executives that is competitive, performance-oriented and designed to support our strategic goals. The goals and objectives of our compensation program are described below.

Synovus’ executive compensation program is designed to compete in the markets in which we seek executive talent. We believe that we must maintain a competitive compensation program that allows us to recruit and retain top level executive talent and that will prevent our executives from being recruited from us. Our compensation program is also designed to be performance-oriented. A guiding principle in developing our compensation program has been “average pay for average performance — above-average pay for above-average performance.” As a result, a significant portion of the total compensation of each executive is at risk based on short and long-term performance. Because of our emphasis on performance, we also believe that compensation generally should be earned by executives while they are actively employed and can contribute to Synovus’ performance.

Synovus’ compensation program is also designed to support corporate strategic goals, including growth in earnings and growth in shareholder value. As described in more detail below, earnings growth is the primary driver of our short-term incentive program and growth in shareholder value is the primary driver of our long-term incentive program. Synovus believes that the high degree of performance orientation and the use of goals based upon growth in earnings and growth in shareholder value in our incentive plans aligns the interests of our executives with the interests of our shareholders. In addition, Synovus has adopted stock ownership guidelines and a “hold until retirement” provision in connection with our equity compensation programs, which further align our executives’ interests with the interests of our shareholders.

Primary Elements of Compensation

There are three primary elements of compensation in Synovus’ executive compensation program: base pay, short-term incentive compensation and long-term incentive compensation. Short-term and long-term incentive compensation are tied directly to performance. Short-term incentive compensation is based upon Synovus’ fundamental operating performance measured over a one-year period, while long-term incentive compensation is based upon Synovus’ total shareholder return measured over a three-year period. Synovus has not established a specific targeted “mix” of compensation between base pay and short-term and long-term incentives. However, both short-term and long-term incentives are based upon percentages or multiples of base pay. If both short-term and long-term incentives are paid at target, long-term incentives are the largest portion of an executive’s total compensation package. For example, if short-term and long-term incentives are paid at target, long-term incentives would constitute almost fifty percent of an executive’s total compensation package, thereby illustrating our emphasis on performance and growth in shareholder value.

Base Pay.  Base pay is seen as the amount paid to an executive for performing his or her job on a daily basis. To ensure that base salaries are competitive, Synovus targets base pay at the median (e.g., the 50th percentile) of the market for similarly situated positions, based upon each executive’s position and job responsibilities. The market used by Synovus for benchmarking base pay is banks with similar asset size as Synovus. From a list of competitor banks, Synovus selects the 12 banks with higher asset size and the 12 banks with lower asset size as the appropriate companies against which to benchmark base pay (the “Peer Companies”). For 2007, the Peer Companies were: Associated Banc-Corp., Bok Financial Group, Citizens Republic Bancorp, Inc., City National Corp., Colonial Bancgroup, Inc., Comerica Inc., Commerce Bancorp, Inc., Commerce Bancshares, Inc., Compass Bancshares, Inc., Cullen/Frost Bankers Inc., First Citizens BancShares, Inc., First Horizon National Corp., Fulton Financial Corp., Huntington Bancshares, Inc., Marshall & Ilsley Corp., M&T Bank Corp., Mellon Financial Corp., Popular, Inc., Sky Financial Group, Inc., The South Financial Group, Inc., TCF Financial Corp., TD Banknorth Inc., Unionbancal Corp. and Zions Bancorporation.

When establishing base salaries, the Committee compares each executive’s current base pay to the market median for that position using proxy information from the Peer Companies. For certain positions for which there is no clear market match in the benchmarking data, Synovus uses a blend of two or more positions from the benchmarking data. The Committee also reviews changes in the benchmarking data from the previous year. The Committee then uses this data to establish a competitive base salary for each executive. For example, an executive whose base salary is below the benchmarking target for his or her position may receive a larger percentage increase than an executive whose base salary exceeds the benchmarking target for his or her position.

In addition to market comparisons of similar positions at the Peer Companies, individual performance may affect base pay. For example, an executive whose performance is not meeting expectations may receive no increase in base pay or a smaller base pay increase in a given year. On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Base pay is not directly related to Synovus’ performance, except over the long term since asset size is used in benchmarking base pay against the Peer Companies. Comparison of an executive’s base salary to the base salaries of other Synovus executives may also be a factor in establishing base salaries, especially with respect to positions for which there is no clear market match in the base pay benchmarking data. For 2007, all of the base pay increases for the named executive officers were calculated taking into account the market data described above as well as existing base salaries, the 2007 merit budget, internal pay equity, individual performance, experience, time in position and retention needs. Because of the process we use to establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position.

Short-Term Incentives.  In addition to base salary, our executive compensation program includes short-term incentive compensation. We have elected to pay short-term incentive compensation in order to (1) provide an incentive for executives to meet our short-term earnings goals, and (2) ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation.

Our short-term incentive program is tied directly to our fundamental operating performance measured over a one-year period. Each year, the Committee establishes a target for percentage change in earnings per share (“EPS”). The target is generally set at the EPS guidance that has been publicly disclosed by Synovus. A target goal of 100% equates to a “market” award, which is a typical short-term incentive award for similar positions at the Peer Companies, expressed as a percentage of base salary earned during the year (“base earnings”). Actual short-term incentive targets for 2007 were set taking into account median market data at the Peer Companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The target short-term incentive percentage for Mr. Anthony is 100% of base earnings, the target short-term incentive percentage for Mr. Green is 85% of base earnings and the target short-term incentive percentage for Synovus’ other named executive officers is 70% of base earnings.

The amount of a short-term incentive award can range from zero to 200% of a target grant in accordance with a schedule approved by the Committee each year. For 2007, the Committee approved the following schedule:

EPS Percentage Change	Percent of Target Bonus Paid

6.0%	200%
5.7%	175%
5.0%	150%
4.4%	125%
4.0%	100%
3.4%	90%
2.7%	75%
2.1%	60%
1.4%	50%
0.7%	40%
0.0%	20%
Below 0.0%	0%

Although the target EPS percentage change goal set by the Committee is generally based upon the EPS guidance which has been publicly disclosed by Synovus calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), from time to time the target percentages are based on non-GAAP EPS percentages for purposes of determining short-term incentive compensation because of unusual events that could occur during the year. These events include, but are not limited to, changes in accounting and regulatory standards, changes in tax rates and laws, charges for corporate or workforce restructurings, dilution to EPS resulting from acquisitions and divestitures, expenses or income associated with the conversion or deconversion of a major TSYS customer and other similar events and for 2007, reductions in net income or charges resulting from the Spin-Off.

As is common practice in the market, short-term incentives are paid in a lump-sum cash payment as soon as practicable in the year following the performance year, usually no later than January 31. Under the short-term incentive plan, the Committee has the right to exercise downward discretion and reduce the amount that would otherwise be awarded under the above schedule. For example, the short-term incentive awards can be reduced to reflect individual or business unit performance, to exclude unanticipated, non-recurring gains, or for affordability (reduced in order to fund another expense, such as other incentive compensation or retirement plans). Because Synovus did not attain the minimum EPS percentage change level required under the above schedule, no short-term incentive awards were paid to the named executive officers for 2007.

Long-Term Incentives.  Our executive compensation program also includes long-term incentive compensation, which is paid in equity in Synovus. We have elected to pay long-term incentive compensation in order to: (1) provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value; (2) align the interests of executives with shareholders by awarding executives equity in Synovus; and (3) ensure a competitive compensation program given the market prevalence of long-term incentive compensation.

Synovus’ long-term incentive plan awards equity to executives based upon Synovus’ performance, as measured by total shareholder return (“TSR”), over a three-year period. We use a three-year period to measure performance for purposes of our long-term incentive awards in order to reduce the impact of unusual events that may occur in a given year.

Under Synovus’ long-term incentive program, TSR is measured in two ways: (1) absolute TSR; and (2) TSR compared to Synovus’ competitors. TSR for each measurement period is calculated by dividing Synovus’ stock price appreciation and dividends paid by the beginning stock price. We use both measures of shareholder return because we believe shareholders are interested both in how Synovus’ shareholder return compares to its competitors, as well as their actual return on their investment. The competitors, for purposes of long-term incentives, are the banks in the Keefe, Bruyette and Woods 50 Index (“KBW 50”). Synovus selected the KBW 50 for awarding long-term incentives to ensure that the companies are chosen by an independent third party and to provide consistency from year to year in the assessment of long-term performance for incentive purposes.

The amount of long-term incentives awarded to executives each year is based upon a performance grid approved by the Committee. The performance grid has been in place substantially in its current form for over a decade. This grid is reproduced below showing the absolute TSR over the three preceding calendar years as the horizontal measurement and the percentile performance of Synovus against the KBW 50 over the three preceding calendar years as the vertical measurement.

Payout as a Percent of Target

Percentile of 3-year
SNV TSR
vs. KBW 50
90th	50%	100%	150%	200%	250%

70th	50%	100%	125%	150%	200%

50th	50%	75%	100%	125%	150%

30th	50%	50%	75%	100%	100%

<30th	50%*	50%	50%	75%	75%

	<4%	4%	8%	10%	16%

	3-Year Annualized Synovus TSR

*	Long-term incentives are awarded at 50% of target and solely in stock options as described below.

The award percentages in the performance grid are multiplied by the amount of a target long-term incentive award, which is expressed as a percentage of base salary at the time the award is made. Actual long-term incentive targets are established taking into account market median data at the Peer Companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The target long-term incentive percentage for

Mr. Anthony is 200% of base earnings, the target long-term incentive percentage for Mr. Green is 175% of base earnings and the target long-term incentive percentage for Synovus’ other named executive officers is 150% of base earnings.

Synovus believes that there are advantages and disadvantages to every form of equity award. As a result, awards payable under the performance grid are generally paid 50% in restricted stock and 50% in stock options, but the Committee has the discretion to vary the form of the award as needed for accounting, tax or other reasons. The 50%/50% “split” in equity awarded is based upon the estimated overall value of the award as of the date of grant (a stock option is estimated to be equal to one-third the value of a restricted stock award).

In the event that Synovus’ TSR falls within the bottom left-hand corner of the payout grid (i.e., Synovus’ annualized TSR is less than 4% and is also less than the 30th percentile compared to the KBW 50) for a particular year, executives will be awarded 50% of a target long-term incentive award, awarded solely in Synovus stock options, issued at fair market value (i.e., closing price) on the effective date of the award. The Committee believes that executives should receive a stock option grant even if Synovus’ TSR falls within this category because competitor companies would make such a grant and the stock price must appreciate from that point in order for the executive to benefit from the grant.

Because the Committee may take action to approve equity awards on or near the date that Synovus’ annual earnings are released, the Committee has established the last business day of the month in which earnings are released as the grant date for equity awards to ensure that the annual earnings release has time to be absorbed by the market before equity awards are granted and stock option exercise prices are established. Synovus released its annual earnings on January 17, 2007. The Committee met on January 24, 2007 to approve stock option and restricted stock awards to the named executive officers effective January 31, 2007. As a result, the grant date for long-term incentive awards (stock options and restricted stock awards) was January 31, 2007. The closing price of Synovus stock on January 31, 2007 was used as the exercise price for stock options and to determine the FAS 123(R) accounting expense and was also used for disclosure in the compensation tables in this Proxy Statement.

In 2007, long-term incentive equity awards were granted to Synovus’ named executive officers pursuant to the above grid based upon the 2004-2006 performance period. For this performance period, Synovus’ annualized TSR was 4.91% and Synovus’ TSR was in the 16th percentile of the KBW 50. Under the grid, this resulted in a long-term incentive award equal to 50% of target. The equity awards made to Synovus’ named executive officers in 2007 are set forth in the “All Other Stock Awards” and “All Other Option Awards” columns in the Grant of Plan-Based Awards Table. The Committee granted all of the named executive officers 50% stock options and 50% restricted stock awards.

In addition to the annual long-term incentive awards awarded pursuant to the performance grid described above, the Committee has granted other long-term incentive awards in certain circumstances. For example, the Committee made restricted stock awards grants to Messrs. Anthony and Green in 2005 to reflect their promotions and to serve as a vehicle for retaining their services in their new roles. The award to Mr. Green vests 20% a year for five years based upon continued service. Although the grant to Mr. Anthony was awarded primarily for retention, the Committee approved a performance-based grant to link his award to a threshold level of performance. The award to Mr. Anthony vests over a five to seven year period. The Committee establishes performance measures each year during the seven year vesting period and, if the performance measure is attained for a particular year, 20% of the award vests. The performance measure established for 2007 was 75% of the EPS percentage change established under Synovus’ short-term incentive plan. Because Synovus did not attain the EPS growth measure established for 2007, none of the performance-based restricted stock granted to Mr. Anthony vested during 2007.

The Committee also awarded “challenge grant” stock options to Messrs. Anthony, Prescott and Griffith and Ms. James in 2000. The challenge grants were significant in size, with each of the preceding named executive officers receiving a grant of 400,000 stock options, which number of options was adjusted in connection with the Spin-Off. The challenge grants were designed to provide these executives with an incentive for exceptional growth in shareholder return, as well as to retain the services of the executives who received the grants for a significant period of time. The challenge grants vest in equal installments if the fair market value of Synovus stock exceeds $40, $45 and $50 per share or on June 29, 2007 if the stock price targets are not attained prior to such date and the named executives remain in the continuous employment of Synovus through such date. The challenge grants vested on June 29, 2007 because each of the named executive officers remained in the continuous employment of Synovus through such date.

Benchmarking

As described above, Synovus benchmarks base salaries and “market” short-term and long-term incentive target awards with the Peer Companies. Synovus also benchmarks total compensation (base salary, short-term incentives and long-term incentives) of its executives. Synovus uses the Peer Companies for benchmarking total compensation, as well as external market surveys. Synovus uses a three-year look back of the total compensation benchmark data to reduce the impact of short-term fluctuations in the data which may occur from year to year. When reviewing the total compensation benchmarking data, Synovus focuses on total compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon Synovus’ performance results due to the program’s performance orientation. For example, over the past five years, Synovus’ long-term incentive awards have been below-target for four of the five years and above-target for one year. Although these awards result in compensation amounts for Synovus’ executives that could be considered below market in total, the Committee believes the amount of compensation paid to its executives is appropriate given Synovus’ shareholder return during this five-year period.

Perquisites

Perquisites are a very small part of our executive compensation program. Perquisites are not tied to performance of Synovus. Perquisites are offered to align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus are set forth in footnotes (5) and (6) of the Summary Compensation Table. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

Employment Agreements

Synovus does not generally use employment agreements with respect to its executives, except in unusual circumstances such as acquisitions. None of the named executive officers have employment agreements.

Retirement Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand, difficult to communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offers three qualified defined contribution retirement plans to its employees: a money purchase pension plan, a profit sharing plan and a 401(k) savings plan.

The money purchase pension plan has a fixed 7% of compensation employer contribution every year. The profit sharing plan and any employer contribution to the 401(k) savings plan are tied directly to Synovus’ performance. There are opportunities under both the profit sharing plan and the 401(k) savings plan for employer contributions of up to 7% of compensation based upon the achievement of EPS growth goals. Based upon Synovus’ performance for 2007, Synovus’ named executive officers did not receive a contribution under the profit sharing plan or 401(k) savings plan. The retirement plan contributions for 2007 are included in the “All Other Compensation” column in the Summary Compensation Table.

In addition to these plans, the Synovus Deferred Compensation Plan (“Deferred Plan”) replaces benefits lost under the qualified plans due to legal limits imposed by the IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are generally the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer contribution to the Deferred Plan for 2007 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table and the earnings on the Deferred Plan accounts during 2007 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table and in the “All Other Compensation” column in the Summary Compensation Table.

Post-Termination Compensation Philosophy

Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance as described above. Synovus has entered into limited post-termination arrangements when appropriate, such as the change of control agreements which are described in the “Potential Payouts Upon Termination or Change of Control” section. Synovus chose to enter into change of control arrangements with its executives: (1) to ensure the retention of executives and an orderly transition during a change of control; (2) to ensure that executives would be financially protected in the event of a change of control so they continue to act in the best interests of Synovus while continuing to manage Synovus during a change of control; and (3) to ensure a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent.

Stock Ownership/Retention Guidelines

To align the interests of its executives with shareholders, Synovus has implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain either five, four or three times the amount of their base salary in Synovus stock. Synovus’ Chief Executive Officer is required to maintain five times his base salary, the President four times his base salary and the other executive officers three times their base salaries. The guidelines are recalculated at the beginning of each calendar year. The guidelines were initially adopted January 1, 2004 and executives had a five-year grace period to fully achieve the guidelines with an interim three-year goal. Until the guidelines are achieved, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Compensation Committee. All executives are currently in compliance with the guidelines.

Synovus has also adopted a “hold until retirement” provision. Under this provision, executives that have attained the stock ownership guidelines described above are also required to retain ownership of 50% of all stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs) until their retirement or other termination of employment. The “hold until retirement” provision applies to all unexercised stock options and unvested restricted stock awards. Synovus believes that the “hold until retirement” requirement further aligns the interests of its executives with shareholders.

Tally Sheets

The Committee has reviewed tally sheets for each of Synovus’ named executive officers. The tally sheets add up all forms of compensation for each officer and also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. The tally sheets are used to provide the Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are reasonable or excessive. Although the tally sheets are not used to benchmark total compensation with specific companies, the Committee considers total compensation paid to executives at other companies in considering the reasonableness of our executives’ total compensation. After reviewing the tally sheets, the Committee determined that the total compensation amounts are fair, reasonable and competitive.

Other Policies

Restatements.  Synovus does not have a formal policy regarding the recovery of awards or payouts in the event the financial statements upon which Synovus’ performance measurements are based are restated or otherwise adjusted in a manner that could reduce the size of an award. Synovus believes that the decision of whether a recovery is appropriate would depend upon the facts and circumstances surrounding the restatement or adjustment.

Tax Considerations.  We have structured most forms of compensation paid to our executives to be tax deductible. For example, Internal Revenue Code Section 162(m) limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. The base salaries of all of our named executive officers are tax-deductible because they are less than $1 million. In addition, the short-term and long-term incentive plans have been approved by shareholders and awards under these plans are designed to qualify as “performance-based” compensation to ensure deductibility under Code Section 162(m). We reserve the right to provide compensation which is not tax-deductible, however, if we believe the benefits of doing so outweigh the loss of a tax deduction. The only form of executive compensation not currently tax-deductible by Synovus is the personal use of corporate aircraft. We believe that a small amount of personal use each year is an appropriate perquisite for our executives, despite the loss of a tax deduction.

In general, Synovus does not “gross-up” its officers for taxes that are due with respect to their compensation. An example of an exception to this rule is for excise taxes that may be due with respect to the change of control agreements, as described above.

Accounting Considerations.  We account for all compensation paid in accordance with GAAP. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

Board Fees.  During 2007, executives who served on the Boards of Directors of Synovus and its subsidiaries were paid the same cash director fees as those paid to non-executive directors and were also entitled to participate in Synovus’ Director Stock Purchase Plan, which is described under “Equity Compensation of Directors.” However, directors who are also executives did not receive the equity compensation that is granted to non-executive directors of Synovus and TSYS. Although paying cash director fees to named executives who serve on Boards of Directors is not the prevalent market practice, it has been the historical practice at Synovus for many years and constituted a small portion of affected executive’s total compensation amount. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table. As described below, the payment of cash director fees to named executives was eliminated effective January 1, 2008.

Conclusion

For the reasons described above, we believe that each element of compensation offered in our executive compensation program, and the total compensation delivered to each named executive officer, is fair, reasonable and competitive.

Significant Events After December 31, 2007

The Committee granted stock options and restricted stock awards to Synovus’ named executive officers effective January 31, 2008 in accordance with the performance grid discussed under “Long-Term Incentives” above. The awards, which were made based upon Synovus’ TSR for the 2005-2007 performance period, were made at 50% of target. Messrs. Anthony, Prescott and Green and Ms. James were each granted stock option awards of 131,872, 44,046, 66,391 and 44,501 shares, respectively, at an exercise price of $13.18, the closing price of Synovus stock on January 31, 2008. In addition, Messrs. Anthony, Prescott and Green and Ms. James were each granted restricted stock unit awards of 32,968, 11,011, 16,598 and 11,125 shares, respectively, effective January 31, 2008. The stock options and restricted stock unit awards vest over a three year period, in equal annual installments of one-third each, on January 31, 2009, January 31, 2010 and January 31, 2011.

The Committee also awarded special retention stock options to Synovus’ named executive officers effective January 31, 2008. The retention stock options were awarded to retain key executives following the Spin-Off and to align and mobilize the executives as a team. Messrs. Anthony, Prescott and Green and Ms. James were awarded 750,000, 225,000, 400,000 and 225,000 shares, respectively, at an exercise price of $13.18, the closing price of Synovus stock on January 31, 2008. The stock option awards vest over a five-year period, with one-third of each award vesting on January 31, 2011, January 31, 2012 and January 31, 2013. All of these awards will be described in detail in next year’s Proxy Statement.

Effective January 1, 2008, the Committee increased the base salaries of Messrs. Anthony and Green and Ms. James by $59,200, $62,100 and $40,000, respectively. The amount of the increase was equal to the amount of Board of Director fees foregone by each executive as a result of the decision to eliminate the payment of cash director fees to named executives effective January 1, 2008.

COMPENSATION COMMITTEE REPORT

Synovus’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
V. Nathaniel Hansford, Chair
T. Michael Goodrich
Mason H. Lampton

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last two fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for either of these fiscal years. The short-term incentive amounts paid to the named executives for these two fiscal years, if any, are set forth in the “Non-Equity Incentive Plan Compensation” column. Synovus’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because, as described in the Compensation Discussion and Analysis, Synovus has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions and earnings for the named executive officers for these two fiscal years are set forth in the “All Other Compensation” column.

							Change in
							Pension
							Value and
							Nonquali-
							fied
						Non-Equity	Deferred
						Incentive	Compen-	All Other
				Stock	Option	Plan Com-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	pensation	Earnings	sation		Total
Position	Year	($)	($)	($)(1)	($)(2)	($)	($)	($)		($)

Richard E. Anthony	2007	$869,000	—	$453,875	$743,449	$-0-	—	$369,963	(3)(4)(5)(6)	$2,436,287
Chairman of the
Board and Chief	2006	819,000	—	615,086	728,840	1,433,250	—	447,929		4,044,095
Executive Officer

Thomas J. Prescott	2007	387,000	—	200,383	334,915	-0-	—	120,490	(4)(5)(6)	1,042,788
Executive Vice
President and Chief	2006	364,000	—	148,830	496,636	445,900	—	173,368		1,628,734
Financial Officer

Frederick L. Green, III	2007	500,000	—	355,822	157,675	-0-	—	180,801	(3)(4)(5)	1,194,298
President and Chief
Operating Officer	2006	408,333	—	297,054	124,443	522,083	—	235,482		1,587,395

G. Sanders Griffith, III(7)	2007	429,000	—	234,109	360,204	-0-	—	79,795	(4)(5)(6)	1,103,108
Senior Executive
Vice President, General	2006	413,000	—	175,280	517,609	505,925	—	141,925		1,753,739
Counsel and Secretary

Elizabeth R. James	2007	391,000	—	209,348	339,689	-0-	—	160,080	(3)(4)(5)(6)	1,100,117
Vice Chairman,
Chief People Officer and Secretary	2006	375,500	—	156,073	502,520	459,988	—	202,954		1,697,035

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the last two fiscal years in accordance with SFAS 123(R) and include amounts from awards granted during these two fiscal years and prior to 2006. For a discussion of the restricted stock awards reported in this column, see Note 15 of Notes to Consolidated Financial Statements in the Financial Appendix.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the last two fiscal years in accordance with SFAS 123(R) and include amounts from awards granted during these two fiscal years and prior to 2006. For a discussion of the assumptions made in the valuation of the stock option awards reported in this column, see Note 15 of Notes to Consolidated Financial Statements in the Financial Appendix.

(3)	Amount includes director fees paid in cash of $99,200, $62,100 and $40,000 for Messrs. Anthony and Green and Ms. James, respectively, in connection with their service as directors and/or advisory directors of Synovus and certain of its subsidiaries; matching contributions under the Synovus and TSYS Director Stock Purchase Plans of $20,000 for Mr. Anthony; and matching contributions under the Synovus Director Stock Purchase Plan of $10,000 for each of Mr. Green and Ms. James.

(4)	Amount includes allocations to qualified defined contribution plans of $15,750 for each executive; allocations (including earnings) to nonqualified deferred compensation plans of $218,573, $89,946, $77,872, $50,715 and $70,441 for Messrs. Anthony, Prescott, Green and Griffith and Ms. James, respectively.

(5)	Amount includes the costs incurred by Synovus in connection with providing the perquisite of an automobile allowance. Amount also includes the incremental cost to Synovus for reimbursement of country club dues, if any, and the incremental cost to Synovus for personal use of the corporate aircraft. Amounts for these items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.

(6)	In addition to the items noted in footnote (5), the amount also includes the costs incurred by Synovus in connection with providing the perquisite of reimbursement for financial planning and the incremental cost to Synovus, if any, of security alarm monitoring. These items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.

(7)	Mr. Griffith was employed by Synovus during 2007 but resigned effective January 1, 2008 to join TSYS.

GRANTS OF PLAN-BASED AWARDS
for the Year Ended December 31, 2007

The table below sets forth the short-term incentive compensation (payable in cash) and long-term incentive compensation (payable in the form of restricted stock awards and stock options) awarded to the named executive officers for 2007.

									All Other	All Other
									Stock	Option
									Awards:	Awards:
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Number of	Exercise or	Grant Date
			Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards			of Shares	Securities	Base Price	Fair Value
		Action	Thresh-			Thresh-		Maxi-	of Stock	Underlying	of Option	of Stock and
	Grant	Date	old	Target	Maximum	old	Target	mum	or Units	Options	Awards	Option
Name	Date	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	Awards

Richard E. Anthony	1-31-07	1-24-07							12,825	—	—	$409,502
	1-31-07	1-24-07							—	38,475	$31.93	277,790
			$0	$869,000	$1,738,000	—	—	—
Thomas J. Prescott	1-31-07	1-24-07							4,275	—	—	136,501
	1-31-07	1-24-07							—	12,825	31.93	92,597
			0	270,900	541,800	—	—	—
Frederick L. Green, III	1-31-07	1-24-07							4,959	—	—	158,341
	1-31-07	1-24-07							—	14,876	31.93	107,405
			0	425,000	850,000	—	—	—
G. Sanders Griffith, III	1-31-07	1-24-07							4,850	—	—	154,861
	1-31-07	1-24-07							—	14,551	31.93	105,058
			0	300,300	600,600	—	—	—
Elizabeth R. James	1-31-07	1-24-07							4,410	—	—	140,811
	1-31-07	1-24-07							—	13,230	31.93	95,521
			0	273,700	547,400	—	—	—

(1)	The Synovus Compensation Committee met on January 24, 2007 and approved the grant of restricted stock awards and stock options to the named executive officers effective January 31, 2007.

(2)	The amounts shown in this column represent the minimum, target and maximum amounts payable under Synovus’ Executive Cash Bonus Plan for 2007. Awards are paid in cash and are based upon attainment of adjusted earnings per share percentage change goals. No award was earned for 2007.

(3)	The number set forth in this column reflects the number of shares of restricted stock awarded to each executive during 2007. The restricted stock awards vest over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the date of grant. Vesting is based upon continued employment through the vesting date. Dividends are paid on the restricted stock award shares. This reflects long-term incentive equity awards for the 2004-2006 performance period.

(4)	The number set forth in this column reflects the number of stock options granted to each executive during 2007. The stock option awards vest over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the date of grant. Vesting is based upon continued employment through the vesting date. This reflects long-term incentive equity awards for the 2004-2006 performance period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2007

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan	Equity
			Equity					Awards:	Incentive
			Incentive			Number		Number of	Plan
			Plan			of		Unearned	Awards:
			Awards:			Shares	Market	Shares,	Market or
	Number of	Number of	Number of			or Units	Value of	Units or	Payout Value
	Securities	Securities	Securities			of Stock	Shares or	Other	of Unearned
	Underlying	Underlying	Underlying			That	Units of	Rights	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	That	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	(#)	($)(1)	Date	(#)(2)	($)(2)	(#)(2)	($)(2)

Richard E. Anthony(3)	127,749	—	—	$10.69	02/08/2009	—	—	38,032	$398,195
	34,718	—	—	8.44	01/19/2010	21,690	$227,094	—	—
	856,347	—	—	8.27	06/28/2010	12,825	134,278	—	—
	27,356	—	—	12.35	01/16/2011	—	—	—	—
	49,685	—	—	12.38	04/28/2012	—	—	—	—
	97,666	—	—	12.01	01/20/2014	—	—	—	—
	—	122,130	—	12.53	01/20/2015	—	—	—	—
	69,657	139,308	—	12.93	01/30/2016	—	—	—	—
	—	82,369	—	14.92	01/31/2017	—	—	—	—
Thomas J. Prescott(4)	44,894	—	—	10.69	02/08/2009	4,446	46,550	—	—
	24,425	—	—	8.44	01/19/2010	8,601	90,052	—	—
	856,347	—	—	8.27	06/28/2010	4,275	44,759	—	—
	34,108	—	—	12.35	01/16/2011	—	—	—	—
	33,324	—	—	12.38	04/28/2012	—	—	—	—
	56,229	—	—	12.01	01/20/2014	—	—	—	—
	—	28,557	—	12.53	01/20/2015	—	—	—	—
	27,624	55,240	—	12.93	01/30/2016	—	—	—	—
	—	27,456	—	14.92	01/31/2017	—	—	—	—
Frederick L. Green, III(5)	76,649	—	—	10.69	02/08/2009	4,684	49,041	—	—
	42,802	—	—	8.44	01/19/2010	15,660	163,960	—	—
	34,108	—	—	12.35	01/16/2011	9,081	95,078	—	—
	21,631	—	—	12.38	04/28/2012	4,959	51,921	—	—
	35,928	—	—	12.01	01/20/2014	—	—	—	—
	21,408	—	—	11.65	02/02/2014	—	—	—	—
	—	30,083	—	12.53	01/20/2015	—	—	—	—
	29,168	58,327	—	12.93	01/30/2016	—	—	—	—
	—	31,847	—	14.92	01/31/2017	—	—	—	—
G. Sanders Griffith, III(6)	107,311	—	—	10.69	02/08/2009	5,341	55,920	—	—
	58,400	—	—	8.44	01/19/2010	10,055	105,276	—	—
	856,347	—	—	8.27	06/28/2010	4,850	50,780	—	—
	46,187	—	—	12.35	01/16/2011	—	—	—	—
	41,353	—	—	12.38	04/28/2012	—	—	—	—
	67,475	—	—	12.01	01/20/2014	—	—	—	—
	—	34,303	—	12.53	01/20/2015	—	—	—	—
	32,296	64,582	—	12.93	01/30/2016	—	—	—	—
	—	31,151	—	14.92	01/31/2017	—	—	—	—
Elizabeth R. James(7)	40,515	—	—	10.69	02/08/2009	4,754	49,774	—	—
	22,029	—	—	8.44	01/19/2010	8,955	93,759	—	—
	856,347	—	—	8.27	06/28/2010	4,410	46,173	—	—
	35,527	—	—	12.35	01/16/2011	—	—	—	—
	36,354	—	—	12.38	04/28/2012	—	—	—	—
	59,978	—	—	12.01	01/20/2014	—	—	—	—
	—	30,533	—	12.53	01/20/2015	—	—	—	—
	28,761	57,516	—	12.93	01/30/2016	—	—	—	—
	—	28,323	—	14.92	01/31/2017	—	—	—	—

(1)	The exercise price and number of Synovus stock options were adjusted in connection with the Spin-Off so that, immediately following the Spin-Off, each named executive officer had approximately the same “spread” (the difference between the fair market value of a stock option and the option’s exercise price) with respect to each stock option award. The conversion ratio was determined using a formula based on Synovus’ closing price on the NYSE immediately proceeding the Spin-Off and Synovus’ average volume-weighted trading price on the NYSE for the 10 trading days immediately following the Spin-Off. Except for the adjustments to the exercise price and number of shares to reflect the Spin-Off, all other terms and conditions of the stock options remain the same.

(2)	In connection with the Spin-Off, each named executive officer received .483921 of a share of TSYS stock for each share of Synovus restricted stock held by the executive. The TSYS stock received by each executive in connection with the Spin-Off is subject to the same restrictions and conditions as the Synovus restricted stock. As a result of this distribution of TSYS stock, as of December 31, 2007, Mr. Anthony held 35,106 restricted shares of TSYS with a market value of $982,968, Mr. Prescott held 8,301 restricted shares of TSYS with a market value of $232,428, Mr. Green held 16,637 restricted shares of TSYS with a market value of $465,836, Mr. Griffith held 9,796 restricted shares of TSYS with a market value of $274,288, and Ms. James held 8,787 restricted shares of TSYS with a market value of $245,476.

(3)	With respect to Mr. Anthony’s unexercisable stock options, the 122,130 share grant vests on January 21, 2008, the 139,308 share grant vests in equal installments on January 31, 2008 and January 31, 2009 and the 82,369 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 122,130, 139,308 and 82,369 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Anthony’s 21,690 share restricted stock award that has not vested, the award vests in equal installments on January 31, 2008 and January 31, 2009, and the 12,825 restricted share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. In addition, the performance-based restricted stock award of 63,386 shares granted to Mr. Anthony in 2005 vests as follows: the restricted shares have seven one-year performance periods (2005-2011). During each performance period, the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest. As of December 31, 2007, 38,032 of the 63,386 restricted shares had not vested.

(4)	With respect to Mr. Prescott’s unexercisable stock options, the 28,557 share grant vests on January 21, 2008, the 55,240 share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 27,456 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 28,557, 55,240 and 27,456 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Prescott’s restricted stock awards that have not vested, the 4,446 restricted share grant vests on January 21, 2008, and the 8,601 restricted share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 4,275 restricted share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010.

(5)	With respect to Mr. Green’s unexercisable stock options, the 30,083 share grant vests on January 21, 2008, the 58,327 share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 31,847 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 30,083, 58,327 and 31,847 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Green’s restricted stock awards that have not vested, the 4,684 restricted share grant vests on January 21, 2008, the 15,660 restricted share grant vests in equal installments on January 21, 2008, January 21, 2009 and January 21, 2010, the 9,081 restricted share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 4,959 restricted share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010.

(6)	With respect to Mr. Griffith’s unexercisable stock options, the 34,303 share grant vests on January 21, 2008, the 64,582 share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 31,151 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 34,303, 64,582 and 31,151 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Mr. Griffith’s restricted stock awards that have not vested, the 5,341 restricted share grant vests on January 21, 2008, the 10,055 restricted share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 4,850 restricted share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010.

(7)	With respect to Ms. James’ unexercisable stock options, the 30,533 share grant vests on January 21, 2008, the 57,516 share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 28,323 share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010. The 30,533, 57,516 and 28,323 share grants also vest upon retirement, death or disability, a change of control, or upon an involuntary termination not for cause. With respect to Ms. James’ restricted stock awards that have not vested, the 4,754 restricted share grant vests on January 21, 2008, the 8,955 restricted share grant vests in equal installments on January 31, 2008 and January 31, 2009, and the 4,410 restricted share grant vests in equal installments of one-third each on January 31, 2008, January 31, 2009 and January 31, 2010.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

Synovus has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of Synovus’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of Synovus, or a merger of Synovus with another company if the former shareholders of Synovus own less than 60% of the surviving company. For purposes of these agreements, a constructive termination is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefit plans.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts are paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three year period following the second triggering event. In addition, each executive will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2007.

		Average	Pro-Rata
		3-Yrs	Target
	3x	Short-Term	Short-Term	Health &	Stock	Stock	Excise Tax
	Base	Incentive	Incentive	Welfare	Award	Option	Gross-
	Salary	Award	Award	Benefits	Vesting	Vesting(1)	up(2)	Total

Richard E. Anthony	$2,607,000	$3,693,336	$869,000	$56,772	$1,742,535	$0	$1,106,576	$10,075,219
Thomas J. Prescott	1,161,000	1,151,384	270,900	56,772	413,789	0	263,901	3,317,746
Frederick L. Green, III	1,500,000	1,515,000	425,000	56,772	825,863	0	585,179	4,907,814
G. Sanders Griffith, III	1,287,000	1,276,317	300,300	56,772	406,264	0	—	3,322,653
Elizabeth R. James	1,173,000	1,163,265	273,700	56,772	435,182	0	420,603	3,522,522

(1)	Estimated by multiplying number of options that vest upon change of control by difference in fair market value on December 31, 2007 and exercise price. Because the fair market value of Synovus stock on December 31, 2007 was less than the exercise price of all unvested options held by each named executive officer, amount is estimated at zero for each named executive officer. Stock options also vest upon retirement, death, disability or involuntary termination of employment not for cause.

(2)	Estimated using entire amount in “Stock Award Vesting” and “Stock Option Vesting” columns and dividing the estimated excise tax amount by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so the executive is placed in the same position as though the excise tax did not apply. No gross-up payment is made if change of control payments do not exceed applicable IRS cap by 110%.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about Synovus they know. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

OPTION EXERCISES AND STOCK VESTED
for the Year Ended December 31, 2007

The following table sets forth the number and corresponding value realized during 2007 with respect to stock options that were exercised and restricted shares that vested for each named executive officer.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Richard E. Anthony	150	$1,688	12,677	$412,256
	69,120	280,399	10,846	346,747
	78,368	1,070,899	—	—
Thomas J. Prescott	150	1,764	4,301	137,503
	23,976	82,904	—	—
Frederick L. Green, III	32,400	136,945	4,542	145,208
	150	1,856	5,220	164,012
G. Sanders Griffith, III	150	1,706	5,029	160,777
	59,076	219,503	—	—
Elizabeth R. James	20,088	72,855	4,478	143,162

The Non-Qualified Deferred Compensation Table below sets forth the amount and form of deferred compensation benefits that the named executive officers would be entitled to receive upon their termination of employment.

NONQUALIFIED DEFERRED COMPENSATION
for the Year Ended December 31, 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)(1)	($)	($)(2)

Richard E. Anthony	—	$250,174	$73,163	—	$783,935
Thomas J. Prescott	—	80,161	47,392	—	515,777
Frederick L. Green, III	—	90,446	22,075	—	441,804
G. Sanders Griffith, III	—	97,661	1,019	—	304,520
Elizabeth R. James	—	84,353	26,621	—	409,225

(1)	The amount reported in this column is reported in the Summary Compensation Table for 2007 as “All Other Compensation.”

(2)	Of the balances reported in this column, the amounts of $304,119, $123,239, $106,725, $125,620 and $108,897 with respect to Messrs. Anthony, Prescott, Green and Griffith and Ms. James, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years. In addition, Mr. Anthony’s balance includes deferred director fees and earnings on such fees of $53,352.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award, although no named executive officers did so for the last fiscal year. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive. The Directors Deferred Compensation Plan permits directors to elect to defer director fees pursuant to similar distribution and investment alternatives as the Deferred Plan.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Related Party Transaction Policy

Synovus’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) Synovus is a participant; and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting;

•	certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting; and

•	during 2007, transactions between Synovus and TSYS, as these transactions are, in general, required by banking laws to be on substantially the same terms as those prevailing at the time for comparable transactions with non-related parties. (This provision was deleted from the policy subsequent to the Spin-Off).

The policy does not apply to certain categories of transactions, including the following:

•	certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;

•	certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking and other financial advisory services;

•	during 2007, transactions subject to the TSYS Related Party Transaction Policy (which provision was deleted subsequent to the Spin-Off); and

•	transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Synovus Board.

Related Party Transactions

During 2007, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also customers. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

On January 3, 2005, Synovus made a capital commitment of $60 million to TTP Fund II, L.P. (“TTP II”), which currently represents an approximately 74.9% interest in TTP II. As of January 29, 2008, Synovus had funded approximately 38.6% of its capital commitment. TTP II is managed by Total Technology Partners II, LLC, its general partner. The general partner of TTP II will receive a 20% carried interest in TTP II. As direct and indirect owners of carried interest units in the TTP II general partner, Synovus and Gardiner W. Garrard, III, the son of Gardiner W. Garrard, Jr. who serves as a director of Synovus and TSYS, will be entitled to receive approximately 15% and 42.5%, respectively, of any carried interest distributions made by TTP II to its general partner.

Synovus has made a capital commitment of $30 million to TTP Fund, L.P. (“TTP I”), a predecessor fund to TTP II. This capital commitment currently represents an approximately 79.8% interest in TTP I. As of January 29, 2008, Synovus had funded approximately 97.4% of its capital commitment. Synovus will receive a 5% carried interest in TTP I. TTP I is managed by Total Technology Partners, LLC, its general partner, which will receive a 15% carried interest in TTP I. Gardiner W. Garrard, III is entitled to receive 47.4% of any carried interest received by the general partner through his ownership interest in the general partner.

The general partner of each of the funds has entered into an agreement with Total Technology Ventures, LLC (“TTV”) pursuant to which TTV will provide investment management administrative services to each such general partner. Synovus and Gardiner W. Garrard, III hold percentage interests in TTV of 60% and 20%, respectively, and have capital commitments of $1,200,000, and $400,000, respectively, of which 75% have been funded. Synovus serves as the manager of TTV. Gardiner W. Garrard, III and an unrelated member of TTV share responsibility for the day-to-day operations of TTV. The fee payable quarterly by each general partner to TTV for the services provided equals the management fee received quarterly by such general partner from the fund it manages, subject to certain adjustments and reductions. The management fee payable to TTV by the general partner of TTP I and TTP II for such services during 2007 was $664,838, and $1,824,743, respectively. For his role as President and Chief Executive Officer of TTV and managing member of each general partner, Gardiner W. Garrard, III received $250,000 in compensation during 2007.

Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2007. The rent paid for the space was $1,771,320. During 2007, TSYS leased office space in Columbus, Georgia from W.C. Bradley Co. for lease payments of $779,272. Also during 2007, W.C. Bradley Co. paid a subsidiary of TSYS $267,682 for various printing services. The terms of the lease agreements and the charges for printing services are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

Synovus is a party to a Joint Ownership Agreement with TSYS and W.C.B. Air L.L.C. pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability interests of W.C.B. Air. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. Synovus paid $1,791,755 and TSYS paid $1,694,712 for use of the aircraft during 2007. The charges payable by Synovus in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

The Joint Ownership Agreement was restructured and amended during 2007. In connection with this restructuring: (1) TSYS paid W.C.B. Air $2,419,478; (2) TSYS paid Columbus Bank and Trust Company, a wholly owned subsidiary of Synovus (“CB&T), $9,670,589; and (3) W.C.B. Air paid CB&T $367,753. The amounts paid by the parties in connection with the restructuring were established using current fair market values of the assets involved. James H. Blanchard, a director of Synovus and TSYS, is a director of W.C. Bradley Co. James D. Yancey, Chairman of the Board of CB&T and a director of Synovus and TSYS, is a director of W.C. Bradley Co. William B. Turner, Jr., Vice Chairman of the Board and President of W.C. Bradley Co., is a director of Synovus and CB&T. John T. Turner, William B. Turner, Jr.’s brother, is a director of W.C. Bradley Co. and a director of TSYS and CB&T. The payments to W.C. Bradley Co. by Synovus and its subsidiaries and the payments to Synovus and its subsidiaries by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2007 gross revenues.

During 2007, a banking subsidiary of Synovus leased office space in Daniel Island, South Carolina from DIBS Holdings, LLC for $170,203. Frank W. Brumley, a director of Synovus, is managing member of and holds a 30% equity interest in DIBS Holdings, LLC. The terms of the lease agreement are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2007, Synovus and its wholly owned subsidiaries and TSYS paid to Communicorp, Inc. $608,537 and $418,889, respectively, for printing, marketing and promotional services, which payments are comparable to payments between similarly situated unrelated third parties for similar services. Communicorp is a wholly owned subsidiary of Aflac Incorporated. Daniel P. Amos, a director of Synovus, is Chief Executive Officer and a director of Aflac. The payments to Aflac by Synovus and its subsidiaries, including TSYS, represent less than .007% of Aflac’s 2007 gross revenues.

William Russell Blanchard, a son of director James H. Blanchard, was employed by a subsidiary of Synovus as a retail banking executive during 2007. William Russell Blanchard received $225,502 in compensation during 2007. William Fray McCormick, the son-in-law of director Richard Y. Bradley, was employed by a subsidiary of Synovus as a trust officer during 2007. Mr. McCormick received $126,427 in compensation for his services during the year. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by a subsidiary of Synovus as a director of sales and marketing during 2007. Mr. Hunter received $122,404 in compensation during 2007. Mack Paul Daffin, Jr., a son-in-law of director Philip W. Tomlinson, was employed by a subsidiary of TSYS as Executive Vice President and Chief Information Officer during 2007. Mr. Daffin received $172,142 in compensation during 2007. The compensation received by the employees listed above is determined under the standard compensation practices of Synovus and TSYS.

The restructuring of the Joint Ownership Agreement with respect to aircraft to which a subsidiary of W.C. Bradley Co. was a party was approved pursuant to Synovus’ Related Party Transaction Policy. None of the other transactions described above required review, approval or ratification under Synovus’ Related Party Transaction Policy as they occurred or began prior to the adoption of the policy by the Synovus Board.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions” above, the Board also considered the following relationships in evaluating the independence of Synovus’ independent directors and determined that none of the relationships constitute a material relationship with Synovus:

•	Synovus provided lending and/or other financial services to each of Messrs. Amos, Bradley, Brumley, Goodrich, Hansford, Lampton, Page, Purcell, Stith and Turner and Ms. Camp and Ms. Ogie, their immediate family members and/or their affiliated organizations during 2007 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence;

•	Two immediate family members of Mr. Turner were compensated as non-executive employees of Synovus during 2007, which employment was in accordance with the Board’s categorical standards for independence; and

•	Entities affiliated with Mr. Amos made minimal payments to or received payments from Synovus and/or TSYS for services in the ordinary course of business during 2007, which payments did not approach the 2% of consolidated gross revenues threshold set forth in the Board’s categorical standards for independence.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus stock held by the only known holders of more than 5% of the outstanding shares of Synovus stock as of December 31, 2007.

Percentage of
	Shares of	Outstanding Shares
	Synovus Stock	of Synovus
Name and Address	Beneficially Owned	Stock Beneficially
of Beneficial	as of	Owned as
Owner	12/31/07	of 12/31/07

Synovus Trust Company, N.A.(1)	49,027,895 (2)	14.9%
1148 Broadway
Columbus, Georgia 31901

(1)	The shares of Synovus stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of December 31, 2007, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 49,060,595 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 42,743,124 shares as to which it possessed sole voting power, 45,768,165 shares as to which it possessed sole investment power, 226,971 shares as to which it possessed shared voting power and 2,603,317 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 16,350 shares as to which they possessed sole or shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

RELATIONSHIPS BETWEEN SYNOVUS, CB&T, TSYS AND
CERTAIN OF SYNOVUS’ SUBSIDIARIES
AND AFFILIATES

Spin-Off

On October 25, 2007, Synovus, TSYS and CB&T, a wholly owned banking subsidiary of Synovus which on such date owned directly approximately 80.8% of TSYS, entered into an Agreement and Plan of Distribution. On December 31, 2007, pursuant to the Plan of Distribution, CB&T distributed all of its shares of TSYS stock to Synovus and Synovus distributed all of those shares to Synovus shareholders, after which distributions TSYS became a fully independent, publicly owned company (previously referred to in this proxy statement as the “Spin-Off”). Prior to the Spin-Off, and in accordance with the Plan of Distribution, TSYS paid a one-time aggregate cash dividend of $600 million to all TSYS shareholders, including (indirectly) Synovus.

In addition and pursuant to the Plan of Distribution, Synovus and TSYS entered into several other agreements to provide a framework for the relationships between Synovus, CB&T and TSYS after the Spin-Off. These agreements include the: (1) Employee Matters Agreement; (2) Transition Services Agreement; (3) Tax Sharing Agreement; (4) Indemnification and Insurance Matters Agreement; and (5) Master Confidential Disclosure Agreement.

The terms of the special dividend, the Spin-Off and the agreements entered into in connection therewith, were negotiated, reviewed, and recommended for approval by special committees of each of Synovus, TSYS and, to the extent applicable, CB&T, and were subsequently approved by Synovus’ Board of Directors, TSYS’ Board of Directors and, to the extent applicable, CB&T’s Board of Directors.

Beneficial Ownership of TSYS Stock by CB&T

Prior to the Spin-Off, CB&T individually owned 159,630,980 shares of TSYS stock. Synovus controls CB&T.

Interlocking Directorates of Synovus, CB&T and TSYS

Three of the members of Synovus’ Board of Directors also serve as members of the Boards of Directors of TSYS and CB&T. They are Richard E. Anthony, Richard Y. Bradley and James D. Yancey. Frederick L. Green, III, William B. Turner, Jr. and Elizabeth C. Ogie serve as members of the Board of Directors of CB&T. James H. Blanchard, Gardiner W. Garrard, Jr., Alfred W. Jones III, Mason H. Lampton, H. Lynn Page and Philip W. Tomlinson serve as members of the Board of Directors of TSYS.

Transactions and Agreements Between Synovus, CB&T, TSYS and Certain of Synovus’ Subsidiaries

The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2007, CB&T and certain of Synovus’ other banking subsidiaries received electronic payment processing services from TSYS. During 2007, TSYS derived $5,554,438 in revenues from CB&T and certain of Synovus’ other banking subsidiaries for the performance of electronic payment processing services and $7,892,259 in revenues from Synovus and its subsidiaries for the performance of other data processing, software and business process management services.

TSYS and Synovus are parties to Lease Agreements pursuant to which Synovus leased from TSYS office space for lease payments aggregating $1,165,086 during 2007.

Synovus and TSYS were parties to Management Agreements during 2007 pursuant to which Synovus provided certain management services to TSYS. During 2007, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus’ officers and financial services. As compensation for management services provided during 2007, TSYS paid Synovus aggregate management fees of $8,889,631.

During 2007, Synovus Trust Company served as trustee of various employee benefit plans of TSYS. During 2007, TSYS paid Synovus Trust Company trustee’s fees under these plans of $868,482. Also during 2007, Synovus provided advisory services to various employee benefit plans of TSYS for advisory fees of $32,524.

During 2007, CB&T paid TSYS Total Debt Management, Inc., a subsidiary of TSYS, $446,308 for debt collection services.

During 2007, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and Synovus, CB&T and two of Synovus’ other subsidiaries were parties to Lease Agreements pursuant to which Synovus, CB&T and two of Synovus’ other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $9,300.

During 2007, Synovus and CB&T paid TSYS an aggregate of $2,364,960 for miscellaneous reimbursable items, such as data links, network services and postage, primarily related to processing services provided by TSYS.

During 2007, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a wholly owned subsidiary of TSYS, $668,621 for printing services.

During 2007, CB&T leased office space from TSYS for lease payments of $39,405. In addition, TSYS leased furniture and equipment from CB&T during 2007 for lease payments of $119,098. Also during 2007, TSYS and its subsidiaries were paid $16,456,240 of interest by

CB&T and certain of Synovus’ other banking subsidiaries in connection with deposit accounts with, and commercial paper purchased from, CB&T and certain of Synovus’ other banking subsidiaries. Furthermore, during 2007 TSYS paid CB&T and certain of Synovus’ other banking subsidiaries fees of $42,358 for the provision of other banking services.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Hansford reported certain shares deemed to be beneficially owned late on one report, Mr. Turner and Mr. Amos each reported one transaction late on one report and Mr. Bradley reported two transactions late on two reports.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2009 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November 21, 2008. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement for the 2009 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 20, 2008 and not later than February 4, 2009. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

A copy of Synovus’ 2007 Form 10-K will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The Form 10-K is also available on Synovus’ home page on the Internet at www.synovus.com. Click on “Investor Relations,” “Financial Reports” and “SEC Filings.”

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus is not householding proxy materials for its shareholders of record in connection with its 2008 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of Synovus stock through a broker or bank that has determined to household proxy materials:

•	Only one Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the Annual Report and Proxy Statement for the 2008 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of Annual Reports or Proxy Statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the Synovus Board of Directors.

Richard E. Anthony
Chairman of the Board and
Chief Executive Officer

March 21, 2008

APPENDIX A

SYNOVUS FINANCIAL CORP.
DIRECTOR INDEPENDENCE STANDARDS

The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company

A-1

in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

•	The director received less than $100,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1) Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2) With respect to extensions of credit by the Company’s subsidiaries:

(a)	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

(b)	no event of default has occurred under the extension of credit.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2

APPENDIX B

SYNOVUS FINANCIAL CORP.
DIRECTOR ELECTION BY MAJORITY VOTE GUIDELINES

The following director election by majority vote guidelines have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation following certification of the shareholder vote.

The Corporate Governance and Nominating Committee will promptly consider the resignation offer and recommend to the Board whether to accept or reject it, including rejecting the resignation on the condition that the underlying cause of the withheld votes be cured. In considering whether to accept the resignation, the Corporate Governance and Nominating Committee will consider all factors deemed relevant by members of the Corporate Governance and Nominating Committee, including, without limitation, the stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contribution to the Company and the Company’s Corporate Governance Guidelines.

The Board will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Corporate Governance and Nominating Committee’s recommendation, the Board will consider the factors considered by the Corporate Governance and Nominating Committee and such additional information and factors the Board believes to be relevant.

The Company will promptly disclose the Board’s decision whether to accept the director’s resignation offer (providing a full explanation of the process by which the decision was reached and the reasons for rejecting the resignation offer, if applicable) in a Form 8-K filed with the Securities and Exchange Commission.

To the extent that one or more directors’ resignations are accepted by the Board, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Corporate Governance and Nominating Committee recommendation or Board action regarding whether to accept the resignation offer.

If a majority of the members of the Corporate Governance and Nominating Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent directors who did not receive a Majority Withheld Vote or those independent directors who were not standing for election.

This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.

B-1

Financial Appendix

Consolidated Balance Sheets as of December 31, 2007 and 2006	F-2

Consolidated Statements of Income for the Years ended December 31, 2007, 2006, and 2005	F-3

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income for the Years ended December 31, 2007, 2006, and 2005	F-4

Consolidated Statements of Cash Flows for the Years ended December 31, 2007, 2006, and 2005	F-5

Notes to Consolidated Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-42

Management’s Report on Internal Control Over Financial Reporting	F-43

Report of Independent Registered Public Accounting Firm	F-44

Selected Financial Data	F-45

Financial Review	F-46

Summary of Quarterly Financial Data (Unaudited)	F-78

Consolidated Balance Sheets

(In thousands, except share data)
	December 31,
	2007	2006

ASSETS
Cash and due from banks, including $18,946 and $41,337 in 2007 and 2006, respectively, on deposit to meet Federal Reserve requirements	$682,583	713,053
Interest earning deposits with banks	10,950	19,315
Federal funds sold and securities purchased under resale agreements	76,086	101,091
Trading account assets	17,803	15,266
Mortgage loans held for sale	153,437	175,042
Investment securities available for sale	3,666,974	3,352,357

Loans, net of unearned income	26,498,585	24,654,552
Allowance for loan losses	(367,613)	(314,459)

Loans, net	26,130,972	24,340,093

Premises and equipment, net	547,437	481,415
Goodwill	519,138	515,719
Other intangible assets, net	28,007	35,693
Other assets	1,185,065	832,280
Assets of discontinued operations	—	1,384,856

Total assets	$33,018,452	31,966,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing retail and commercial deposits	$3,472,423	3,545,766
Interest bearing retail and commercial deposits	18,199,997	17,968,202

Total retail and commercial deposits	21,672,420	21,513,968
Brokered time deposits	3,287,396	3,014,495

Total deposits	24,959,816	24,528,463
Federal funds purchased and securities sold under repurchase agreements	2,319,412	1,582,487
Long-term debt	1,890,235	1,343,358
Other liabilities	407,399	432,279
Liabilities of and minority interest in discontinued operations	—	370,943

Total liabilities	29,576,862	28,257,530

Shareholders’ equity:
Common stock — $1.00 par value. Authorized 600,000,000 shares; issued 335,529,482 in 2007 and 331,213,913 in 2006; outstanding 329,867,944 in 2007 and 325,552,375 in 2006	335,529	331,214
Additional paid-in capital	1,101,209	1,033,055
Treasury stock, at cost — 5,661,538 shares	(113,944)	(113,944)
Accumulated other comprehensive income (loss)	31,439	(2,129)
Retained earnings	2,087,357	2,460,454

Total shareholders’ equity	3,441,590	3,708,650

Total liabilities and shareholders’ equity	$33,018,452	31,966,180

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

(In thousands, except per share data)
	Years Ended December 31,
	2007	2006	2005

Interest income:
Loans, including fees	$2,046,239	1,859,914	1,375,264
Investment securities available for sale:
U.S. Treasury and U.S. Government agency securities	89,597	69,834	53,037
Mortgage-backed securities	67,744	52,469	40,287
State and municipal securities	8,095	9,208	10,072
Other investments	7,290	6,915	5,547
Trading account assets	3,418	2,691	642
Mortgage loans held for sale	9,659	8,638	7,304
Federal funds sold and securities purchased under resale agreements	5,258	6,422	4,082
Interest earning deposits with banks	1,104	375	26

Total interest income	2,238,404	2,016,466	1,496,261

Interest expense:
Deposits	912,472	746,669	408,405
Federal funds purchased and securities sold under repurchase agreements	92,970	72,958	34,342
Long-term debt	84,014	71,050	88,299

Total interest expense	1,089,456	890,677	531,046

Net interest income	1,148,948	1,125,789	965,215
Provision for losses on loans	170,208	75,148	82,532

Net interest income after provision for losses on loans	978,740	1,050,641	882,683

Non-interest income:
Service charges on deposit accounts	112,142	112,417	109,960
Fiduciary and asset management fees	50,761	48,627	45,454
Brokerage and investment banking revenue	31,980	26,729	24,487
Mortgage banking income	27,006	29,255	28,682
Bankcard fees	47,770	44,303	38,813
Net gains (losses) on sales of available for sale investment securities	980	(2,118)	463
Other fee income	39,307	38,743	34,148
Other operating income	79,082	61,474	45,407

Total non-interest income	389,028	359,430	327,414

Non-interest expense:
Salaries and other personnel expense	455,158	450,373	370,223
Net occupancy and equipment expense	112,888	100,270	90,549
Other operating expenses	235,248	213,890	185,985
Visa litigation expense	36,800	—	—

Total non-interest expense	840,094	764,533	646,757

Income from continuing operations before income taxes	527,674	645,538	563,340
Income tax expense	184,739	230,435	204,290

Income from continuing operations	342,935	415,103	359,050
Income from discontinued operations, net of income taxes and minority interest	183,370	201,814	157,396

Net income	$526,305	616,917	516,446

Basic earnings per share:
Income from continuing operations	$1.05	1.29	1.15

Net income	1.61	1.92	1.66

Diluted earnings per share:
Income from continuing operations	$1.04	1.28	1.14

Net income	1.60	1.90	1.64

Weighted average shares outstanding:
Basic	326,849	321,241	311,495

Diluted	329,863	324,232	314,815

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

(In thousands, except per share data)
						Accumulated
			Additional			Other
Years Ended December 31,	Shares	Common	Paid-In	Treasury	Unearned	Comprehensive	Retained
2007, 2006, and 2005	Issued	Stock	Capital	Stock	Compensation	Income (Loss)	Earnings	Total

Balance at December 31, 2004	315,636	$315,636	628,396	(113,944)	(106)	8,903	1,802,404	2,641,289
Net income	—	—	—	—	—	—	516,446	516,446
Other comprehensive loss, net of tax:
Net unrealized loss on cash flow hedges	—	—	—	—	—	(2,240)	—	(2,240)
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	(28,354)	—	(28,354)
Loss on foreign currency translation	—	—	—	—	—	(7,845)	—	(7,845)

Other comprehensive loss	—	—	—	—	—	(38,439)	—	(38,439)

Comprehensive income	—	—	—	—	—	—	—	478,007

Cash dividends declared — $.73 per share	—	—	—	—	—	—	(227,663)	(227,663)
Issuance of restricted stock	146	146	3,807	—	(3,953)	—	—	—
Amortization of unearned compensation	—	—	—	—	933	—	—	933
Stock options exercised	2,506	2,506	40,619	—	—	—	—	43,125
Stock option tax benefit	—	—	9,505	—	—	—	—	9,505
Ownership change at majority-owned subsidiary	—	—	3,907	—	—	—	—	3,907
Issuance of common stock for acquisitions	8	8	218	—	—	—	—	226
Issuance of common stock under commitment to charitable foundation	5	5	(5)	—	—	—	—	—

Balance at December 31, 2005	318,301	318,301	686,447	(113,944)	(3,126)	(29,536)	2,091,187	2,949,329
SAB No. 108 adjustment to opening shareholders’ equity	—	—	—	—	—	826	3,434	4,260
Postretirement unfunded health benefit obligation from adoption of SFAS No. 158, net of tax	—	—	—	—	—	(3,212)	—	(3,212)
Net Income	—	—	—	—	—	—	616,917	616,917
Other comprehensive income, net of tax:
Net unrealized gain on cash flow hedges	—	—	—	—	—	3,650	—	3,650
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	13,268	—	13,268
Gain on foreign currency translation	—	—	—	—	—	12,875	—	12,875

Other comprehensive income	—	—	—	—	—	29,793	—	29,793

Comprehensive income	—	—	—	—	—	—	—	646,710

Cash dividends declared — $.78 per share	—	—	—	—	—	—	(251,084)	(251,084)
Reclassification of unearned compensation to additional paid-in capital upon adoption of SFAS No. 123(R)	—	—	(3,126)	—	3,126	—	—	—
Issuance of restricted stock	610	610	(610)	—	—	—	—	—
Share-based compensation expense	—	—	23,373	—	—	—	—	23,373
Stock options exercised	3,459	3,459	62,051	—	—	—	—	65,510
Stock option tax benefit	—	—	11,390	—	—	—	—	11,390
Ownership change at majority-owned subsidiary	—	—	6,031	—	—	—	—	6,031
Issuance of common stock for acquisitions	8,844	8,844	247,499	—	—	—	—	256,343

Balance at December 31, 2006	331,214	331,214	1,033,055	(113,944)	—	(2,129)	2,460,454	3,708,650
Cumulative effect of adoption of FIN No. 48		—	—	—	—	—	(230)	(230)
Net income	—	—	—	—	—	—	526,305	526,305
Other comprehensive income, net of tax:
Net unrealized gain on cash flow hedges	—	—	—	—	—	18,334	—	18,334
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	31,251	—	31,251
Amortization of postretirement unfunded health benefit, net of tax	—	—	—	—	—	817	—	817
Gain on foreign currency translation	—	—	—		—	6,151		6,151

Other comprehensive income	—	—	—	—	—	56,553	—	56,553

Comprehensive income	—	—	—	—	—	—	—	582,858

Cash dividends declared — $.82 per share	—	—	—	—	—	—	(269,082)	(269,082)
Issuance of restricted stock	552	552	(552)	—	—	—	—	—
Share-based compensation expense	—	—	21,540	—	—	—	—	21,540
Stock options exercised	3,702	3,702	60,148	—	—	—	—	63,850
Stock option tax benefit	—	—	15,937	—	—	—	—	15,937
Issuance of common stock for acquisitions	61	61	2,054	—	—	—	—	2,115
Spin-off of TSYS			(30,973)	—	—	(22,985)	(630,090)	(684,048)

Balance at December 31, 2007	335,529	$335,529	1,101,209	(113,944)	—	31,439	2,087,357	3,441,590

See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows

(In thousands)
	Years Ended December 31,
	2007	2006	2005

Operating Activities
Net income	$526,305	616,917	516,446
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on loans	170,208	75,148	82,532
Depreciation, amortization, and accretion, net	208,270	231,288	193,152
Equity in income of equity investments	(10,463)	(14,726)	(6,135)
Deferred income tax (benefit) expense	(28,057)	(44,970)	(53,575)
Increase in interest receivable	(11,774)	(84,457)	(40,853)
Increase in interest payable	830	74,422	23,363
Minority interest in subsidiaries’ net income	47,521	48,102	37,381
Decrease (increase) in trading account assets	(2,537)	12,056	(27,322)
Originations of mortgage loans held for sale	(1,328,905)	(1,550,099)	(1,414,357)
Proceeds from sales of mortgage loans held for sale	1,378,999	1,547,765	1,415,213
Gain on sale of mortgage loans held for sale	(27,105)	(29,211)	(23,835)
Increase in prepaid and other assets	(192,921)	(150,668)	(80,982)
(Decrease) increase in accrued salaries and benefits	(33,428)	6,781	37,953
Increase (decrease) in other liabilities	(68,906)	6,719	(26,422)
Net (gains) losses on sales of available for sale investment securities	(980)	2,118	(463)
Gain on sale of loans	—	(1,975)	—
Gain on sale of other assets	(6,303)	(5,436)	—
Increase in fair value of private equity investments	(16,497)	(6,346)	—
Gain from transfer of mutual funds	(6,885)	—	—
Visa litigation expense	36,800	—	—
Share-based compensation	36,509	27,163	1,999
Excess tax benefit from share-based payment arrangements	(14,066)	(10,460)	—
Impairment of developed software	1,740	—	3,619
Other, net	7,410	39,330	(10,506)

Net cash provided by operating activities	665,765	789,461	627,208

Investing Activities
Net cash paid for acquisitions	(12,552)	(53,664)	(56,995)
Net (increase) decrease in interest earning deposits with banks	8,365	(16,409)	1,173
Net (increase) decrease in federal funds sold and securities purchased under resale agreements	25,005	(27,387)	66,549
Proceeds from maturities and principal collections of investment securities available for sale	721,679	676,492	660,085
Proceeds from sales of investment securities available for sale	25,482	130,457	50,048
Purchases of investment securities available for sale	(1,015,303)	(1,051,733)	(1,019,585)
Proceeds from sale of commercial loans	—	32,813	—
Net increase in loans	(2,071,602)	(2,498,467)	(1,990,774)
Purchases of premises and equipment	(168,202)	(140,143)	(106,674)
Proceeds from disposals of premises and equipment	790	1,201	1,708
Net proceeds from transfer of mutual funds	6,885	—	—
Proceeds from sale of other assets	—	5,632	—
Additions to other intangible assets	—	(6,446)	—
Contract acquisition costs	(22,740)	(42,452)	(19,468)
Additions to licensed computer software from vendors	(33,382)	(11,858)	(12,875)
Additions to internally developed computer software	(17,785)	(13,973)	(22,602)
Dividend paid by TSYS to minority shareholders	(126,717)	(9,765)	(7,492)

Net cash used in investing activities	(2,680,077)	(3,025,702)	(2,456,902)

Financing Activities
Net increase in demand and savings deposits	666,484	948,033	1,354,258
Net increase in certificates of deposit	3,263	1,738,743	852,639
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	736,925	361,401	(49,411)
Principal repayments on long-term debt	(294,269)	(760,937)	(617,177)
Proceeds from issuance of long-term debt	1,087,079	127,203	672,666
Excess tax benefit from share-based payment arrangements	14,066	10,460	—
Dividends paid to shareholders	(264,930)	(244,654)	(224,303)
Proceeds from issuance of common stock	63,850	65,510	43,125

Net cash provided by financing activities	2,012,468	2,245,759	2,031,797

Effect of exchange rate changes on cash and cash equivalent balances held in foreign currencies	4,970	(429)	(4,252)

Increase in cash and cash equivalents	3,126	9,089	197,851
Cash retained by TSYS	(210,518)	—	—
Cash and due from banks at beginning of year	889,975	880,886	683,035

Cash and due from banks at end of year	$682,583	889,975	880,886

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1  Summary of Significant Accounting Policies

Business Operations

The consolidated financial statements of Synovus include the accounts of Synovus Financial Corp. (Parent Company) and its consolidated subsidiaries. Synovus provides integrated financial services including banking, financial management, insurance, mortgage, and leasing services through 37 wholly-owned affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida, and Tennessee.

Basis of Presentation

The accounting and reporting policies of Synovus conform to U.S. generally accepted accounting principles and to general practices within the banking and financial services industries. All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses; the valuation of other real estate; the valuation of long-lived assets, goodwill, and other intangible assets; and the disclosures for contingent assets and liabilities. In connection with the determination of the allowance for loan losses and the valuation of certain impaired loans and other real estate, management obtains independent appraisals for significant properties and properties collateralizing impaired loans.

On December 31, 2007, Synovus completed the tax-free spin-off of Total System Services, Inc. (TSYS) common stock to Synovus shareholders. Accordingly, the results of operations and assets and liabilities of Synovus’ former majority owned subsidiary, TSYS, have been reported as discontinued operations. As a result of the spin-off of TSYS, Synovus has only one business segment as defined by Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Synovus’ statement of cash flows for the years ended December 31, 2007, 2006 and 2005 include, without segregation, cash flows of both continuing operations and discontinued operations. See Note 2 for further discussion of discontinued operations and the TSYS spin-off.

Following is a description of the more significant of Synovus’ accounting and reporting policies.

Cash Flow Information

Supplemental disclosure of cash flow information is as follows:

	Years Ended December 31,
(In millions)	2007	2006	2005

Cash paid during the year for:
Income taxes	$440.7	391.4	323.0
Interest	1,068.9	806.4	505.7
Non-cash investing and financing activities:
Loans receivable transferred to other real estate	111.1	33.0	20.0
Loans charged off to allowance for loan losses	131.2	72.8	67.2
Common stock issued in business combinations	1.9	240.6	0.2

The tax-free spin-off of TSYS common stock completed on December 31, 2007 represents a $684.0 million non-cash distribution of the net assets of TSYS, net of minority interest, to Synovus shareholders.

Federal Funds Sold, Federal Funds Purchased, Securities Purchased Under Resale Agreements, and Securities Sold Under Repurchase Agreements

Federal funds sold, federal funds purchased, securities purchased under resale agreements, and securities sold under repurchase agreements generally mature in one day.

Trading Account Assets

Trading account assets, which include both debt and equity securities, are reported at fair value. Fair value adjustments and fees from trading account activities are included as a component of other fee income. Gains and losses realized from the sale of trading account assets are determined by specific identification and are included as a component of other fee income on the trade date. Interest income on trading assets is reported as a component of interest income.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at the lower of aggregate cost or fair value, unless they are hedged by forward sales commitments in which case they are carried at fair value. Fair value is based on forward sales commitments, or upon quoted prices from secondary market investors. No valuation allowances were required at December 31, 2007 or 2006. The

Notes to Consolidated Financial Statements

cost of mortgage loans held for sale is the mortgage note amount less discounts and unearned fees.

Investment Securities Available for Sale

Available for sale securities are recorded at fair value. Fair value is determined at a specific point in time, based on quoted market prices. Unrealized gains and losses on securities available for sale, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity, within accumulated other comprehensive income (loss), until realized.

A decline in the fair market value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and prepayment assumptions. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

Gains and losses on sales of investment securities are recognized on the settlement date, based on the amortized cost of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is inconsequential.

Loans and Interest Income

Loans are reported at principal amounts outstanding less unearned income, net deferred fees and expenses, and the allowance for loan losses.

Interest income on consumer loans, made on a discount basis, is recognized in a manner which approximates the level yield method. Interest income on substantially all other loans is recognized on a level yield basis.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest payments received on nonaccrual loans are applied as a reduction of principal. Loans are returned to accruing status when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Interest is accrued on impaired loans as long as such loans do not meet the criteria for nonaccrual classification.

Allowance for Loan Losses

The allowance for loan losses is established through the provision for losses on loans charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the probable loss within the loan portfolio. This analysis includes consideration of loan portfolio quality, historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of impaired loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowances for loan losses. Such agencies may require the subsidiary banks to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Management, considering current information and events regarding a borrowers’ ability to repay its obligations, considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, it is placed on nonaccrual status and the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral-dependent, the fair value of the collateral less estimated selling costs is used to determine the amount of impairment. Estimated losses on collateral dependent impaired loans are typically charged off. Estimated losses on all other impaired loans are included in the allowance for loan losses through a charge to the provision for losses on loans.

The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, and loans that are measured at fair value or at the lower of cost or fair value. The allowance for loan losses for loans not considered impaired and for large pools of smaller-balance,

Notes to Consolidated Financial Statements

homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, individual loan risk ratings, loan concentrations, and historical charge-off trends.

Premises and Equipment

Premises and equipment, including leasehold improvements and purchased internal-use software, are reported at cost, less accumulated depreciation and amortization which are computed using the straight-line method over the estimated useful lives of the related assets. The Company reviews long-lived assets, such as premises and equipment, for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Other Intangible Assets

Goodwill, which represents the excess of cost over the fair value of net assets acquired of purchased companies, is tested for impairment at least annually. Synovus has established its annual impairment test date as June 30. To test for goodwill impairment, Synovus identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. Synovus then compares the carrying value of each unit to its fair value to determine whether impairment exists. No impairment losses have been recorded as a result of Synovus’ annual goodwill impairment analyses during the years ended December 31, 2007, 2006, and 2005. Due to a higher level of credit losses during the second half of 2007, Synovus retested goodwill for impairment as of December 31, 2007. No impairment losses were identified as a result of the December 31, 2007 test.

Identifiable intangible assets relate primarily to core deposit premiums, resulting from the valuation of core deposit intangibles acquired in business combinations or in the purchase of branch offices, customer relationships, and customer contract premiums resulting from the acquisition of investment advisory and transaction processing businesses. These identifiable intangible assets are amortized using accelerated methods over periods not exceeding the estimated average remaining life of the existing customer deposits, customer relationships, or contracts acquired. Amortization periods range from 3 to 15 years. Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced.

Goodwill and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. With the exception of goodwill, recoverability of the intangible assets is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets based on the discounted expected future cash flows to be generated by the assets. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.

Other Assets

Other assets include accrued interest receivable and other significant balances as described below.

Investments in Company-Owned Life Insurance Programs

Investments in company-owned life insurance programs are recorded at the net realizable value of the underlying insurance contracts. The change in contract value during the period is recorded as an adjustment of premiums paid in determining the expense or income to be recognized under the contract during the period. Income or expense from company-owned life insurance programs is included as a component of other operating income.

Other Real Estate

Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of other operating expenses.

Private Equity Investments

Private equity investments are recorded at fair value on the balance sheet with realized and unrealized gains and losses included in other operating income in the results of operations in accordance with AICPA Audit and Accounting Guide for Investment Companies. For private equity investments, Synovus uses information provided by the fund managers in the initial determination of estimated fair value. Valuation factors such as recent or proposed purchase or sale of debt or equity of Synovus, pricing by other dealers in similar securities, size of position held, liquidity of the market and changes in economic conditions affecting the issuer are used in the final determination of estimated fair value.

Notes to Consolidated Financial Statements

Derivative Instruments

Synovus’ risk management policies emphasize the management of interest rate risk within acceptable guidelines. Synovus’ objective in maintaining these policies is to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Risks to be managed include both fair value and cash flow risks. Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities, an Amendment of SFAS No. 133,” all derivative instruments are recorded on the consolidated balance sheet at their respective fair values.

The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the hedged item is reported initially as a component of accumulated other comprehensive income (outside earnings), and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss on the derivative instrument, are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss on the derivative instrument is recognized in earnings in the period of change. At December 31, 2007, Synovus does not have any derivative instruments which are measured for ineffectiveness using the short-cut method.

With the exception of commitments to fund and sell fixed-rate mortgage loans and derivatives utilized to meet the financing, interest rate and equity risk management needs of its customers, all derivatives utilized by Synovus to manage its interest rate sensitivity are designed as either a hedge of a recognized fixed-rate asset or liability (a fair value hedge), or a hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (cash flow hedge). Synovus does not speculate using derivative instruments.

Synovus utilizes interest rate swap agreements to hedge the fair value risk of fixed-rate balance sheet liabilities, primarily deposit liabilities. Fair value risk is measured as the volatility in the value of these liabilities as interest rates change. Interest rate swaps entered into to manage this risk are designed to have the same notional value, as well as similar interest rates and interest calculation methods. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments based on the notional amount of the swap agreements. Swap agreements structured in this manner allow Synovus to effectively hedge the fair value risks of these fixed-rate liabilities. Ineffectiveness from fair value hedges is recognized in the consolidated statements of income as other operating income.

Synovus is potentially exposed to cash flow risk due to its holding of loans whose interest payments are based on floating rate indices. Synovus monitors changes in these exposures and their impact on its risk management activities and uses interest rate swap agreements to hedge the cash flow risk. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments. The maturity date of the agreement with the longest remaining term to maturity is July 9, 2012. These agreements allow Synovus to offset the variability of floating rate loan interest received with the variable interest payments paid on the interest rate swaps. The ineffectiveness from cash flow hedges is recognized in the consolidated statements of income as other operating income.

In 2005, Synovus entered into certain forward starting swap contracts to hedge the cash flow risk of certain forecasted interest payments on a forecasted debt issuance. Upon the determination to issue debt, Synovus was potentially exposed to cash flow risk due to changes in market interest rates prior to the placement of the debt. The forward starting swaps allowed Synovus to hedge this exposure. Upon placement of the debt, these swaps were cash settled concurrent with the pricing of the debt. The effective portion of the cash flow hedge previously included in accumulated other comprehensive income is being amortized over the life of the debt issue as an adjustment to interest expense.

By using derivatives to hedge fair value and cash flow risks, Synovus exposes itself to potential credit risk from the counterparty to the hedging instrument. This credit risk is normally a small percentage of the notional amount and fluctuates as interest rates change. Synovus analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. Synovus minimizes credit risk by dealing with highly rated counterparties, and by obtaining collateralization for exposures above certain predetermined limits.

Notes to Consolidated Financial Statements

Synovus also holds derivative instruments which consist of commitments to fund fixed-rate mortgage loans to customers (interest rate lock commitments) and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans. Synovus’ objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the commitments to fund the fixed-rate mortgage loans and the mortgage loans that are held for sale. Both the interest rate lock commitments and the forward commitments are reported at fair value, with adjustments being recorded in current period earnings. Certain forward sales commitments are accounted for as hedges of mortgage loans held for sale.

Synovus also enters into derivative financial instruments to meet the financing, interest rate and equity risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions to minimize interest rate and equity price risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings. These instruments, and their offsetting positions, are recorded in other assets and other liabilities on the consolidated balance sheets.

Non-Interest Income

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of non-sufficient funds fees, account analysis fees, and other service charges on deposits which consist primarily of monthly account fees. Non-sufficient funds fees are recognized at the time when the account overdraft occurs. Account analysis fees consist of fees charged to certain commercial demand deposit accounts based upon account activity (and reduced by a credit which is based upon cash levels in the account). These fees, as well as monthly account fees, are recorded under the accrual method of accounting.

Fiduciary and Asset Management Fees

Fiduciary and asset management fees are generally determined based upon market values of assets under management as of a specified date during the period. These fees are recorded under the accrual method of accounting as the services are performed.

Brokerage and Investment Banking Revenue

Brokerage revenue consists primarily of commission income, which represents the spread between buy and sell transactions processed, and net fees charged to customers on a transaction basis for buy and sell transactions processed. Commission income is recorded on a trade-date basis. Brokerage revenue also includes portfolio management fees which represent monthly fees charged on a contractual basis to customers for the management of their investment portfolios and are recorded under the accrual method of accounting.

Investment banking revenue represents fees for services arising from securities offerings or placements in which Synovus acts as the agent. It also includes fees earned from providing advisory services. Revenue is recognized at the time the underwriting is completed and the revenue is reasonably determinable.

Mortgage Banking Income

Mortgage banking income consists primarily of gains and losses from the sale of mortgage loans. Mortgage loans are sold servicing released, without recourse or continuing involvement and satisfy SFAS No. 140 criteria for sale accounting. Gains (losses) on the sale of mortgage loans are determined and recognized at the time the sale proceeds are received and represent the difference between net sales proceeds and the carrying value of the loans at the time of sale adjusted for recourse obligations, if any, retained by Synovus.

Bankcard Fees

Bankcard fees consist primarily of interchange and merchant fees earned, net of fees paid, on debit card and credit card transactions. Net fees are recognized into income as they are collected.

Income Taxes

Synovus files a consolidated federal tax return with its wholly-owned and significant majority owned subsidiaries. Synovus accounts for income taxes in accordance with the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances against the carrying amount of a deferred tax asset are established when necessary to reflect the decreased likelihood of full realization of a deferred tax asset in the future. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Synovus adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (FIN 48) as of January 1, 2007. FIN 48 establishes a single model to address accounting for uncertain

Notes to Consolidated Financial Statements

tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 provides a two-step process in the evaluation of a tax position. The first step is recognition. A company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including a resolution of any related appeals or litigation processes, based upon the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Upon adoption as of January 1, 2007, Synovus recognized a $1.4 million decrease in the liability for uncertain tax positions, with a corresponding increase in retained earnings of $1.4 million as a cumulative effect adjustment.

Significant estimates used in accounting for income taxes relate to the determination of taxable income, the determination of temporary differences between book and tax bases, as well as estimates on the realizability of tax credits.

Share-Based Compensation

Synovus adopted SFAS No. 123R, “Share-Based Payment”, effective January 1, 2006 and elected to use the modified prospective transition method. SFAS No. 123R was effective for all unvested awards at January 1, 2006 and for all awards granted or modified, repurchased, or cancelled after that date. This statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize compensation expense over the future service period.

Prior to adoption of SFAS No. 123R, Synovus accounted for its fixed share-based compensation in accordance with the provisions set forth in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. In accordance with APB Opinion No. 25, compensation expense was recorded on the grant date only to the extent that the current market price of the underlying stock exceeded the exercise price on the grant date.

Postretirement Benefits

Synovus sponsors a defined benefit health care plan for substantially all of its employees and early retirees. The expected costs of retiree health care and other postretirement benefits are being expensed over the period that employees provide service.

Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time, based on relevant market information and other information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the entire holdings of a particular financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates are also based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, premises and equipment, computer software, equity method investments, goodwill and other intangible assets. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Recently Adopted Accounting Standards

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 eliminates the exemption from applying SFAS No. 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS No. 155 also permits election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event, on an instrument-by-instrument basis. The provisions of this statement were effective for all financial instruments acquired or issued after the beginning of the entity’s first fiscal year that began after September 15, 2006. Synovus adopted the provisions of SFAS No. 155 effective January 1, 2007. The impact of adoption of SFAS No. 155

Notes to Consolidated Financial Statements

was not material to Synovus’ financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations and requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The provisions of this statement were effective as of the beginning of the first fiscal year that began after September 15, 2006. Synovus adopted the provisions of SFAS No. 156 effective January 1, 2007. The impact of adoption of SFAS No. 156 was not material to Synovus’ financial position, results of operations or cash flows.

In September 2006, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4” (EITF 06-5). EITF 06-5 requires that a determination of the amount that could be realized under an insurance contract should (1) consider any additional amounts beyond cash surrender value included in the contractual terms of the policy and (2) be based on an assumed surrender at the individual policy or certificate level, unless all policies or certificates are required to be surrendered as a group. Synovus adopted EITF 06-05 effective January 1, 2007. The impact of adoption of EITF 06-05 was not material to Synovus’ financial position, results of operations or cash flows.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” In December 2006, Synovus adopted the provisions of SAB No. 108, which clarifies the way that a company should evaluate an identified unadjusted error for materiality. SAB No. 108 requires that the effect of misstatements that were not corrected at the end of the prior year be considered in quantifying misstatements in the current year financial statements. Two techniques were identified as being used by companies in practice to accumulate and quantify misstatements — the “rollover” approach and the “iron curtain” approach. The rollover approach, which is the approach that Synovus previously used, quantifies a misstatement based on the amount of the error originating in the current year income statement. Thus, this approach ignores the effects of correcting the portion of the current year balance sheet misstatement that originated in prior years. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origination. The primary weakness of the iron curtain approach is that it does not consider the correction of prior year misstatements in the current year to be errors.

Using the rollover approach resulted in an accumulation of misstatements to Synovus’ balance sheets that were deemed immaterial to Synovus’ financial statements because the amounts that originated in each year were quantitatively and qualitatively immaterial. Synovus has elected, as allowed under SAB No. 108, to reflect the effect of initially applying this guidance by adjusting the carrying amount of the impacted accounts as of the beginning of 2006 and recording an offsetting adjustment to the opening balance of retained earnings in 2006. Accordingly, Synovus recorded a cumulative adjustment to increase retained earnings by $3.4 million upon the adoption of SAB No. 108.

The following table presents a description of the individual adjustments included in the cumulative adjustment to retained earnings:

		Nature of
		Error
		Being	Years
(In millions)	Adjustment	Corrected	Impacted

Brokered time deposits	$(10.3)	Adjusted to reflect incorrect use of hedges	2003-2005
Deferred income tax liability	3.8	Adjusted to reflect tax effect of incorrect use of hedges	2003-2005
Accumulated other comprehensive loss	(0.8)	Adjusted to reflect incorrect use of hedges	2004-2005
Deferred income tax liability	10.7	Adjusted to reflect impact of calculation errors	1993-2005

Total increase in retained earnings	$3.4

In the first quarter of 2003, Synovus entered into interest rate swaps to hedge the fair value of certain brokered time deposits. Effectiveness was measured using the short-cut method. Upon further review of these arrangements at September 30, 2005, Synovus determined that these hedges did not qualify for the shortcut method of hedge accounting as the broker placement fee for the related certificates of deposit was factored into the pricing of the swaps. The hedging relationships were redesignated on September 30, 2005, using the cumulative dollar offset method to measure effectiveness. The

Notes to Consolidated Financial Statements

prior years’ adjustments were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus’ results of operations in any of the years impacted. Brokered time deposits were increased by the amount of the cumulative fair value basis adjustment and the associated deferred tax liability was removed, resulting in a net decrease in shareholders’ equity of $6.5 million, to correct the incorrect use of hedge accounting.

In the fourth quarter of 2004, Synovus entered into certain forward starting interest rate swaps to hedge the future interest payments on debt forecasted to be issued in 2005. Synovus accounted for these arrangements as cash flow hedges. Upon further review of these arrangements, during the second quarter of 2005, it was determined that the swaps did not qualify for hedge accounting treatment. The hedging relationships were redesignated during the second quarter of 2005. The prior years’ adjustments were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus’ results of operations in any of the years impacted. Accumulated other comprehensive losses were decreased and retained earnings were increased by $0.8 million, respectively, to correct the incorrect use of hedge accounting.

From 1993 through 2005, Synovus had errors in its calculation of deferred taxes for temporary differences related to certain business combinations and premises and equipment. The prior years’ errors were evaluated under the rollover approach and the correction of these misstatements was not material to Synovus results of operations in any of the years impacted. The deferred income tax liability was reduced by $10.7 million to correct the calculation errors.

Reclassifications

Certain prior years amounts have been reclassified to conform to the presentation adopted in 2007.

Note 2  Discontinued Operations

Transfer of Mutual Funds

During 2007, Synovus transferred its proprietary mutual funds (Synovus Funds) to a non-affiliated third party. As a result of the transfer, Synovus received gross proceeds of $8.0 million and incurred transaction related costs of $1.1 million, resulting in a pre-tax gain of $6.9 million, or $4.2 million after-tax. The net gain has been reported as a component of income from discontinued operations on the accompanying consolidated statements of income. Financial results of the business associated with the Synovus Funds for 2007, 2006, and 2005 have not been presented as discontinued operations as such amounts are inconsequential. This business did not have significant assets, liabilities, revenues, or expenses associated with it.

TSYS Spin-Off

On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders. The distribution of approximately 80.6% of TSYS’ outstanding shares owned by Synovus was made to shareholders of record on December 18, 2007 (the “record date”). Each Synovus shareholder received 0.483921 of a share of TSYS common stock for each share of Synovus common stock held as of the record date. Synovus shareholders received cash in lieu of fractional shares for amounts of less than one share of TSYS common stock.

Pursuant to the agreement and plan of distribution, TSYS paid on a pro rata basis to its shareholders, including Synovus, a one-time cash dividend of $600 million or $3.0309 per TSYS share based on the number of TSYS shares outstanding as of the record date of December 17, 2007. Based on the number of TSYS shares owned by Synovus as of the record date, Synovus received $483.8 million in proceeds from this one-time cash dividend. The dividend was paid on December 31, 2007.

In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the current period and historical consolidated results of operations of TSYS, as well as all costs associated with the spin-off of TSYS, are now presented as a component of income from discontinued operations. The balance sheet as of December 31, 2007 does not include assets and liabilities of TSYS, while all prior period assets and liabilities of TSYS are presented as discontinued operations.

Notes to Consolidated Financial Statements

The following amounts have been segregated from continuing operations and included in income from discontinued operations, net of income taxes and minority interest, in the consolidated statements of income:

	Years Ended December 31,
(In thousands)	2007	2006	2005

TSYS revenues	$1,835,412	1,806,604	1,615,528
TSYS income, net of minority interest and before income taxes	335,567	327,995	260,682
Income tax expense	143,668	126,181	103,286

Income from discontinued operations, net of income taxes	191,899	201,814	157,396

Spin-off related expenses incurred by Synovus, before tax	13,858	—	—
Income tax benefit	(1,129)	—	—

Spin-off related expenses incurred by Synovus, net of income tax benefit	12,729	—	—

Gain on transfer of mutual funds, before income taxes	6,885	—	—
Income tax expense	2,685	—	—

Gain on transfer of mutual funds, net of income taxes	4,200	—	—

Income from discontinued operations, net of income taxes and minority interest	$183,370	201,814	157,396

The following assets and liabilities have been segregated and included in assets of discontinued operations and liabilities of and minority interest in discontinued operations in the consolidated balance sheet as of December 31, 2006:

December 31,
(In thousands)	2006

Cash	$176,922
Interest earning deposits with banks	74
Premises and equipment, net	271,323
Contract acquisition costs and computer software, net	383,899
Goodwill, net	153,796
Other intangible assets, net	27,891
Other assets	370,951

Assets of discontinued operations	$1,384,856

Long-term debt	6,781
Other liabilities	364,162

Liabilities of and minority interest in discontinued operations	$370,943

Synovus adopted the provisions of FIN 48 as of January 1, 2007. Upon adoption, Synovus recognized a $2.0 million increase in the liability for uncertain tax positions, a corresponding decrease in minority interest of $377 thousand, and a decrease in retained earnings of $1.6 million as a cumulative effect adjustment with respect to discontinued operations.

Cash flows of discontinued operations are presented below.

	Years Ended December 31,
(In thousands)	2007	2006	2005

Cash provided by operating activities	$341,728	385,759	240,589
Cash used in investing activities	(162,476)	(164,179)	(191,819)
Cash used in financing activities	(376,685)	(69,597)	(38,755)
Effect of exchange rates on cash and cash equivalents	4,970	(429)	(4,252)

Cash (used in) provided by discontinued operations	$(192,463)	151,554	5,763

Note 3  Business Combinations

Effective on March 25, 2006, Synovus acquired all of the issued and outstanding common shares of Riverside Bancshares, Inc., the parent company of Riverside Bank (Riverside), headquartered in Marietta, Georgia. Concurrent with the acquisition, Riverside was merged into a subsidiary of Synovus, Bank of North Georgia. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of Riverside Bancshares have been included in Synovus’ consolidated financial statements beginning March 25, 2006.

The aggregate purchase price was $171.4 million, consisting of 5,883,426 shares of Synovus common stock valued at $159.8 million, stock options valued at $11.4 million, and $182 thousand in direct acquisition costs. During the first quarter of 2007, Synovus completed the allocation of the purchase price

Notes to Consolidated Financial Statements

of this acquisition to the respective assets acquired, including identifiable intangible assets, and liabilities assumed.

The final purchase price allocation is presented below.

Riverside Bancshares, Inc.

(In thousands)

Cash and due from banks	$13,041
Investment securities	116,604
Loans, net	469,983
Premises and equipment	11,973
Goodwill	123,364
Core deposits premium	6,861
Other intangible assets	1,249
Other assets	22,389

Total assets acquired	765,464

Deposits*	491,739
Federal funds purchased	2,069
Securities sold under repurchase agreements	50,670
Long-term debt	37,683
Other liabilities	11,921

Total liabilities assumed	594,082

Net assets acquired	$171,382

*	Includes time deposits in the amount of $176.7 million.

Effective on April 1, 2006, Synovus acquired all of the issued and outstanding common shares of Banking Corporation of Florida, the parent company of First Florida Bank (First Florida), headquartered in Naples, Florida. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of First Florida have been included in Synovus’ consolidated financial statements beginning April 1, 2006.

The aggregate purchase price was $84.8 million, consisting of 2,938,791 shares of Synovus common stock valued at $80.1 million, stock options valued at $4.7 million and $24 thousand in direct acquisition costs. During the first quarter of 2007, Synovus completed the allocation of the purchase price of this acquisition to the respective assets acquired, including identifiable intangible assets, and liabilities assumed.

The final purchase price allocation is presented below.

Banking Corporation of Florida

(In thousands)

Cash and due from banks	$2,595
Federal funds sold	4,782
Investment securities	5,655
Loans, net	341,825
Premises and equipment	2,317
Goodwill	54,849
Core deposits premium	1,172
Other intangible assets	937
Other assets	3,655

Total assets acquired	417,787

Deposits*	321,283
Long-term debt	10,269
Other liabilities	1,405

Total liabilities assumed	332,957

Net assets acquired	$84,830

*	Includes time deposits in the amount of $231.9 million.

Note 4  Trading Account Assets

The following table summarizes trading account assets at December 31, 2007 and 2006.

(In thousands)	2007	2006

U.S. Treasury and U.S. Government agency securities	$162	830
Mortgage-backed securities	16,839	13,715
State and municipal securities	462	54
Other investments	340	667

Total	$17,803	15,266

Notes to Consolidated Financial Statements

Note 5  Investment Securities Available for Sale

The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities available for sale at December 31, 2007 and 2006 are summarized as follows:

	December 31, 2007
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

U.S. Treasury and U.S. Government agency securities	$1,916,005	30,639	(1,263)	1,945,381
Mortgage-backed securities	1,436,445	6,714	(12,836)	1,430,323
State and municipal securities	161,697	3,178	(319)	164,556
Equity securities	114,205	25	—	114,230
Other investments	12,560	—	(76)	12,484

Total	$3,640,912	40,556	(14,494)	3,666,974

	December 31, 2006
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

U.S. Treasury and U.S. Government agency securities	$1,783,313	4,784	(17,527)	1,770,570
Mortgage-backed securities	1,291,895	4,054	(20,591)	1,275,358
State and municipal securities	192,593	4,059	(467)	196,185
Equity securities	95,332	1,021	—	96,353
Other investments	13,976	—	(85)	13,891

Total	$3,377,109	13,918	(38,670)	3,352,357

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006 were as follows:

	December 31, 2007
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury and U.S. Government agency securities	$104,857	(218)	335,372	(1,045)	440,229	(1,263)
Mortgage-backed securities	356,124	(1,314)	527,472	(11,522)	883,596	(12,836)
State and municipal securities	8,459	(55)	12,745	(264)	21,204	(319)
Equity securities	—	—	—	—	—	—
Other investments	—	—	1,674	(76)	1,674	(76)

Total	$469,440	(1,587)	877,263	(12,907)	1,346,703	(14,494)

Notes to Consolidated Financial Statements

	December 31, 2006
	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury and U.S Government agency securities	$208,942	(419)	1,118,599	(17,108)	1,327,541	(17,527)
Mortgage-backed securities	205,418	(618)	717,797	(19,973)	923,215	(20,591)
State and municipal securities	11,637	(61)	20,281	(406)	31,918	(467)
Equity securities	—	—	—	—	—	—
Other investments	926	(74)	1,001	(11)	1,927	(85)

Total	$426,923	(1,172)	1,857,678	(37,498)	2,284,601	(38,670)

U.S. Treasury and U.S. Government agency securities.  The unrealized losses in this category consist primarily of unrealized losses in direct obligations of U.S. Government agencies and were caused by interest rate increases. Because Synovus has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, Synovus does not consider these investments to be other-than-temporarily impaired at December 31, 2007 or December 31, 2006.

Mortgage-backed securities.  The unrealized losses on investment in mortgage-backed securities were caused by interest rate increases. At December 31, 2007, all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by U.S. Government agencies. These securities are rated AAA by both Moody’s and Standard and Poor’s. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because Synovus has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, Synovus does not consider these investments to be other-than-temporarily impaired at December 31, 2007 or December 31, 2006.

The amortized cost and estimated fair value by contractual maturity of investment securities available for sale at December 31, 2007 are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
(In thousands)	Cost	Fair Value

U.S. Treasury and U.S
Government agency securities:
Within 1 year	$420,911	420,352
1 to 5 years	735,637	748,714
5 to 10 years	532,934	546,154
More than 10 years	226,523	230,161

	$1,916,005	1,945,381

Notes to Consolidated Financial Statements

	Amortized	Estimated
(In thousands)	Cost	Fair Value

State and municipal securities:
Within 1 year	$16,380	16,450
1 to 5 years	62,151	63,345
5 to 10 years	67,311	68,801
More than 10 years	15,855	15,960

	$161,697	164,556

Other investments:
Within 1 year	$850	848
1 to 5 years	1,247	1,247
5 to 10 years	1,800	1,800
More than 10 years	8,663	8,589

	$12,560	12,484

Equity securities	$114,205	114,230

Mortgage-backed securities	$1,436,445	1,430,323

Total investment securities:	$3,640,912	3,666,974

Within 1 year	$438,141	437,650
1 to 5 years	799,035	813,306
5 to 10 years	602,045	616,755
More than 10 years	251,041	254,710
Equity securities	114,205	114,230
Mortgage-backed securities	1,436,445	1,430,323

	$3,640,912	3,666,974

A summary of sales transactions in the investment securities available for sale portfolio for 2007, 2006, and 2005 is as follows:

		Gross	Gross
		Realized	Realized
(In thousands)	Proceeds	Gains	Losses

2007	$25,482	1,056	(76)
2006	130,457	—	(2,118)
2005	50,048	744	(281)

At December 31, 2007 and 2006, investment securities with a carrying value of $3.1 billion and $2.9 billion, respectively, were pledged to secure certain deposits, securities sold under repurchase agreements, and Federal Home Loan Bank (FHLB) advance, as required by law and contractual agreements.

Note 6	Loans

Loans outstanding, by classification, are summarized as follows:

	December 31,
(In thousands)	2007	2006

Commercial:
Commercial, financial, and
agricultural	$6,424,499	5,874,204
Owner occupied	4,239,639	4,054,728
Real estate — construction	8,007,794	7,517,611
Real estate — mortgage	3,875,451	3,595,798

Total commercial	22,547,383	21,042,341

Retail:
Real estate — mortgage	3,211,625	2,881,880
Retail loans — credit card	291,149	276,269
Retail loans — other	494,591	500,757

Total retail	3,997,365	3,658,906

Total loans	26,544,748	24,701,247

Unearned income	(46,163)	(46,695)

Total loans, net of unearned income	$26,498,585	24,654,552

Activity in the allowance for loan losses is summarized as follows:

	Years Ended December 31,
(In thousands)	2007	2006	2005

Balance at beginning of year	$314,459	289,612	265,745
Allowance for loan losses of acquired subsidiaries	—	9,915	—
Provision for losses on loans	170,208	75,148	82,532
Recoveries of loans previously charged off	14,155	12,590	8,561
Loans charged off	(131,209)	(72,806)	(67,226)

Balance at end of year	$367,613	314,459	289,612

At December 31, 2007, the recorded investment in loans that were considered to be impaired was $264.9 million. Included in this amount is $233.2 million of impaired loans

Notes to Consolidated Financial Statements

(which consist primarily of collateral dependent loans) for which there is no related allowance for loan losses determined in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance on these loans is zero because estimated losses on collateral dependent impaired loans included in this total have been charged-off. Impaired loans at December 31, 2007 also include $31.7 million of impaired loans for which the related allowance for loan losses is $6.4 million. At December 31, 2007, all impaired loans were on non-accrual status.

At December 31, 2006, the recorded investment in loans that were considered to be impaired was $42.2 million. Included in this amount was $1.7 million of impaired loans for which the related allowance for loan losses was $145 thousand, and $40.5 million of impaired loans (which consist primarily of collateral dependent loans) for which there was no related allowance for loan losses determined in accordance with SFAS No. 114.

The allowance for loan losses on impaired loans was determined using either the fair value of the loans’ collateral, less estimated selling costs, or discounted cash flows. The average recorded investment in impaired loans was approximately $148.1 million, $67.1 million, and $90.9 million for the years ended December 31, 2007, 2006, and 2005, respectively. There was no interest income recognized for the investment in impaired loans for the years ended December 31, 2007 and 2006, and the related amount of interest income recognized during the period that such loans were impaired was approximately $3.6 million for the year ended December 31, 2005.

Loans on nonaccrual status amount to $341.9 million, $96.2 million, and $80.0 million, at December 31, 2007, 2006, and 2005, respectively.

A substantial portion of the loans are secured by real estate in markets in which subsidiary banks are located throughout Georgia, Alabama, Tennessee, South Carolina, and Florida. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio, and the recovery of a substantial portion of the carrying amount of real estate owned, are susceptible to changes in market conditions in these areas.

In the ordinary course of business, Synovus’ subsidiary banks have made loans to certain executive officers and directors (including their associates) of the Parent Company and its significant subsidiaries, as defined. Significant subsidiaries consist of Columbus Bank and Trust Company, Bank of North Georgia, and The National Bank of South Carolina. Management believes that such loans are made substantially on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unaffiliated customers. The following is a summary of such loans outstanding and the activity in these loans for the year ended December 31, 2007.

(In thousands)

Balance at December 31, 2006	$298,409
Adjustment for executive officer and director changes	(3,377)

Adjusted balance at December 31, 2006	295,032
New loans	321,594
Repayments	(303,110)

Balance at December 31, 2007	$313,516

Note 7	Goodwill, Other Intangible Assets and Other Assets

The following table shows the changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006. There were no impairment losses for the years ended December 31, 2007 and 2006.

(In thousands)	Goodwill

Balance as of December 31, 2005	$338,686
Goodwill acquired	177,271	(1)
Impairment losses	—
Other	(238	)(2)

Balance as of December 31, 2006	515,719
Goodwill acquired	3,419	(3)(4)
Impairment losses	—

Balance as of December 31, 2007	$519,138

(1)	For the year ended December 31, 2006, $585 thousand pertains to contingent consideration relating to the GLOBALT acquisition. Additionally, goodwill acquired during 2006 includes $122.1 million resulting from the Riverside acquisition on March 25, 2006, and $54.6 million resulting from the First Florida acquisition on April 1, 2006. See Note 3 for additional information regarding these acquisitions.

(2)	During 2006, Synovus recorded a reduction in goodwill of $238 thousand associated with the dissolution of a bank owned leasing company.

(3)	During 2007, $1.9 million pertains to contingent consideration relating to the GLOBALT acquisition.

(4)	During the year ended December 31, 2007, Synovus finalized the purchase price allocation of the Riverside and First Florida acquisitions. This resulted in increases in goodwill of $1.3 million and $259 thousand for Riverside and First Florida, respectively.

Notes to Consolidated Financial Statements

Other intangible assets as of December 31, 2007 and 2006 are presented in the following table:

	2007			2006
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
(In thousands)	Amount	Amortization	Net	Amount	Amortization	Net

Other intangible assets:
Purchased trust revenues	$4,210	(1,848)	2,362	4,210	(1,567)	2,643
Acquired customer contracts	5,270	(2,863)	2,407	7,331	(2,585)	4,746
Core deposit premiums	46,331	(23,663)	22,668	46,331	(19,232)	27,099
Other	666	(96)	570	1,247	(42)	1,205

Total carrying value	$56,477	(28,470)	28,007	59,119	(23,426)	35,693

Aggregate other intangible assets amortization expense for the years ended December 31, 2007, 2006, and 2005 was $5.1 million, $5.8 million, and $5.3 million, respectively. Aggregate estimated amortization expense over the next five years is: $5.1 million in 2008, $4.7 million in 2009, $4.4 million in 2010, $4.1 million in 2011, and $3.4 million in 2012.

Other Assets

Significant balances included in other assets at December 31, 2007 and 2006 are as follows:

(In thousands)	2007	2006

Accrued interest receivable	$244,521	232,746
Accounts receivable	52,924	39,509
Cash surrender value of bank owned life insurance	361,737	204,027
Other real estate (ORE)	101,487	25,923
Private equity investments	58,039	38,853
Prepaid expenses	40,505	39,551
Net deferred income tax assets	117,172	111,407
Miscellaneous other assets	208,680	140,264

Total other assets	$1,185,065	832,280

Note 8	Interest Bearing Deposits

A summary of interest bearing deposits at December 31, 2007 and 2006 is as follows:

(In thousands)	2007	2006

Interest bearing demand deposits	$3,362,572	3,228,350
Money market accounts	7,557,031	7,132,683
Savings accounts	442,824	499,962
Time deposits under $100,000	2,773,815	3,020,975
Time deposits of $100,000 or more	4,063,755	4,086,232

	18,199,997	17,968,202
Brokered time deposits*	3,287,396	3,014,495

Total interest bearing deposits	$21,487,393	20,982,697

*	Brokered time deposits are in amounts of $100,000 or more.

Interest bearing deposits include the unamortized balance of purchase accounting adjustments and the fair value basis adjustment for those time deposits which are hedged with interest rate swaps. Interest expense for the years ended December 31, 2007, 2006, and 2005 on time deposits of $100,000 or more was $364.2 million, $299.7 million, and $171.7 million, respectively.

Notes to Consolidated Financial Statements

The following table presents scheduled cash maturities of time deposits at December 31, 2007:

(In thousands)

Maturing within one year	$8,828,946
between 1 — 2 years	563,981
2 — 3 years	309,313
3 — 4 years	157,685
4 — 5 years	96,706
Thereafter	168,335

$10,124,966

Note 9	Long-Term Debt and Short-Term Borrowings

Long-term debt at December 31, 2007 and 2006 consists of the following:

(In thousands)	2007	2006

Parent Company:
4.875% subordinated notes, due February 15, 2013, with semi-annual interest payments and principal to be paid at maturity	$300,000	300,000
5.125% subordinated notes, due June 15, 2017, with semi-annual interest payments and principal to be paid at maturity	450,000	450,000
LIBOR + 3.45% debentures, redeemed in 2007	—	10,180
LIBOR + 1.80% debentures, due April 19, 2035 with quarterly interest payments and principal to be paid at maturity (rate of 6.79% at December 31, 2007)	10,150	10,218
Hedge-related basis adjustment	11,533	887

Total long-term debt — Parent Company	$771,683	771,285

Subsidiaries:
Federal Home Loan Bank advances with interest and principal payments due at various maturity dates through 2018 and interest rates ranging from 2.00% to 6.09% at December 31, 2007 (weighted average interest rate of 4.83% at December 31, 2007)	$1,111,420	566,930
Other notes payable and capital leases with interest and principal payments due at various maturity dates through 2028 (weighted average interest rate of 4.32% at December 31, 2007)	7,132	5,143

Total long-term debt — subsidiaries	1,118,552	572,073

Total long-term debt	$1,890,235	1,343,358

The provisions of the loan and security agreements associated with some of the promissory notes place certain restrictions, within specified limits, on payments of cash dividends, issuance of additional debt, creation of liens upon property, disposition of common stock or assets, and investments in subsidiaries. As of December 31, 2007, Synovus and its subsidiaries were in compliance with the covenants of the loan and security agreements.

The Federal Home Loan Bank advances are secured by certain loans receivable of approximately $2.4 billion, as well as investment securities of approximately $86.1 million at December 31, 2007.

Synovus has an unsecured line of credit with an unaffiliated bank for $25 million with an interest rate of 50 basis points above the short-term index, as defined. The line of credit requires an annual commitment fee of .125% on the average daily available balance and draws can be made on demand (subject to compliance with certain restrictive covenants). There were no advances outstanding at December 31, 2007 and 2006.

Notes to Consolidated Financial Statements

Required annual principal payments on long-term debt for the five years subsequent to December 31, 2007 are shown on the following table:

	Parent
(In thousands)	Company	Subsidiaries	Total

2008	$—	399,379	399,379
2009	—	392,464	392,464
2010	—	246,208	246,208
2011	—	33,394	33,394
2012	—	37,926	37,926

The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

(In thousands)	2007	2006	2005

Balance at December 31	$2,319,412	1,582,487	1,300,379
Weighted average interest rate at December 31	3.81%	4.97%	3.76%
Maximum month end balance during the year	$2,767,055	1,986,919	2,026,224
Average amount outstanding during the year	1,957,990	1,578,163	1,197,342
Weighted average interest rate during the year	4.75%	4.62%	2.87%

Note 10	Other Comprehensive Income (Loss)

The components of other comprehensive income (loss) for the years ended December 31, 2007, 2006, and 2005 are as follows:

	2007			2006			2005
	Before-	Tax	Net of	Before-	Tax	Net of	Before-	Tax	Net of
	Tax	(Expense)	Tax	Tax	(Expense)	Tax	Tax	(Expense)	Tax
(In thousands)	Amount	or Benefit	Amount	Amount	or Benefit	Amount	Amount	or Benefit	Amount

Net unrealized gains (losses) on cash flow hedges	$29,859	(11,525)	18,334	5,909	(2,259)	3,650	(3,670)	1,430	(2,240)
Net unrealized gains (losses) on investment securities available for sale:
Unrealized gains (losses) arising during the year	51,794	(19,940)	31,854	19,456	(7,482)	11,974	(45,639)	17,568	(28,071)
Reclassification adjustment for (gains) losses realized in net income	(980)	377	(603)	2,118	(824)	1,294	(463)	180	(283)

Net unrealized gains (losses)	50,814	(19,563)	31,251	21,574	(8,306)	13,268	(46,102)	17,748	(28,354)
Amortization of postretirement unfunded health benefit, net of tax	1,315	(498)	817	—	—	—	—	—	—
Foreign currency translation gains (losses)	7,621	(1,470)	6,151	16,688	(3,813)	12,875	(12,161)	4,316	(7,845)

Other comprehensive income (loss)	$89,609	(33,056)	56,553	44,171	(14,378)	29,793	(61,933)	23,494	(38,439)

Cash settlements on cash flow hedges were $3.1 million, $2.5 million, and $7 thousand for the years ended December 31, 2007, 2006, and 2005, respectively, all of which were included in earnings. During 2007, 2006, and 2005, Synovus recorded cash (payments) receipts on terminated hedges of ($1.3) million, $159 thousand, and ($6.2) million, respectively, which were deferred and are being amortized into earnings over the shorter of the remaining contract life or the maturity of the

Notes to Consolidated Financial Statements

designated instrument as an adjustment to interest income (expense). There were two terminated cash flow hedges during 2007. There was one terminated cash flow hedge during 2006, and two terminated cash flow hedges during 2005. The corresponding net amortization on these settlements was approximately ($816) thousand, ($389) thousand, and ($165) thousand in 2007, 2006, and 2005, respectively. The change in unrealized gains (losses) on cash flow hedges was approximately $30.3 million in 2007, $5.6 million in 2006, and ($3.8) million in 2005.

Note 11	Earnings Per Share

The following table displays a reconciliation of the information used in calculating basic and diluted earnings per share (EPS) for the years ended December 31, 2007, 2006, and 2005.

				Income from
	Income from		Weighted	Continuing
	Continuing		Average	Operations	Net Income
(In thousands, except per share data)	Operations	Net Income	Shares	Per Share	Per Share

Basic:
2007	$342,935	$526,305	326,849	$1.05	$1.61
2006	415,103	616,917	321,241	1.29	1.92
2005	359,050	516,446	311,495	1.15	1.66
Diluted:
2007	$342,935	$526,305	329,863	$1.04	$1.60
2006	415,103	616,917	324,232	1.28	1.90
2005	359,050	516,446	314,815	1.14	1.64

Basic earnings per share is computed by dividing net income by the average common shares outstanding for the period. Diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted. The dilutive effect of outstanding options and restricted shares is reflected in diluted earnings per share by application of the treasury stock method.

The following represents potentially dilutive shares including options to purchase shares of Synovus common stock and non-vested shares that were outstanding during the periods noted below, but were not included in the computation of diluted earnings per share because the options’ exercise price and fair value of non-vested shares was greater than the average market price of the common shares during the period.

		Weighted Average
	Number	Exercise Price
Quarter Ended	of Shares	Per Share

December 31, 2007	12,577,751	$27.69	*
September 30, 2007	4,902,564	$29.38
June 30, 2007	2,500	$32.57
March 31, 2007	2,500	$32.57
December 31, 2006	11,863	$30.61
September 30, 2006	4,651,345	$29.21
June 30, 2006	5,727,935	$28.79
March 31, 2006	5,710,605	$28.89
December 31, 2005	4,725,260	$29.21
September 30, 2005	4,703,210	$29.22
June 30, 2005	2,933,225	$29.05
March 31, 2005	2,637,150	$28.98

*	See the summary of stock option activity table in Note 15 for the options outstanding adjustment to the weighted-average exercise price for all options outstanding at December 31, 2007.

Note 12	Derivative Instruments, Commitments and Contingencies

Derivative Instruments

As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risk. These derivative instruments consist of interest rate swaps, commitments to sell

Notes to Consolidated Financial Statements

fixed-rate mortgage loans, and commitments to fund fixed-rate mortgage loans made to prospective mortgage loan customers. Mortgage rate lock commitments represent derivative instruments since it is intended that such loans will be sold.

Synovus originates first lien residential mortgage loans for sale into the secondary market and generally does not hold the originated loans for investment purposes. Mortgage loans are either converted to securities or are sold to a third party servicing aggregator.

At December 31, 2007, Synovus had commitments to fund fixed-rate mortgage loans to customers in the amount of $59.5 million. The fair value of these commitments at December 31, 2007 was an unrealized loss of $139 thousand, which was recorded as a component of mortgage banking income in the consolidated statements of income.

At December 31, 2007, outstanding commitments to sell fixed-rate mortgage loans amounted to approximately $147.6 million. Such commitments are entered into to reduce the exposure to market risk arising from potential changes in interest rates, which could affect the fair value of mortgage loans held for sale and outstanding commitments to originate residential mortgage loans for resale.

The commitments to sell mortgage loans are at fixed prices and are scheduled to settle at specified dates that generally do not exceed 90 days. The fair value of outstanding commitments to sell mortgage loans at December 31, 2007 was an unrealized loss of $705 thousand, which was recorded as a component of mortgage banking income in the consolidated statements of income.

Synovus utilizes interest rate swaps to manage interest rate risks, primarily arising from its core community banking activities. These interest rate swap transactions generally involve the exchange of fixed and floating rate interest rate payment obligations without the exchange of underlying principal amounts. Entering into interest rate derivatives potentially exposes Synovus to the risk of counterparties’ failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

The receive fixed interest rate swap contracts at December 31, 2007 are being utilized to hedge $800 million in floating rate loans and $1.96 billion in fixed-rate liabilities. A summary of interest rate contracts and their terms at December 31, 2007 and 2006 is shown below. In accordance with the provisions of SFAS No. 133, the fair value (net unrealized gains and losses) of these contracts has been recorded on the consolidated balance sheets.

		Weighted		Weighted			Net
		Average	Weighted	Average			Unrealized
	Notional	Receive	Average Pay	Maturity	Unrealized	Unrealized	Gains
(Dollars in thousands)	Amount	Rate	Rate*	In Months	Gains	Losses	(Losses)

December 31, 2007
Receive fixed swaps:
Fair value hedges	$1,957,500	4.97%	4.87%	25	$20,349	(2,268)	18,081
Cash flow hedges	800,000	8.06%	7.25%	34	32,340	—	32,340

Total	$2,757,500	5.87%	5.56%	28	$52,689	(2,268)	50,421

December 31, 2006
Receive fixed swaps:
Fair value hedges	$2,082,500	4.91%	5.11%	31	$32,686	(14,787)	17,899
Cash flow hedges	700,000	7.91%	8.25%	38	4,265	(2,253)	2,012

Total	$2,782,500	5.66%	5.90%	32	$36,951	(17,040)	19,911

* Variable pay rate based upon contract rates in effect at December 31, 2007 and 2006.

Synovus designates hedges of floating rate loans as cash flow hedges. These swaps hedge against the variability of cash flows from specified pools of floating rate prime based loans. Synovus calculates effectiveness of the hedging relationship quarterly using regression analysis for all cash flow hedges entered into after March 31, 2007. The cumulative dollar offset method is used for all hedges entered into prior to that date. As of December 31, 2007, cumulative ineffectiveness for Synovus’ portfolio of cash flow hedges represented a gain of approximately $40 thousand. Ineffectiveness from cash flow hedges is recognized in the consolidated statements of income as other operating income.

Notes to Consolidated Financial Statements

Synovus expects to reclassify from accumulated other comprehensive income approximately $7.3 million as net-of-tax income during the next twelve months, as the related payments for interest rate swaps and amortization of deferred gains(losses) are recorded.

During 2007 and 2006, Synovus terminated certain cash flow hedges which resulted in a net pre-tax loss of $1.3 million and a net pre-tax gain of $159 thousand, respectively. These gains (losses) have been included as a component of accumulated other comprehensive income (loss) and are being amortized over the shorter of the remaining contract life or the maturity of the designated instrument as an adjustment to interest income (expense). The remaining unamortized deferred loss balances at December 31, 2007 and 2006 were $4.4 million and $4.0 million, respectively.

Synovus designates hedges of fixed rate liabilities as fair value hedges. These swaps hedge against the change in fair market value of various fixed rate liabilities due to changes in the benchmark interest rate LIBOR. Synovus calculates effectiveness of the hedging relationships quarterly using regression analysis for all fair value hedges entered into after March 31, 2007. The cumulative dollar offset method is used for all hedges entered into prior to that date, except for those hedges entered into prior to March 31, 2007 which have been redesignated and now use regression analysis. As of December 31, 2007, cumulative ineffectiveness for Synovus’ portfolio of fair value hedges represented a gain of approximately $399 thousand. Ineffectiveness from fair value hedges is recognized in the consolidated statements of income as other operating income.

Synovus also enters into derivative financial instruments to meet the financing and interest rate risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings. As of December 31, 2007 and 2006, the notional amount of customer related derivative financial instruments, including both the customer position and the offsetting position, was $2.96 billion and $2.05 billion, respectively. At December 31, 2007, Synovus had derivative positions for customer interest rate risk management needs with unrealized gains of $51.4 million and unrealized losses of $52.3 million for a net unrealized loss of $912 thousand.

Synovus also enters into derivative financial instruments to meet the equity risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus enters into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are recorded at fair value with any resulting gain or loss recorded in current period earnings. The notional amount of customer related equity derivative financial instruments, including both the customer position and the offsetting position, was $10.7 million and $19.8 million at December 31, 2007 and 2006, respectively. At December 31, 2007, Synovus had derivative positions for customer equity risk management needs with unrealized gains of $8.0 million which were fully offset by unrealized losses of $8.0 million.

Loan Commitments and Letters of Credit

Synovus is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

The carrying amount of loan commitments and letters of credit closely approximates the fair value of such financial instruments. Carrying amounts include unamortized fee income and, in some instances, allowances for any estimated credit losses from these financial instruments. These amounts are not material to Synovus’ consolidated balance sheets.

As of December 31, 2007, Synovus had standby and commercial letters of credit in the amount of $2.20 billion. The standby letters of credit are conditional commitments issued by Synovus to guarantee the performance of a customer to a third party. The approximate terms of these commitments range from one to five years. Collateral is required to support letters of credit in accordance with management’s evaluation of the creditworthiness of each customer.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and standby and commercial letters of credit, is represented by the contract amount of those instruments. Synovus uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

Notes to Consolidated Financial Statements

Loan commitments and letters of credit at December 31, 2007 include the following:

(In thousands)

Standby and commercial letters of credit	$2,208,517
Commitments to fund commercial real estate, construction, and land development loans	1,978,570
Unused credit card lines	1,453,115
Commitments under home equity lines of credit	1,066,752
Other loan commitments	4,082,629

Total	$10,789,583

Lease Commitments

Synovus and its subsidiaries have entered into long-term operating leases for various facilities and equipment. Management expects that as these leases expire they will be renewed or replaced by similar leases based on need.

At December 31, 2007, minimum rental commitments under all such non-cancelable leases for the next five years and thereafter are as follows:

(In thousands)

2008	$18,450
2009	17,120
2010	16,189
2011	15,470
2012	15,170
Thereafter	116,395

Total	$198,794

Rental expense on facilities was $24.5 million, $19.6 million, and $17.3 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Visa Litigation

Synovus is a member of the Visa USA network. Under Visa USA bylaws, Visa members are obligated to indemnify Visa USA and/or its parent company, Visa, Inc., for potential future settlement of, or judgments resulting from, certain litigation, which Visa refers to as the “covered litigation.” Synovus’ indemnification obligation is limited to its membership proportion of Visa USA. On November 7, 2007, Visa announced the settlement of its American Express litigation, and disclosed in its annual report to the SEC on Form 10-K for the year ended September 30, 2007 that Visa had accrued a contingent liability for the estimated settlement of its Discover litigation. Accordingly, during 2007, Synovus has recognized a contingent liability in the amount of $36.8 million as an estimate for its membership proportion of the American Express settlement and the potential Discover settlement, as well as its membership proportion of the amount that Synovus estimates will be required for Visa to settle the remaining covered litigation. The timing for ultimate settlement of all covered litigation is not determinable at this time.

Legal Proceedings

Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the ordinary course of business, Synovus and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries and investigations. Synovus establishes accruals for litigation and regulatory matters when those matters present loss contingencies that Synovus determines to be both probable and reasonably estimable. In the pending regulatory matter described below, loss contingencies are not reasonably estimable in the view of management, and, accordingly, a reserve has not been established for this matter. Based on current knowledge, advice of counsel and available insurance coverage, management does not believe that the eventual outcome of pending litigation and/or regulatory matters, including the pending regulatory matter described below, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to Synovus’ results of operations for any particular period.

The FDIC is currently conducting an investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (CB&T), a wholly owned banking subsidiary of Synovus, in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation (CompuCredit). CB&T issues credit cards that are marketed and serviced by CompuCredit pursuant to the Affinity Agreement. A provision of the Affinity Agreement generally requires CompuCredit to indemnify CB&T for losses incurred as a result of the failure of credit card programs offered pursuant to the Agreement to comply with applicable law. Synovus is subject to a per event 10% share of any such loss, but Synovus’ 10% payment obligation is limited to a cumulative total of $2 million for all losses incurred.

CB&T is cooperating with the FDIC’s investigation. Synovus cannot predict the eventual outcome of the FDIC’s investigation; however, the investigation has resulted in material changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the

Notes to Consolidated Financial Statements

Affinity Agreement. It is likely that the investigation may result in further changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement and the imposition of one or more regulatory sanctions, including a civil money penalty and/or restitution of certain fees to affected cardholders. At this time, management of Synovus does not expect the ultimate resolution of the investigation to have a material adverse effect on its consolidated financial condition, results of operations or cash flows primarily due to the expected performance by CompuCredit of its indemnification obligations described in the paragraph above.

Note 13	Regulatory Requirements and Restrictions

The amount of dividends paid to the Parent Company from each of the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiary banks for payment in 2008, in the aggregate, without prior approval from the banking regulatory agencies, is approximately $407 million. In prior years, certain Synovus banks have received permission and have paid cash dividends to the Parent Company in excess of these regulatory limitations.

Synovus is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Synovus must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Synovus on a consolidated basis, and the Parent Company and subsidiary banks individually, to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets as defined, and of Tier I capital to average assets, as defined. Management believes that as of December 31, 2007, Synovus meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the Federal Reserve Bank of Atlanta categorized all of the subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Synovus and its subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table shown below on the following page. Management is not currently aware of the existence of any conditions or events occurring subsequent to December 31, 2007 which would affect the well-capitalized classification.

Notes to Consolidated Financial Statements

The following table summarizes regulatory capital information at December 31, 2007 and 2006 on a consolidated basis and for each significant subsidiary, defined as any direct subsidiary of the Company with assets or net income exceeding 10% of the consolidated totals.

					To be Well
					Capitalized Under
			For Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
(Dollars in thousands)	2007	2006	2007	2006	2007	2006

Synovus Financial Corp.
Tier I capital	$2,870,558	3,254,603	1,260,201	1,197,211	n/a	n/a
Total risk-based capital	3,988,171	4,319,062	2,520,403	2,394,423	n/a	n/a
Tier I capital ratio	9.11%	10.87	4.00	4.00	n/a	n/a
Total risk-based capital ratio	12.66	14.43	8.00	8.00	n/a	n/a
Leverage ratio	8.65	10.64	4.00	4.00	n/a	n/a
Columbus Bank and Trust Company
Tier I capital	$864,588	1,405,072	208,864	230,533	313,295	345,830
Total risk-based capital	912,800	1,440,232	417,727	461,106	522,159	576,383
Tier I capital ratio	16.56%	24.38	4.00	4.00	6.00	6.00
Total risk-based capital ratio	17.48	24.99	8.00	8.00	10.00	10.00
Leverage ratio	11.97	24.56	4.00	4.00	5.00	5.00
Bank of North Georgia
Tier I capital	$453,127	380,545	202,754	160,556	304,132	240,834
Total risk-based capital	514,948	424,567	405,509	321,112	506,886	401,390
Tier I capital ratio	8.94%	9.48	4.00	4.00	6.00	6.00
Total risk-based capital ratio	10.16	10.58	8.00	8.00	10.00	10.00
Leverage ratio	9.17	9.74	4.00	4.00	5.00	5.00
The National Bank of South Carolina
Tier I capital	$434,179	360,985	180,598	152,762	270,897	229,143
Total risk-based capital	477,196	399,398	361,196	305,524	451,495	381,905
Tier I capital ratio	9.62%	9.45	4.00	4.00	6.00	6.00
Total risk-based capital ratio	10.57	10.46	8.00	8.00	10.00	10.00
Leverage ratio	9.39	8.77	4.00	4.00	5.00	5.00
n/a - The prompt corrective action provisions are applicable at the bank level only

Note 14	Employment Expenses and Benefit Plans

Synovus generally provides noncontributory money purchase and profit sharing plans, and 401(k) plans, which cover all eligible employees. Annual discretionary contributions to these plans are set each year by the respective Boards of Directors of each subsidiary, but cannot exceed amounts allowable as a deduction for federal income tax purposes. Synovus made aggregate contributions to these money purchase, profit sharing, and 401(k) plans, recorded as expense, for the years ended December 31, 2007, 2006, and 2005 of approximately $19.5 million, $43.1 million, and $35.9 million, respectively.

Synovus has stock purchase plans for directors and employees whereby Synovus makes contributions equal to one-half of employee and director voluntary contributions. The funds are used to purchase outstanding shares of Synovus common stock. Synovus recorded as expense $7.3 million, $6.7 million, and $6.1 million for contributions to these plans in 2007, 2006, and 2005, respectively.

Synovus has entered into employment agreements with certain executives for past and future services which provide for current compensation in addition to salary in the form of deferred compensation payable at retirement or in the event of death, total disability, or termination of employment. The

Notes to Consolidated Financial Statements

aggregate cost of these salary continuation plans and employment agreements is not material to the consolidated financial statements.

Synovus provides certain medical benefits to qualified retirees through a postretirement medical benefits plan. The benefit expense and accrued benefit cost is not material to the consolidated financial statements.

Note 15	Share-Based Compensation

General Description of Share-Based Compensation Plans

Synovus has various long-term incentive plans under which the Compensation Committee of the Board of Directors has the authority to grant share-based compensation to Synovus employees. At December 31, 2007, Synovus had a total of 22,985,002 shares of its authorized but unissued common stock reserved for future grants under the 2007 Omnibus Plan. The general terms of each of these plans are substantially the same, permitting the grant of share-based compensation including stock options, non-vested shares, and stock appreciation rights. These plans generally include vesting periods ranging from two to three years and contractual terms ranging from five to ten years. Stock options are granted at exercise prices which equal the fair market value of a share of common stock on the grant-date. Synovus historically issues new shares to satisfy share option exercises.

Stock options granted in 2007 and 2006 generally become exercisable over a three-year period, with one-third of the total grant amount vesting on each anniversary of the grant-date, and expire ten years from the date of grant. Vesting for stock options granted during 2007 and 2006 accelerates upon retirement for plan participants who have reached age 62 and who also have no less than fifteen years of service at the date of their election to retire. For stock options granted after adoption of SFAS No. 123R, share-based compensation expense is recognized for plan participants on a straight-line basis over the shorter of the vesting period or the period until reaching retirement eligibility.

Stock options granted prior to 2006 generally become exercisable at the end of a two to three-year vesting period and expire seven to ten years from the date of grant. Vesting for stock options granted prior to 2006 accelerates upon retirement for plan participants who have reached age 50 and who also have no less than fifteen years of service at the date of their election to retire. Prior to adoption of SFAS No. 123R, share-based compensation expense was determined in Synovus’ pro forma disclosure over the nominal vesting period without consideration for retirement eligibility. Following adoption of SFAS No. 123R, share-based compensation expense for all new awards is recognized in income over the shorter of the vesting period or the period until reaching retirement eligibility.

Non-vested shares granted in 2007, 2006 and 2005 generally vest over a three-year period, with one-third of the total grant amount vesting on each anniversary of the grant-date. Share-based compensation expense is recognized for plan participants on a straight-line basis over the vesting period.

Impact of TSYS Spin-Off

As described in Note 2 to the consolidated financial statements, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders on December 31, 2007. Synovus’ share-based plans covering the majority of outstanding stock options on December 31, 2007 contained mandatory antidilution provisions designed to equalize the fair value of an award in an equity restructuring. Approximately 216 thousand of outstanding Synovus stock options were issued under plans of acquired banks which did not contain mandatory antidilution provisions. These options were fully vested. Thus, as a result of the spin-off transaction, all outstanding Synovus stock options were modified as described below. Additionally, all holders of non-vested shares received TSYS shares based on the distribution ratio applicable to all Synovus shares in connection with the spin-off, which are subject to the same vesting period as their non-vested Synovus shares.

Outstanding Synovus stock options held by TSYS employees on December 31, 2007 were converted to TSYS stock options utilizing an adjustment ratio of the post-spin stock price (TSYS 10-day volume-weighted average post-spin stock price) to the pre-spin stock price (Synovus closing stock price immediately pre-spin).

The pre-spin and the post spin fair value of Synovus’ stock options was measured using the Black-Scholes-Merton option pricing model. Outstanding options were grouped and separately measured based on their remaining estimated life. The risk-free interest rate and expected stock price volatility assumptions were matched to the remaining estimated life of the options. The expected volatility for the pre-spin calculation was based on Synovus’ historical stock price volatility, and for the post-spin calculation, was determined using implied volatility which was based on historical volatility of peer companies. The dividend yield included in the pre-spin calculation was 3.4% while the dividend yield assumption in the post-spin calculation was 6.3%.

As a result of this modification, TSYS recognized in 2007 an expense of $5.5 million for outstanding vested options. This expense is included as a component of discontinued operations in the accompanying consolidated statement of income, net of minority interest. Outstanding Synovus stock options held by Synovus employees were converted to equalize their fair value utilizing an adjustment ratio of the post-spin stock price (Synovus 10-day volume-weighted average post-spin stock price) to

Notes to Consolidated Financial Statements

the pre-spin stock price (Synovus closing stock price immediately pre-spin). As a result of this modification, Synovus recognized in 2007 an expense of $2.0 million, principally due to the modification of the outstanding Synovus stock options which were issued under plans of acquired banks that did not contain mandatory antidilutive provisions. This expense is included as a component of discontinued operations in the accompanying consolidated statement of income. The changes that resulted from the aforementioned conversion of stock options due to the spin-off of TSYS are reflected in Synovus’ outstanding options as of December 31, 2007 in the tables that follow.

Share-Based Compensation Expense

Synovus’ share-based compensation costs are recorded as a component of salaries and other personnel expense in the Consolidated Statements of Income. Total share-based compensation expense for continuing operations was $15.9 million, $18.0 million and $862 thousand for 2007, 2006 and 2005, respectively. The total income tax benefit recognized in the Consolidated Statements of Income for share-based compensation arrangements was $5.6 million, $6.4 million and $312 thousand for 2007, 2006 and 2005, respectively.

No share-based compensation costs have been capitalized for the years ended December 31, 2007 and 2006. Aggregate compensation expense recognized in 2007 and 2006 with respect to Synovus stock options included $2.3 million and $5.3 million, respectively, that would have been recognized in previous years had the policy under SFAS No. 123R with respect to retirement eligibility been applied to awards granted prior to January 1, 2006.

As of December 31, 2007, there was total unrecognized compensation cost of approximately $24.1 million related to the unvested portion of share-based compensation arrangements involving shares of Synovus stock.

Prior to the adoption of SFAS No. 123R, Synovus elected to calculate compensation cost for purposes of pro forma disclosure assuming that all options would vest and reverse any recognized compensation costs for forfeited awards when the awards were actually forfeited. SFAS No. 123R requires that compensation cost be recognized net of estimated forfeitures. The estimate of forfeitures is adjusted as actual forfeitures differ from estimates, resulting in compensation cost only for those awards that actually vest. The effect of the change in estimated forfeitures is recognized as compensation cost in the period of the change in estimate. In estimating the forfeiture rate, Synovus stratified its grantees and used historical experience to determine separate forfeiture rates for the different award grants. Currently, Synovus estimates forfeiture rates for its grantees in the range of 0% to 10%.

Stock Option Awards

The weighted-average grant-date fair value of stock options granted to key Synovus employees during 2007, 2006 and 2005 was $7.22, $6.40 and $7.06, respectively. The fair value of the option grants was determined using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2007	2006	2005

Risk-free interest rate	4.8%	4.5	4.1
Expected stock price volatility	21.7	24.9	21.4
Dividend yield	2.6	2.8	2.4
Expected life of options	6.0 years	5.8 years	8.5 years

The expected volatility for stock option awards in 2007 and 2006 was determined with equal weighting of implied volatility and historical volatility, and for awards prior to 2006, was determined using implied volatility. The expected life for stock options granted during 2007 and 2006 was calculated using the “simplified” method, as prescribed by the SEC’s Staff Accounting Bulletin No. 107. The expected life for stock options granted prior to 2006 was determined from historical experience.

Notes to Consolidated Financial Statements

A summary of stock option activity (including performance-accelerated stock options as described below) and changes during the years ended December 31, 2007, 2006, and 2005 is presented below:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
Stock Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	23,639,261	$22.83	25,546,776	$22.66	25,769,908	$21.51
Options granted	246,660	31.93	868,966	27.66	2,575,053	29.02
Options assumed in connection with acquisitions	—	—	877,915	8.36	—	—
Options exercised	(4,362,785)	18.74	(3,418,550)	18.89	(2,551,310)	17.34
Options forfeited	(471,600)	19.34	(173,050)	27.49	(209,842)	24.05
Options expired	(68,079)	19.19	(62,796)	21.01	(37,033)	22.84
Options converted to TSYS options on December 31, 2007 due to TSYS spin-off	(5,437,719)	27.32	—	—	—	—
Options outstanding and price adjustment due to TSYS spin-off on December 31, 2007	15,453,864	(12.06)	—	—	—	—

Options outstanding at end of year	28,999,602	$10.58	23,639,261	$22.83	25,546,776	$22.66

Options exercisable at end of year	25,148,449	$10.10	14,179,889	$21.21	12,415,332	$21.75

The following table summarizes information about Synovus’ stock options outstanding and exercisable at December 31, 2007.

As of December 31, 2007
	Options	Options
	Outstanding	Exercisable

Weighted-average remaining contractual life	4.92 years	4.36 years

Aggregate intrinsic value	$(3,195,905)	$9,360,235

The intrinsic value of stock options exercised during the years ended December 31, 2007, 2006 and 2005 was $44.6 million, $31.8 million and $27.8 million, respectively. The total grant date fair value of stock options vested during 2007 and 2006 was $33.5 million and $27.8 million, respectively. At December 31, 2007, there was approximately $2.9 million of total unrecognized compensation cost related to non-vested stock options. This cost is expected to be recognized over a weighted-average remaining period of 1.11 years.

Synovus granted performance-accelerated stock options to certain key executives in 2000 that fully vested during 2007. The exercise price per share was equal to the fair market value at the date of grant. The grant-date fair value was amortized on a straight-line basis over seven years with the portion related to periods prior to 2006 having previously been included in pro forma disclosures and the portion related to periods from January 1, 2006 through the vesting date in 2007 being recognized in the Consolidated Statements of Income.

Summary information regarding these performance-accelerated stock options including adjustments resulting from the December 31, 2007 spin-off of TSYS is presented below. There were no performance-accelerated stock options granted during 2007, 2006, or 2005.

			Options
Year	Number	Exercise	Outstanding at
Options	of Stock	Price	December 31,
Granted	Options	Per Share	2007

2000	8,777,563	$8.27-8.44	7,921,214

Non-Vested Shares

In addition to the stock options described above, non-transferable, non-vested shares of Synovus common stock have been awarded to certain key Synovus employees and non-employee directors of Synovus. The weighted-average grant-date fair value of non-vested shares granted during 2007, 2006 and 2005 was $28.37, $27.19 and $27.28, respectively. The total fair value of shares vested during 2007 and 2006 was $5.9 million and $235 thousand, respectively. Except for the grant of

Notes to Consolidated Financial Statements

63,386 performance-vesting shares described below, the market value of the common stock at the date of issuance is amortized as compensation expense using the straight-line method over the vesting period of the awards. Dividends are paid on these non-vested shares during the holding period. These non-vested shares are entitled to voting rights.

A summary of non-vested shares outstanding (excluding the 63,386 performance-vesting shares as described below) and changes during the years ended December 31, 2007, 2006, and 2005 is presented below:

		Weighted-
		Average
		Grant-Date
Non-Vested Shares	Shares	Fair Value

Outstanding at January 1, 2005	—	$—
Granted	82,583	27.28
Vested	—	—
Forfeited	—	—

Outstanding at December 31, 2005	82,583	27.28
Granted	616,495	27.19
Vested	(8,520)	27.62
Forfeited	(6,004)	27.13

Outstanding at December 31, 2006	684,554	27.19
Granted	574,601	28.37
Vested	(215,666)	27.32
Forfeited	(20,946)	27.23

Outstanding at December 31, 2007	1,022,543	$27.83

As of December 31, 2007, there was approximately $21.3 million of total unrecognized compensation cost related to the foregoing non-vested share based compensation arrangements. This cost is expected to be recognized over a weighted-average remaining period of 1.62 years.

During 2005, Synovus authorized a total grant of 63,386 shares of non-vested stock to a key executive with a performance-vesting schedule (performance-vesting shares). These performance-vesting shares have seven one-year performance periods (2005-2011) during each of which the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the performance-vesting shares will vest. Compensation expense for each tranche of this grant is measured based on the quoted market value of Synovus’ stock as of the date that each period’s earnings per share goal is determined and is recorded as a charge to expense on a straight-line basis during each year in which the performance criteria is be met. The total fair value of performance-vesting shares vested during 2007 and 2006 was $351 thousand and $340 thousand, respectively.

The following is a summary of performance-vesting shares outstanding at December 31, 2007, 2006 and 2005:

		Weighted-
		Average
		Grant-Date
Performance-Vesting Shares	Shares	Fair Value

Outstanding at January 1, 2005	—	$—
Granted	12,677	26.82
Vested	—	—
Forfeited	—	—

Outstanding at December 31, 2005	12,677	26.82
Granted	12,677	27.72
Vested	(12,677)	26.82
Forfeited	—	—

Outstanding at December 31, 2006	12,677	27.72
Granted	—	—
Vested	(12,677)	27.72
Forfeited	—	—

Outstanding at December 31, 2007	—	$—

At December 31, 2007, there remained 38,032 performance-vesting shares to be granted between 2008 and 2011.

Cash received from option exercises under all share-based payment arrangements of Synovus common stock for the years ended December 31, 2007, 2006, and 2005 was $63.8 million, $65.5 million, and $43.1 million, respectively.

As stock options for the purchase of Synovus common stock are exercised and non-vested shares vest, Synovus recognizes a tax benefit which is recorded as a component of additional paid-in capital within shareholders’ equity for tax benefits not recognized in the Consolidated Statements of Income. Synovus recognized such tax benefits in the amount of $15.9 million, $11.4 million and $9.5 million for the years 2007, 2006, and 2005, respectively.

Synovus elected to adopt the alternative method of calculating the beginning pool of excess tax benefits as permitted by FASB Staff Position (FSP) No. SFAS 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” This is a simplified method to determine the pool of excess tax benefits that is used in determining the tax effects of share-based compensation in the Consolidated Statements of Income and cash flow reporting for awards that were outstanding as of the adoption of SFAS No. 123R.

Notes to Consolidated Financial Statements

Pro forma

Had Synovus determined compensation expense based on the fair value at the grant date for its stock option grants under SFAS No. 123, income from continuing operations and net income would have been reduced to the pro forma amounts indicated in the following table for 2005. Due to the adoption of SFAS No. 123R in 2006, such pro forma information is not applicable for years subsequent to 2005.

	For The Year Ended
	December 31, 2005
	Income
	from
	Continuing	Net
	Operations	Income

(In thousands, except per share data)
Income from continuing operations/net income, as reported	$359,050	516,446
Add: Share-based employee compensation expense recognized, net of tax	517	1,117
Deduct: Total share-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(9,425)	(15,167)

Pro forma	$350,142	502,396

Earnings per share:
Basic-as reported	$1.15	1.66
Basic-pro forma	1.12	1.61
Diluted-as reported	1.14	1.64
Diluted-pro forma	1.11	1.60

The following table provides aggregate information regarding grants under all Synovus equity compensation plans through December 31, 2007.

(c)
	(a)		(b)	Number of shares
	Number of securities		Weighted-average	remaining available for
	to be issued		exercise price of	issuance excluding
	upon exercise of		outstanding	shares reflected
Plan Category(1)	outstanding options		options	in column (a)

Shareholder approved equity compensation plans for shares of Synovus stock	28,065,124	(2)	$10.77	22,985,002	(3)
Non-shareholder approved equity compensation plans	—		—	—

Total	28,065,124		$10.77	22,985,002

(1)	Does not include information for equity compensation plans assumed by Synovus in mergers. A total of 934,478 shares of common stock were issuable upon exercise of options granted under plans assumed in mergers and outstanding at December 31, 2007. The weighted average exercise price of all options granted under plans assumed in mergers and outstanding at December 31, 2007 was $5.00. Synovus cannot grant additional awards under these assumed plans.

(2)	Does not include an aggregate number of 1,022,543 shares of non-vested stock which will vest over the remaining years through 2011.

(3)	Includes 22,985,002 shares available for future grants as share awards under the 2007 Omnibus Plan.

Notes to Consolidated Financial Statements

Note 16	Fair Value of Financial Instruments

The following table presents the carrying and estimated fair values of on-balance sheet financial instruments at December 31, 2007 and 2006. The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying and estimated fair values relating to derivative instruments and off-balance sheet financial instruments are discussed in Note 12.

The fair value of derivative instruments, consisting of interest rate contracts, is equal to the estimated net amount that Synovus would receive or pay to terminate the interest rate swap contracts at the reporting date, and is determined based on statements from the counterparties, taking into account current interest rates and the credit-worthiness of the counterparties. The fair value of derivative instruments consisting of commitments to fund and sell fixed-rate mortgage loans is determined based on quoted market prices.

Cash and due from banks, interest earning deposits with banks, and federal funds sold and securities purchased under resale agreements are repriced on a short-term basis; as such, the carrying value closely approximates fair value.

The fair values of trading account assets and available for sale investment securities is determined based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The fair value of mortgage loans held for sale is based on quoted prices from secondary market investors.

The fair value of loans is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, mortgage, home equity, credit card, and other consumer loans. Commercial loans are further segmented into certain collateral code groupings. The fair value of the loan portfolio is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan.

The fair value of deposits with no stated maturity, such as non-interest bearing demand accounts, interest bearing demand deposits, money market accounts, and savings accounts, is estimated to be equal to the amount payable on demand as of that respective date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Short-term debt that matures within ten days is assumed to be at fair value. The fair value of other short-term and long-term debt with fixed interest rates is calculated by discounting contractual cash flows using estimated market discount rates.

	2007		2006
	Carrying	Estimated	Carrying	Estimated
(In thousands)	Value	Fair Value	Value	Fair Value

Financial assets:
Cash and due from banks	$682,583	682,583	713,053	713,053
Interest earning deposits with banks	10,950	10,950	19,315	19,315
Federal funds sold and securities purchased under resale agreements	76,086	76,086	101,091	101,091
Trading account assets	17,803	17,803	15,266	15,266
Mortgage loans held for sale	153,437	153,471	175,042	175,277
Investment securities available for sale	3,666,974	3,666,974	3,352,357	3,352,357
Loans, net	26,130,972	26,143,015	24,340,093	24,315,920
Derivative asset positions	112,160	112,160	67,652	67,652
Financial liabilities:
Non-interest bearing deposits	3,472,423	3,472,423	3,545,766	3,545,766
Interest bearing deposits	21,487,393	21,502,929	20,982,697	20,948,689
Federal funds purchased and securities sold under repurchase agreements	2,319,412	2,319,412	1,582,487	1,582,487
Long-term debt	1,890,235	1,844,505	1,343,358	1,321,114
Derivative liability positions	62,650	62,650	48,270	48,270

Notes to Consolidated Financial Statements

Note 17	Income Taxes

The aggregate amount of income taxes included in the consolidated statements of income and in the consolidated statements of changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2007, is presented below:

(Dollars in thousands)	2007	2006	2005

Consolidated Statements of Income:
Income taxes related to continuing operations	$184,739	230,435	204,290
Income taxes related to discontinued operations	145,224	126,181	103,286
Consolidated Statements of Changes in Shareholders’ Equity:
Income taxes related to:
Cumulative effect of a change in accounting principle	230	—	—
Postretirement unfunded health benefit obligation	498	(1,966)	—
SAB No. 108 adjustment	—	14,544	—
Unrealized gains (losses) on investment securities available for sale	19,563	8,306	(17,748)
Unrealized gain (losses) on cash flow hedges	11,525	2,259	(1,430)
Gains and losses on foreign currency translation	1,470	3,813	(4,316)
Share-based compensation	(15,937)	(11,390)	(9,505)

Total	$347,312	$372,182	274,577

For the years ended December 31, 2007, 2006, and 2005, income tax expense (benefit) consists of:

(In thousands)	2007	2006	2005

Current:
Federal	$203,129	234,366	192,691
State	14,955	22,767	25,517

	218,084	257,133	218,208

Deferred:
Federal	(29,272)	(27,294)	(10,656)
State	(4,073)	596	(3,262)

	(33,345)	(26,698)	(13,918)

Total income tax expense	$184,739	230,435	204,290

Income tax expense as shown in the consolidated statements of income differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income from continuing operations before income taxes as a result of the following:

(Dollars in thousands)	2007	2006	2005

Taxes at statutory federal income tax rate	$184,685	225,938	197,169
Tax-exempt income	(3,249)	(3,964)	(3,745)
State income taxes, net of federal income tax benefit	7,073	15,186	14,466
Tax credits	(2,643)	(4,020)	(1,261)
Other, net	(1,127)	(2,705)	(2,339)

Total income tax expense	$184,739	230,435	204,290

Effective income tax rate	35.01%	35.70	36.26

Notes to Consolidated Financial Statements

The tax effects of temporary differences that gave rise to significant portions of the deferred income tax assets and liabilities at December 31, 2007 and 2006 are presented below:

(In thousands)	2007	2006

Deferred income tax assets:
Provision for losses on loans	$140,862	120,695
Finance lease transactions	18,991	12,484
Deferred revenue	6,603	7,901
Deferred compensation	10,953	9,326
Share-based compensation	7,258	6,903
Provision for postretirement benefits under SFAS No. 158	1,186	1,530
Unrealized loss on derivative instruments	3,930	3,941
Visa litigation expense	14,056	—
Net unrealized loss on cash flow hedges	—	1,698
Net unrealized loss on investment securities available for sale	—	9,525
Other	13,511	10,772

Total deferred income tax assets	217,350	184,775

Deferred income tax liabilities:
Excess tax over financial statement depreciation	(56,632)	(48,251)
Purchase accounting adjustments	(11,285)	(14,036)
Net unrealized gain on cash flow hedges	(9,827)	—
Net unrealized gain on investment securities available for sale	(10,039)	—
Ownership interest in partnership	(6,939)	(5,010)
Other	(5,456)	(6,071)

Total gross deferred income tax liabilities	(100,178)	(73,368)

Net deferred income tax assets	$117,172	111,407

Synovus has determined that a valuation allowance with respect to deferred tax assets is not necessary as of December 31, 2007. Synovus files income tax returns in the U.S. Federal jurisdiction and various state jurisdictions, and is subject to examinations by these taxing authorities unless statutory examination periods lapse. Synovus’ U.S. Federal income tax return is filed on a consolidated basis, and for all periods presented, includes the formerly majority owned subsidiary, TSYS. Most state income tax returns are filed on a separate entity basis. Synovus is no longer subject to U.S. Federal income tax examinations for years before 2004 and with few exceptions, Synovus is no longer subject to income tax examinations from state and local tax authorities for years before 2001. There is currently no Federal tax examination in progress. However, certain tax examinations are in progress by the relevant state tax authorities. Although Synovus is unable to determine the ultimate outcome of these examinations, Synovus believes that its liability for uncertain tax positions relating to these jurisdictions for such years is adequate.

Synovus adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” as of January 1, 2007. FIN 48 establishes a single model to address accounting for uncertain tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 provides a two-step process in the evaluation of a tax position. The first step is recognition. A company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including a resolution of any related appeals or litigation processes, based upon the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Notes to Consolidated Financial Statements

Upon adoption as of January 1, 2007, Synovus recognized a $1.4 million decrease in the liability for uncertain tax positions, of continuing operations, with a corresponding increase in retained earnings of $1.4 million as a cumulative effect adjustment. During the twelve months ended December 31, 2007, Synovus decreased its liability for prior year uncertain income tax positions as a discrete item by a net amount of approximately $4.1 million (net of the Federal tax effect) including $1.4 million in interest and penalties. This decrease resulted from the completion of a routine state tax examination, expiring state audit period statutes and other new information impacting the potential resolution of material uncertain tax positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows(1):

(In thousands)

Balance at December 31, 2006	$9,057
Current activity:
Additions based on tax positions related to current year	2,193
Additions for tax positions of prior years	—
Deductions for tax positions of prior years	(4,176)
Settlements	—

Balance at December 31, 2007	$7,074

(1)	Unrecognized state tax benefits are not adjusted for the Federal tax impact.

Synovus recognizes accrued interest and penalties related to unrecognized income tax benefits as a component of income tax expense. Accrued interest and penalties on unrecognized tax benefits totaled $1.9 million and $1.1 million as of January 1, 2007 and December 31, 2007, respectively. The total amount of unrecognized income tax benefits as of January 1, 2007 and December 31, 2007 that, if recognized, would affect the effective tax rate is $7.2 million and $5.4 million (net of the Federal benefit on state tax issues) respectively, which includes interest and penalties of $1.3 million and $0.7 million.

The total liability for uncertain tax positions under FIN 48 at December 31, 2007 is $5.4 million. Synovus is not able to reasonably estimate the amount by which the liability will increase or decrease over time; however, at this time, Synovus does not expect a significant payment related to these obligations within the next year. Synovus expects that approximately $36 thousand of uncertain tax positions will be either settled or resolved during the next twelve months.

Notes to Consolidated Financial Statements

Note 18	Condensed Financial Information of Synovus Financial Corp. (Parent Company only)

Condensed Balance Sheets

	December 31,
(In thousands)	2007	2006

Assets
Cash	$2,157	3,294
Investment in consolidated bank subsidiaries, at equity	3,873,821	4,189,420
Investment in consolidated nonbank subsidiaries, at equity	60,447	57,541
Notes receivable from bank subsidiaries	140,532	167,439
Notes receivable from nonbank subsidiaries	2,382	3,773
Other assets	258,288	165,377

Total assets	$4,337,627	4,586,844

Liabilities and Shareholders’ Equity
Liabilities:
Long-term debt	$771,683	771,285
Other liabilities	124,354	106,909

Total liabilities	896,037	878,194

Shareholders’ equity:
Common stock	335,529	331,214
Additional paid-in capital	1,101,209	1,033,055
Treasury stock	(113,944)	(113,944)
Accumulated other comprehensive income (loss)	31,439	(2,129)
Retained earnings	2,087,357	2,460,454

Total shareholders’ equity	3,441,590	3,708,650

Total liabilities and shareholders’ equity	$4,337,627	4,586,844

Notes to Consolidated Financial Statements

Condensed Statements of Income

	Years Ended December 31,
(In thousands)	2007	2006	2005

Income:
Cash dividends received from bank subsidiaries	$365,024	245,687	251,202
Management and information technology fees from affiliates	117,934	107,133	85,092
Securities gains, net	—	—	166
Interest income	6,693	5,503	3,698
Other income	42,347	29,996	17,332

Total income	531,998	388,319	357,490

Expenses:
Interest expense	41,224	41,343	41,560
Other expenses	250,944	218,803	166,856

Total expenses	292,168	260,146	208,416

Income before income taxes and equity in undistributed net income of subsidiaries	239,830	128,173	149,074
Allocated income tax benefit	(50,854)	(45,260)	(38,471)

Income before equity in undistributed net income of subsidiaries	290,684	173,433	187,545
Equity in undistributed net income of subsidiaries	52,251	241,670	171,505

Income from continuing operations	342,935	415,103	359,050
Income from discontinued operations, net of income taxes and minority interest	183,370	201,814	157,396

Net income	$526,305	616,917	516,446

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows

	Years ended December 31,
(In thousands)	2007	2006	2005

Operating Activities
Net income	$526,305	616,917	516,446
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(244,150)	(443,484)	(328,901)
Depreciation, amortization, and accretion, net	20,063	22,235	17,243
Share-based compensation	21,540	9,889	862
Net increase (decrease) in other liabilities	18,034	43,158	(3,029)
Net (increase) decrease in other assets	(100,708)	(37,106)	7,302
Gain on sale of other assets	—	(1,940)	—
Other, net	47,690	9,416	(1,370)

Net cash provided by operating activities	288,774	219,085	208,553

Investing Activities
Net investment in subsidiaries	(71,963)	(33,757)	(85,887)
Equity method investments	(12,186)	—	(10)
Purchases of premises and equipment	(22,670)	(26,941)	(17,503)
Proceeds from sale of other assets	—	2,135	—
Net decrease (increase) in short-term notes receivable
from bank subsidiaries	26,907	30,238	(170,399)
Net decrease (increase) in short-term notes receivable from non-bank subsidiaries	1,391	241	(2,384)

Net cash used in investing activities	(78,521)	(28,084)	(276,183)

Financing Activities
Dividends paid to shareholders	(264,930)	(244,654)	(224,303)
Principal repayments on long-term debt	(10,310)	(10,310)	(200,000)
Proceeds from issuance of long-term debt	—	—	445,644
Proceeds from issuance of common stock	63,850	65,510	43,125

Net cash (used in) provided by financing activities	(211,390)	(189,454)	64,466

(Decrease) increase in cash	(1,137)	1,547	(3,164)
Cash at beginning of year	3,294	1,747	4,911

Cash at end of year	$2,157	3,294	1,747

For the years ended December 31, 2007, 2006, and 2005, the Parent Company paid income taxes (net of refunds received) of $429.8 million, $380.9 million, and $315.0 million, and interest in the amount of $41.5 million, $41.7 million, and $41.3 million, respectively.

Notes to Consolidated Financial Statements

Note 19	Supplemental Financial Data

Components of other operating income and other operating expenses in excess of 1% of total revenues for any of the respective years are as follows:

	Years ended December 31,
(In thousands)	2007	2006	2005

Income:
Income from private equity investments	$15,457	5,341	2,242
Expenses:
Third-party processing expenses	38,639	35,961	28,024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Synovus Financial Corp.:

We have audited the accompanying consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synovus Financial Corp. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, Synovus Financial Corp. changed its method of accounting for income tax uncertainties during 2007 and changed its method of accounting for stock-based compensation and pension and other postretirement plans and applied the provisions of Staff Accounting Bulletin No. 108 in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Synovus Financial Corp.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 29, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Atlanta, Georgia
February 29, 2008

MANAGEMENT’S REPORT ON INTERNAL
CONTROL OVER FINANCIAL REPORTING

The management of Synovus Financial Corp. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework.

Based on our assessment, we believe that, as of December 31, 2007, the Company’s internal control over financial reporting is effective based on the criteria set forth in Internal Control — Integrated Framework.

Richard E. Anthony Chairman & Chief Executive Officer	Thomas J. Prescott Executive Vice President & Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Synovus Financial Corp.:

We have audited Synovus Financial Corp.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Synovus Financial Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Synovus Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Synovus Financial Corp. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated February 29, 2008 expressed an unqualified opinion on those consolidated financial statements.

Atlanta, Georgia
February 29, 2008

Selected Financial Data

	Years Ended December 31,
(In thousands, except per share data)	2007	2006	2005	2004	2003

Income Statement:
Total revenues(b)	$1,536,996	1,487,337	1,292,166	1,186,898	1,070,988
Net interest income	1,148,948	1,125,789	965,216	859,531	762,456
Provision for losses on loans	170,208	75,148	82,532	75,319	71,777
Non-interest income	389,028	359,430	327,413	327,441	311,023
Non-interest expense	840,094	764,533	646,757	621,675	575,408
Income from continuing operations, net of income taxes	342,935	415,103	359,050	314,941	274,586
Income from discontinued operations, net of income taxes and minority interest(a)	183,370	201,814	157,396	122,092	114,339
Net income	526,305	616,917	516,446	437,033	388,925
Per share data:
Basic earnings per share
Income from continuing operations	1.05	1.29	1.15	1.02	0.91
Net income	1.61	1.92	1.66	1.42	1.29
Diluted earnings per share
Income from continuing operations	1.04	1.28	1.14	1.01	0.90
Net income	1.60	1.90	1.64	1.41	1.28
Cash dividends declared	0.82	0.78	0.73	0.69	0.66
Book value	10.43	11.39	9.43	8.52	7.43
Balance Sheet:
Investment securities	3,666,974	3,352,357	2,958,320	2,695,593	2,529,257
Loans, net of unearned income	26,498,585	24,654,552	21,392,347	19,480,396	16,464,914
Deposits	24,959,816	24,528,463	20,806,979	18,591,402	15,953,702
Long-term debt	1,890,235	1,343,358	1,928,005	1,873,247	1,530,798
Shareholders’ equity	3,441,590	3,708,650	2,949,329	2,641,289	2,245,039
Average total shareholders’ equity	3,935,910	3,369,954	2,799,496	2,479,404	2,166,777
Average total assets	32,895,295	29,831,172	26,293,003	23,275,001	20,412,853
Performance ratios and other data:
Return on average assets(c)	1.60%	2.07	1.96	1.88	1.91
Return on average equity(c)	13.37	18.31	18.45	17.63	17.95
Net interest margin, before fees	3.85	4.12	4.03	3.92	3.89
Net interest margin, after fees	3.97	4.27	4.18	4.21	4.26
Efficiency ratio	55.14	51.18	49.79	52.06	53.34
Dividend payout ratio(d)	51.25	40.99	44.51	48.94	51.56
Average shareholders’ equity to average assets	11.96	11.30	10.65	10.65	10.61
Average shares outstanding, basic	326,849	321,241	311,495	307,262	302,010
Average shares outstanding, diluted	329,863	324,232	314,815	310,330	304,928

(a)	On December 31, 2007, Synovus Financial Corp. (“Synovus”) completed the tax-free spin-off of its shares of Total System Services, Inc. (“TSYS”) common stock to Synovus shareholders. In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” the current period and historical consolidated results of operations and financial position of TSYS, as well as all costs recorded by Synovus associated with the spin-off of TSYS, are now presented as discontinued operations. Additionally, discontinued operations for the year ended December 31, 2007 include a $4.2 million after-tax gain related to the transfer of Synovus’ proprietary mutual funds to a non-affiliated third party.

(b)	Consists of net interest income and non-interest income, excluding securities gains (losses).

(c)	December 31, 2007 ratio includes both continuing and discontinued operations.

(d)	Determined by dividing cash dividends declared per share by diluted net income per share.

Financial Review

Executive Summary

The following financial review provides a discussion of Synovus’ financial condition, changes in financial condition, and results of operations as well as a summary of Synovus’ critical accounting policies. This section should be read in conjunction with the preceding audited consolidated financial statements and accompanying notes.

About Our Business

Synovus is a financial services holding company, based in Columbus, Georgia, with approximately $33 billion in assets. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 37 wholly-owned subsidiary banks and other Synovus offices in Georgia, Alabama, South Carolina, Tennessee, and Florida. At December 31, 2007, our banks ranged in size from $100.7 million to $6.1 billion in total assets.

Our Key Financial Performance Indicators

In terms of how we measure success in our business, the following are our key financial performance indicators:

• Loan Growth	• Credit Quality
• Core Deposit Growth	• Fee Income Growth
• Net Interest Margin	• Expense Management

2007 Financial Performance vs. 2006
(including discontinued operations)

Consolidated

•	Net income: $526.3 million, down 14.7%, compared to $616.9 million for 2006 (excluding expenses related to the TSYS spin-off, Visa litigation, and the Bank of America termination fee, net income of $579.8 million, down 0.7%, compared to $583.7 million for 2006).

•	Diluted earnings per share (EPS): $1.60, down 16.1% from 2006 (2007 EPS of $1.76 excluding expenses related to the TSYS spin-off and Visa litigation).

•	Loan growth: up $1.8 billion, or 7.5% compared to 2006.

•	Core deposit growth (total deposits less brokered time deposits): up $158.4 million, or 0.7%, compared to 2006

•	Net interest margin: 3.97%, compared to 4.27% for 2006.

•	Credit quality:

•	Nonperforming assets ratio of 1.67%, compared to 0.50% at year-end 2006, and

•	Past dues over 90 days and still accruing interest as a percentage of total loans of 0.13% compared to 0.14% at year-end 2006, and

•	Net charge-off ratio of 0.46%, compared to 0.26% for 2006.

•	Non-interest income growth: $389.0 million, up 8.2% from 2006.

•	Non-interest expense up 9.9% from 2006 (up 5.1% excluding Visa litigation expenses).

•	Return on assets: 1.60% compared to 2.07% for 2006.

•	Return on equity: 13.37% compared to 18.31% for 2006.

Additionally during 2007:

•	On November 7, 2007, Visa announced that it had reached a settlement with American Express regarding certain litigation. Synovus has a membership interest in Visa and, along with other banks, has an obligation to share in certain losses under various agreements with Visa in connection with this and other litigation. Synovus recorded a $12.0 million liability during the three months ended September 30, 2007 related to the American Express settlement, and recorded an additional Visa litigation accrual of $24.8 million during the three months ended December 31, 2007 as an estimate of Synovus’ indemnification obligations arising from other covered litigation of Visa.

•	On December 31, 2007, Synovus completed the spin-off of its shares of TSYS common stock to Synovus shareholders. Synovus owned approximately 80.6% of TSYS’ outstanding shares on the date of the spin-off. Each Synovus shareholder received 0.483921 of a share of TSYS common stock for each share of Synovus common stock held on December 18, 2007. Synovus shareholders received cash in lieu of fractional shares for amounts of less than one TSYS share.

•	Synovus opened 24 new retail branch banking locations and relocated 4 existing retail branches to new facilities in 2007.

Financial Review

Presentation of net income and diluted earnings per share excluding expenses associated with the Visa litigation, TSYS spin-off, and Bank of America termination fee are non-GAAP (Generally Accepted Accounting Principles) financial measures. The following tables reconcile net income and diluted net income per share, comparing non-GAAP financial measures to GAAP financial measures:

	Years Ended December 31,
(In thousands, except per share data)	2007	2006	% Chg

Consolidated:
Net income, as reported	$526,305	616,917	(14.7)%
Visa litigation expense, net of income taxes	22,478	—	nm
Spin-off related expenses, net of income taxes and minority interest	30,977	—	nm
Bank of America termination fee, net of accelerated amortization,
income taxes, and minority interest	—	(33,200)	nm

Net income, as adjusted	$579,760	583,717	(0.7)%

Diluted net income per share:
Net income, as reported	$1.60	1.90	(16.1)%
Visa litigation expense, net of income taxes	0.07	—	nm
Spin-off related expenses, net of income taxes and minority interest	0.09	—	nm
Bank of America termination fee, net of accelerated amortization,
income taxes, and minority interest	—	(0.10)	nm

Diluted net income per share, as adjusted	$1.76	1.80	(2.4)%

nm = not meaningful

	Years Ended December 31,
(In thousands, except per share data)	2007	2006	% Chg

Income from continuing operations, as reported	$342,935	415,103	(17.4)%
Visa litigation expense, net of income taxes	22,478	—	nm

Income from continuing operations, as adjusted	$365,413	415,103	(12.0)%

Diluted net income per share:
Income from continuing operations, as reported	$1.04	1.28	(18.8)%
Visa litigation expense, net of income taxes	0.07	—	nm

Income from continuing operations per diluted share, as adjusted	$1.11	1.28	(13.5)%

nm = not meaningful

Synovus believes that the above non-GAAP financial measures provide meaningful information to assist investors in understanding Synovus’ financial results, exclusive of items that management believes are not reflective of its operating results. The non-GAAP measures should not be considered by themselves or as a substitute for the GAAP measures. The non-GAAP measures should be considered as an additional view of the way Synovus’ financial measures are affected by the non-recurring spin-off related expenses, Visa litigation expenses, and the Bank of America termination fee.

Critical Accounting Policies

The accounting and financial reporting policies of Synovus conform to U.S. generally accepted accounting principles and to general practices within the banking and financial services industries. Synovus has identified certain of its accounting policies as “critical accounting policies.” In determining which accounting policies are critical in nature, Synovus has identified the policies that require significant judgment or involve complex estimates. The application of these policies has a significant impact on Synovus’ financial

Financial Review

statements. Synovus’ financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

Allowance for Loan Losses

Notes 1 and 6 to Synovus’ consolidated financial statements contains a discussion of the allowance for loan losses. The allowance for loan losses at December 31, 2007 was $367.6 million.

During the second quarter of 2007, Synovus implemented certain refinements to its allowance for loan losses methodology, specifically the way that loss factors are derived. These refinements resulted in a reallocation of the factors used to determine the allocated and unallocated components of the allowance along with a more disaggregated approach to estimate the required allowance by loan portfolio classification. These changes did not have a significant impact on the total allowance for loan losses or provision for losses on loans upon implementation.

The allowance for loan losses is determined based on an analysis which assesses the probable loss within the loan portfolio. The allowance for loan losses consists of two components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. Significant judgments or estimates made in the determination of the allowance for loan losses consist of the risk ratings for loans in the commercial loan portfolio, the valuation of the collateral for loans that are classified as impaired loans, and the qualitative loss factors.

Commercial Loans — Risk Ratings and Loss Factors

Commercial loans are assigned a risk rating on a nine point scale. For commercial loans that are not considered impaired, the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating.

The risk ratings are based on the borrowers’ credit risk profile, considering factors such as debt service history and capacity, inherent risk in the credit (e.g., based on industry type and source of repayment), and collateral position. Ratings 6 through 9 are modeled after the bank regulatory classifications of special mention, substandard, doubtful, and loss. Loss percentage factors are based on the probable loss including qualitative factors. The probable loss considers the probability of default, the loss given default, and certain qualitative factors as determined by loan category and risk rating. The probability of default and loss given default are based on industry data. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

Each loan is assigned a risk rating during the approval process. This process begins with a rating recommendation from the loan officer responsible for originating the loan. The rating recommendation is subject to approvals from other members of management and/or loan committees depending on the size and type of credit. Ratings are re-evaluated at least every twelve months in connection with the loan review process at each bank. Additionally, an independent holding company credit review function evaluates each bank’s risk rating process at least every twelve to eighteen months.

Impaired Loans

Management considers a loan to be impaired when the ultimate collectibility of all amounts due according to the contractual terms of the loan agreement are in doubt. A majority of our impaired loans are collateral dependent. The impairment on these loans is determined based upon fair value estimates (net of selling costs) of the respective collateral. The actual losses on these loans could differ significantly if the fair value of the collateral is different from the estimates used by Synovus in determining the impairment. The majority of Synovus’ impaired loans are secured by real estate. The fair value of these real estate properties is generally determined based upon appraisals performed by a certified or licensed appraiser. Management also considers other factors or recent developments which could result in adjustments to the collateral value estimates indicated in the appraisals. Estimated losses on collateral dependent impaired loans are typically charged-off. Estimated losses on all other impaired loans are included in the allowance for loan losses through a charge to the provision for losses on loans.

Retail Loans — Loss Factors

The allocated allowance for loan losses for retail loans is generally determined by segregating the retail loan portfolio into pools of homogeneous loan categories. Loss factors applied to these pools are based on the probable loss including qualitative factors. The probable loss considers the probability of default, the loss given default, and certain qualitative factors as determined by loan category and risk rating. The probability of default and loss given default are based on industry data. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

Financial Review

Unallocated Component

The unallocated component of the allowance for loan losses is considered necessary to provide for certain environmental and economic factors that effect the probable loss inherent in the entire loan portfolio. Unallocated loss factors included in the determination of the unallocated allowance are economic factors, changes in the experience, ability, and depth of lending management and staff, and changes in lending policies and procedures, including underwriting standards. Certain macro- economic factors and changes in business conditions and developments could have a material impact on the collectibility of the overall portfolio. As an example, a rapidly rising interest rate environment could have a material impact on certain borrowers’ ability to pay. The unallocated component is meant to cover such risks.

Income Taxes

Notes 1 and 17 to Synovus’ consolidated financial statements contain a discussion of income taxes. The calculation of Synovus’ income tax provision is complex and requires the use of estimates and judgments in its determination. As part of Synovus’ overall business strategy, management must consider tax laws and regulations that apply to the specific facts and circumstances under consideration. This analysis includes the amount and timing of the realization of income tax liabilities or benefits. Management closely monitors tax developments on both the state and federal level in order to evaluate the effect they may have on Synovus’ overall tax position. At December 31, 2007, Synovus concluded that it did not need a valuation allowance for its deferred income tax assets and had an accrual of $7.1 million for unrecognized tax benefits.

Asset Impairment

Goodwill

Under SFAS No. 142 (SFAS 142), “Goodwill and Other Intangible Assets,” goodwill is required to be tested for impairment annually. The combination of the income approach utilizing the discounted cash flow (DCF) method and the market approach, utilizing readily available market valuation multiples, is used to estimate the fair value.

Under the DCF method, the fair value of the reporting unit reflects the present value of the projected earnings that will be generated by each reporting unit after taking into account the revenues and expenses associated with the reporting unit, the relative risk that the cash flows will occur, the contribution of other assets, and an appropriate discount rate to reflect the value of invested capital. Cash flows are estimated for future periods based on historical data and projections provided by management. If the actual cash flows are not consistent with Synovus’ estimates, an impairment charge may result.

Under the market approach, the fair value of the reporting unit reflects the price at which similar companies are exchanged. The multiples utilized are the average price to tangible book value, and the average price to the previous twelve months’ earnings multiple.

Notes 3 and 7 to Synovus’ consolidated financial statements contain a discussion of goodwill. The net carrying value of goodwill as of December 31, 2007 was $519.1 million. Based on the 2007 assessments, Synovus concluded that goodwill was not impaired.

Long-Lived Assets and Other Intangibles

The Company reviews long-lived assets, such as property and equipment and other intangibles subject to amortization, including core deposit premiums and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the actual cash flows are not consistent with the Company’s estimates, an impairment charge may result.

Acquisitions

Table 1 summarizes the acquisitions completed during the past three years.

Table 1  Acquisitions
(Dollars in thousands)

		Total	Shares
Company and Location	Date Closed	Assets	Issued	Cash

Banking Corporation of Florida	April 1, 2006	$417,787	2,938,791	—
Naples, Florida
Riverside Bancshares, Inc.	March 25, 2006	765,464	5,883,426	—
Marietta, Georgia

This information is presented in further detail in Note 3 to the consolidated financial statements.

Financial Review

Discontinued Operations

Transfer of Mutual Funds

During 2007, Synovus transferred its proprietary mutual funds to a non-affiliated third party. As a result of the transfer, Synovus received gross proceeds of $8.0 million and incurred transaction related costs of $1.1 million, resulting in a pre-tax gain of $6.9 million, or $4.2 million, after tax. The net gain has been reported as a component of income from discontinued operations on the consolidated statement of income. Financial results for 2007, 2006, and 2005 of the business have not been presented as discontinued operations as such amounts are inconsequential. This business did not have significant assets, liabilities, revenues, or expenses associated with it.

TSYS Spin-off

On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders. Synovus owned approximately 80.6% of TSYS’ outstanding shares on the date of the spin-off. Each Synovus shareholder received 0.483921 of a share of TSYS common stock for each share of Synovus common stock held as of December 18, 2007. Synovus shareholders received cash in lieu of fractional shares for amounts of less than one TSYS share.

Pursuant to the agreement and plan of distribution, TSYS paid on a pro rata basis to its shareholders, including Synovus, a one-time cash dividend of $600 million or $3.0309 per TSYS share based on the number of TSYS shares outstanding as of the record date of December 17, 2007. Synovus received $483.8 million in proceeds from this one-time cash dividend. The dividend was paid on December 31, 2007.

In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 146, “Accounting for Costs associated with Exit or Disposal Activities,” the current period and historical consolidated results of operations of TSYS, as well as all costs associated with the spin-off of TSYS, are now presented as income from discontinued operations. The balance sheet as of the record date of December 31, 2007 does not include assets and liabilities of TSYS, while all prior period assets and liabilities of TSYS are presented as discontinued operations.

The following table shows the components of income from discontinued operations for the years ended December 31, 2007, 2006 and 2005:

Table 2  Discontinued Operations
(In thousands)

	Years Ended December 31,
	2007	2006	2005

TSYS net income, net of minority interest (excluding spin-off related expenses)	$210,147	201,814	157,396
Spin-off related expenses, net of income taxes:
TSYS, net of minority interest	(18,248)	—	—
Synovus	(12,729)	—	—
Gain on transfer of mutual funds, net of income taxes	4,200	—	—

Total income from discontinued operations, net of income taxes and minority interest	$183,370	201,814	157,396

See note 2 to the consolidated financial statements for further discussion regarding discontinued operations.

Earning Assets, Sources of Funds, and Net Interest Income

Earning Assets and Sources of Funds

Average total assets for 2007 were $32.90 billion or 10.3% over 2006 average total assets of $29.83 billion. Average earning assets for 2007 were $29.11 billion, which represented 88.5% of average total assets. Average earning assets increased $2.59 billion, or 9.8%, over 2006. The $2.59 billion increase consisted primarily of a $2.18 billion increase in average net loans and a $395.0 million increase in average investment securities available for sale. The primary funding source for this earning asset growth was a $2.04 billion increase in average deposits. Average shareholders’ equity for 2007 was $3.94 billion, which represents an increase of $566.0 million over 2006.

For 2006, average total assets increased $3.54 billion, or 13.5% from 2005. Average earning assets for 2006 were $26.52 billion, which represented 88.9% of average total assets. For more detailed information on the average balance sheets

Financial Review

for the years ended December 31, 2007, 2006, and 2005, refer to Table 4.

Net Interest Income

Net interest income (interest income less interest expense) is a major component of net income, representing the earnings of the primary business of gathering funds from customer deposits and other sources and investing those funds in loans and investment securities. Our long-term objective is to manage those assets and liabilities to maximize net interest income while balancing interest rate, credit, liquidity, and capital risks.

Net interest income is presented in this discussion on a tax-equivalent basis, so that the income from assets exempt from federal income taxes is adjusted based on a statutory marginal federal tax rate of 35% in all years (See Table 3). The net interest margin is defined as taxable-equivalent net interest income divided by average total interest earning assets and provides an indication of the efficiency of the earnings from balance sheet activities. The net interest margin is affected by changes in the spread between interest earning asset yields and interest bearing liability costs (spread rate), and by the percentage of interest earning assets funded by non-interest bearing funding sources.

Net interest income for 2007 was $1.15 billion, up $23.2 million, or 2.1%, from 2006. On a taxable-equivalent basis, net interest income was $1.15 billion, up $22.4 million, or 2.0%, over 2006. During 2007, average interest earning assets increased $2.59 billion, or 9.8%, with the majority of this increase attributable to loan growth. Increases in the level of deposits and other borrowed funds were the primary funding sources for the increase in earning assets.

Net Interest Margin

The net interest margin after fees was 3.97% for 2007, down 30 basis points from 2006. The yield on earning assets increased 9 basis points, which was offset by a 39 basis point increase in the effective cost of funds, which includes non-interest bearing funding sources, primarily demand deposits.

The yields on earning assets were positively impacted by higher realized yields on investment securities, which increased 45 basis points, primarily due to the maturity of lower yielding investments that were reinvested at higher rates available during 2007. Loan yields, which increased 4 basis points, were favorably impacted by a 10 basis point increase in the average prime rate in 2007 as compared to 2006 and the maturity and replacement of lower yielding fixed rate loans throughout the year. These positive impacts on loan yields were partially offset by an increase in the cost to carry the elevated levels of nonperforming assets in 2007 compared to 2006. The primary factors driving the 39 basis point increase in the effective cost of funds were a 53 basis point increase in the cost of non-brokered time deposits and a customer driven shift from lower cost deposit types such as NOW and savings accounts to higher cost time deposits and money market accounts. A continued competitive pricing environment in our marketplace also contributed to the increase in the cost of funds.

The net interest margin after fees was 4.27% for 2006, up 9 basis points from 2005. The yield on earning assets increased 116 basis points, which was partially offset by a 107 basis point increase in the effective cost of funds, which includes non-interest bearing funding sources, primarily demand deposits.

The primary increase in the yield on earning assets came from increased yields on loans, which increased 127 basis points, primarily due to increased yields on the variable rate portion of the loan portfolio. These loan yields were favorably impacted by a 177 basis point increase in the average prime rate in 2006 as compared to 2005. The primary factors driving the 107 basis point increase in the effective cost of funds were a 137 basis point increase in the cost of non-brokered time deposits and a 156 basis point increase in the cost of money market accounts. These rate increases were a result of the higher interest rate environment and growth in these accounts as consumer preference continued to favor higher yielding deposit accounts. A more competitive pricing environment in our marketplace also contributed to the increase in the cost of funds.

Table 3  Net Interest Income
(In thousands)

	Years Ended December 31,
	2007	2006	2005

Interest income	$2,238,404	2,016,466	1,496,261
Taxable-equivalent adjustment	5,059	5,790	6,392

Interest income, taxable-equivalent	2,243,463	2,022,256	1,502,653
Interest expense	1,089,456	890,677	531,046

Net interest income, taxable-equivalent	$1,154,007	1,131,579	971,607

Financial Review

Table 4  Consolidated Average Balances, Interest, and Yields
(Dollars in thousands)

	2007			2006			2005
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Taxable loans, net(a)(b)	$25,467,316	2,043,589	8.02%	$23,254,146	1,857,005	7.99%	$20,406,761	1,372,464	6.73%
Tax-exempt loans, net(a)(b)(c)	55,007	3,987	7.25	61,792	4,408	7.13	63,582	4,262	6.70
Allowance for loan losses	(335,032)	—	—	(309,658)	—	—	(279,533)	—	—

Loans, net	25,187,291	2,047,576	8.13	23,006,280	1,861,413	8.09	20,190,810	1,376,726	6.82

Investment securities available for sale:
Taxable investment securities	3,429,175	164,631	4.80	3,009,962	129,219	4.29	2,609,113	98,726	3.78
Tax-exempt investment securities(c)	174,431	11,817	6.77	198,691	13,498	6.79	216,773	15,001	6.92

Total investment securities	3,603,606	176,448	4.90	3,208,653	142,717	4.45	2,825,886	113,727	4.02

Trading account assets	52,274	3,418	6.53	43,201	2,691	6.23	11,380	643	5.65
Interest earning deposits with banks	21,025	1,104	5.25	8,763	375	4.28	6,288	172	2.74
Federal funds sold and securities purchased under resale agreements	97,462	5,258	5.39	123,804	6,422	5.19	120,809	4,082	3.38
Mortgage loans held for sale	152,007	9,659	6.35	132,332	8,638	6.53	113,969	7,303	6.41

Total interest earning assets	29,113,665	2,243,463	7.71	26,523,033	2,022,256	7.62	23,269,142	1,502,653	6.46

Cash and due from banks	529,306			538,949			620,480
Premises and equipment, net	514,280			442,753			388,289
Other real estate	52,735			26,000			22,690
Other assets(d)	1,355,137			1,039,837			792,899
Assets of discontinued operations(e)	1,330,172			1,260,600			1,199,503

Total assets	$32,895,295			$29,831,172			$26,293,003

Liabilities and Shareholders’ Equity Interest bearing liabilities:
Interest bearing demand deposits	$3,125,802	68,779	2.20	$3,006,308	57,603	1.92	$2,975,016	35,085	1.18
Money market accounts	7,714,360	336,286	4.36	6,515,079	269,899	4.14	5,203,104	133,689	2.57
Savings deposits	483,368	2,525	0.52	542,793	3,538	0.65	555,205	1,958	0.35
Time deposits (less brokered time deposits)	7,004,347	348,332	4.97	6,340,959	281,366	4.44	4,918,782	150,959	3.07
Brokered time deposits	3,084,006	156,550	5.08	2,855,191	134,263	4.70	2,557,659	86,714	3.39
Federal funds purchased and securities sold under repurchase agreements	1,957,990	92,970	4.75	1,578,163	72,958	4.62	1,197,342	34,342	2.87
Long-term debt	1,619,536	84,014	5.19	1,515,306	71,050	4.69	2,082,031	88,299	4.24

Total interest bearing liabilities	24,989,409	1,089,456	4.36	22,353,799	890,677	3.98	19,489,139	531,046	2.72

Non-interest bearing demand deposits	3,409,506			3,518,312			3,416,053
Other liabilities	246,213			234,022			146,654
Liabilities of and minority interest in discontinued operations(e)	314,257			355,085			441,661
Shareholders’ equity	3,935,910			3,369,954			2,799,496

Total liabilities and shareholders’ equity	$32,895,295			$29,831,172			$26,293,003

Net interest income/margin		1,154,007	3.97%		1,131,579	4.27%		971,607	4.18%

Taxable-equivalent adjustment		(5,059)			(5,790)			(6,392)

Net interest income, actual		$1,148,948			$1,125,789			$965,215

(a)	Average loans are shown net of unearned income. Nonperforming loans are included.

(b)	Interest income includes loan fees as follows: 2007 — $36.2 million, 2006 — $40.4 million, 2005 — $33.5 million.

(c)	Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

(d)	Includes average net unrealized gains (losses) on investment securities available for sale of ($15.1) million, ($54.5) million, and ($22.6) million for the years ended December 31, 2007, 2006, and 2005, respectively.

(e)	On December 31, 2007, Synovus completed the tax-free spin-off of its shares of TSYS common stock to Synovus shareholders; accordingly, the assets and liabilities of TSYS are presented as discontinued operations.

Financial Review

Table 5  Rate/Volume Analysis
(In thousands)

	2007 Compared to 2006			2006 Compared to 2005
	Change Due to (a)			Change Due to (a)
		Yield/	Net		Yield/	Net
	Volume	Rate	Change	Volume	Rate	Change

Interest earned on:
Taxable loans, net	$176,832	9,752	186,584	$191,629	292,912	484,541
Tax-exempt loans, net(b)	(484)	63	(421)	(120)	266	146
Taxable investment securities	17,984	17,428	35,412	15,152	15,341	30,493
Tax-exempt investment securities(b)	(1,647)	(34)	(1,681)	(1,251)	(252)	(1,503)
Trading account assets	565	162	727	1,798	250	2,048
Interest earning deposits with banks	524	206	730	68	134	202
Federal funds sold and securities purchased under resale agreements	(1,367)	202	(1,165)	101	2,240	2,341
Mortgage loans held for sale	1,285	(264)	1,021	1,177	158	1,335

Total interest income	193,692	27,515	221,207	208,554	311,049	519,603

Interest paid on:
Interest bearing demand deposits	2,294	8,882	11,176	369	22,149	22,518
Money market accounts	49,650	16,737	66,387	33,718	102,492	136,210
Savings deposits	(386)	(627)	(1,013)	(43)	1,623	1,580
Time deposits (less brokered time deposits)	29,454	37,512	66,966	43,661	86,746	130,407
Brokered time deposits	10,754	11,533	22,287	10,086	37,463	47,549
Federal funds purchased and securities sold under repurchase agreements	17,548	2,464	20,012	10,930	27,686	38,616
Other borrowed funds	4,888	8,076	12,964	(24,029)	6,780	(17,249)

Total interest expense	114,202	84,577	198,779	74,692	284,939	359,631

Net interest income	$79,490	(57,062)	22,428	$133,844	26,128	159,972

(a)	The change in interest due to both rate and volume has been allocated to the yield/rate component.

(b)	Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

Non-Interest Income

Non-interest income consists of a wide variety of fee generating services. Total non-interest income was $389.0 million in 2007, up 8.2% compared to 2006. Total non-interest income for 2006 was $359.4 million, up 9.8% over 2005. Table 6 shows the principal components of non-interest income.

Financial Review

Table 6  Non-Interest Income
(In thousands)

	2007	2006	2005

Service charges on deposits	$112,142	112,417	109,960
Fiduciary and asset management fees	50,761	48,627	45,454
Brokerage and investment banking revenue	31,980	26,729	24,487
Mortgage banking income	27,006	29,255	28,682
Bankcard fees	47,770	44,303	38,813
Securities gains (losses), net	980	(2,118)	463
Other fee income	39,307	38,743	34,148
Other operating income	79,082	61,474	45,407

Total non-interest income	$389,028	359,430	327,414

Service charges on deposits represent the single largest fee income component. Service charges on deposits totaled $112.1 million in 2007, a decrease of 0.2% from the previous year, and $112.4 million in 2006, an increase of 2.2% from 2005. Service charges on deposit accounts consist of non-sufficient funds (NSF) fees (which represent approximately two — thirds of the total), account analysis fees, and all other service charges. NSF fees increased by $1.7 million or 2.2% over 2006. Account analysis fees were up $744 thousand or 5.2% from 2006 levels. All other service charges on deposit accounts, which consist primarily of monthly fees on consumer demand deposit and savings accounts, were down $2.7 million or 12.5% compared to 2006. The decline in all other service charges was largely due to growth in the number of checking accounts with no monthly service charges as well as the discontinuance of certain online banking fees.

Fiduciary and asset management fees are derived from providing estate administration, employee benefit plan administration, personal trust, corporate trust, investment management and financial planning services. Fiduciary and asset management fees were $50.8 million for 2007, an increase of 4.4% over the prior year, and $48.6 million for 2006, an increase of 7.0% from 2005. The increase in fiduciary and asset management fees for 2007 over 2006 is primarily due to an increase in managed assets in 2007 compared to 2006. The increase for 2006 over 2005 is primarily due to higher average rates of return being earned on managed assets in 2006 as well as certain one-time termination fees recognized in 2006.

At December 31, 2007, 2006 and 2005, the market value of assets under management was approximately $9.56 billion, $8.80 billion and $8.56 billion, respectively. Assets under management at December 31, 2007 and 2006 increased 8.7% and 2.8% from December 31, 2006 and 2005, respectively. Assets under management consist of all assets where Synovus has investment authority. Assets under advisement were approximately $3.53 billion, $3.82 billion, and $3.60 billion at December 31, 2007, 2006 and 2005, respectively. Assets under advisement consist of non-managed assets as well as non-custody assets where Synovus earns a consulting fee. Assets under advisement at December 31, 2007 and 2006 decreased 7.8% and increased 6.2% from December 31, 2006 and 2005, respectively. Total assets under management and advisement were $13.09 billion at December 31, 2007 compared to $12.63 billion at December 31, 2006 and $12.16 billion at December 31, 2005. Many of the fees charged are based on asset values, and increases in these values would directly impact fees earned.

Brokerage and investment banking revenue was $32.0 million in 2007, a 19.6% increase over the $26.7 million reported in 2006. Brokerage assets were $4.08 billion and $4.14 billion as of December 31, 2007 and 2006, respectively. The increase in revenue was primarily driven by our retail brokerage unit. Synovus began to integrate the retail brokerage sales force into the bank structure during 2006 with the unit fully integrated in 2007 and has experienced accelerated revenue growth following this re-organization.

Total brokerage and investment banking revenue for 2006 was $26.7 million, up 9.2% over 2005. The increase in revenue was mainly driven by a full year’s production of our capital markets unit during 2006 and only a partial year in 2005.

Mortgage banking income was $27.0 million in 2007, a 7.7% decrease from 2006 levels. Mortgage production volume is $1.43 billion in 2007, down 5.5% compared to 2006. The decline in mortgage banking income and production volume in 2007 compared to 2006 is due to a slow-down in residential housing during the latter half of 2007.

Total mortgage banking income for 2006 was $29.3 million, up 2.0% from 2005 levels. Total mortgage production volume was $1.51 billion in 2006, flat compared to 2005.

Bankcard fees totaled $47.8 million in 2007, an increase of 7.8% over the previous year, and $44.3 million in 2006, an increase of 14.2% from 2005. Bankcard fees consist of credit card merchant and interchange fees and debit card interchange fees. Debit card interchange fees were $15.5 million in 2007, an increase of 6.3% over the previous year, and

Financial Review

$14.6 million in 2006, an increase of 21.0% from 2005. The increase in debit card interchange fees for 2007 was primarily driven by an increase in volume and a higher retention rate. Credit card fees were $32.3 million in 2007, an increase of 8.6% compared to 2006, and $29.7 million in 2006, an increase of 11.1% compared to 2005. The increase in credit card fees for 2007 was primarily due to an increase in volume.

Other fee income includes fees for letters of credit, safe deposit box fees, access fees for automatic teller machine use, official check issuance fees, and other miscellaneous fee-related income. The increase for 2007 was primarily due to additional fee income generated from customer interest rate swap transactions of $1.6 million, offset slightly by trading losses. For the year ended December 31, 2006, $1.9 million of the total increase over the year ended December 31, 2005 was due to additional fee income generated from customer interest rate swap transactions, and $1.2 million was due to trading gains.

Other operating income was $79.1 million in 2007, compared to $61.5 million in 2006. The main components of other operating income are income from company-owned life insurance policies, insurance commissions, and other items discussed below.

Other operating income includes $15.5 million, $5.3 million, and $2.4 million of income from increases in the fair value of venture capital investments in 2007, 2006, and 2005 respectively. Other operating income for the years ended December 31, 2007 and 2006 also includes $6.3 million and $2.5 million, respectively, from gains resulting from the sale and redemption of MasterCard common stock.

Non-Interest Expense

2007 vs. 2006

Reported total non-interest expense for 2007 was $840.1 million, up $75.6 million or 9.9% over 2006. Table 7 summarizes this data for the years ended December 31, 2007, 2006, and 2005.

Table 7	Non-Interest Expense
(In thousands)

	Years Ended December 31,
	2007	2006	2005

Salaries and other personnel expense	$455,158	450,373	370,223
Net occupancy and equipment expense	112,888	100,270	90,549
Other operating expenses	235,248	213,890	185,985
Visa litigation expense	36,800	—	—

Total non-interest expense	$840,094	764,533	646,757

During 2007, Synovus recognized litigation expenses of $36.8 million associated with indemnification obligations arising from Synovus’ ownership interest in Visa. See “Commitments and Contingencies” on page 70 for further discussion of the Visa litigation expense. Excluding the Visa litigation expense, total non-interest expense increased $38.8 million or 5.1% over 2006.

Total salaries and other personnel expense increased $4.8 million, or 1.1%, in 2007 compared to 2006. Total employees were 7,385 at December 31, 2007, up 196 or 2.7% from 7,189 employees at December 31, 2006. In addition to merit and promotional salary adjustments, this category was also impacted by total performance-based incentive compensation which was approximately $25.0 million in 2007, a $38.3 million or 60.5% decrease from 2006 levels.

Net occupancy and equipment expense increased $12.6 million, or 12.6% during 2007, driven by the net addition of 19 branches from 2006. Rent expense increased by approximately $4.5 million and repairs and maintenance increased by $2.1 million in 2007 as compared to 2006.

Other operating expenses increased $21.4 million, or 10.0%, over 2006. The largest expense category increase was from repossession and recovery, which increased $12.4 million, or 377.7%, in 2007 as compared to 2006 due primarily to losses and expenses associated with higher levels of foreclosed real estate.

The efficiency ratio (non-interest expense divided by the sum of federal taxable equivalent net interest income and non-interest income excluding net securities gains and losses) was 54.45% for 2007 compared to 51.18% in 2006. The net overhead ratio (non-interest expense less non-interest income -

Financial Review

excluding net securities gains and losses divided by total average assets) was 1.43% for both 2007 and 2006.

2006 vs. 2005

Non-interest expense increased $117.8 million, or 18.2%, in 2006 over 2005. This increase reflects the impact of share-based compensation, required by SFAS No. 123R “Share-Based Payment,” which was effective January 1, 2006. The increase for 2006, excluding share-based compensation and the impact of acquisitions completed in 2006, was 13.4%.

Total salaries and other personnel expense increased $80.2 million or 21.6%. Incremental share-based compensation expense was $17.0 million of the total increase. Approximately $7.3 million was related to the net effect of acquisitions completed in 2006. The remaining net increase related to normal merit and promotional salary adjustments as well as increases in the total number of employees, and performance based incentive compensation.

Net occupancy and equipment expense increased $9.7 million or 10.7% during 2006. Approximately $2.2 million of the total increase was related to the net effect of acquisitions completed in 2006. Rent expense increased by approximately $2.0 million during 2006. Depreciation increased by $3.0 million.

Other operating expenses increased $27.9 million, or 15.0%, over 2005. Approximately $5.0 million of the total increase was related to the net effect of acquisitions completed in 2006. The largest expense category increase was from third party processing services. Excluding acquisitions, third party processing services increased $9.2 million, or 31.1%, in 2006 compared to 2005.

Investment Securities Available for Sale

The investment securities portfolio consists principally of debt and equity securities classified as available for sale. Investment securities available for sale provide Synovus with a source of liquidity and a relatively stable source of income. The investment securities portfolio also provides management with a tool to balance the interest rate risk of its loan and deposit portfolios. At December 31, 2007, approximately $3.1 billion of these investment securities were pledged as required collateral for certain deposits, securities sold under repurchase agreements, and FHLB advances. See Table 9 for maturity and average yield information of the investment securities available for sale portfolio.

The investment strategy focuses on the use of the investment securities portfolio to manage the interest rate risk created by the inherent mismatch between the loan and deposit portfolios. Synovus’ interest rate risk management strategy during 2007 was to maintain a relatively neutral interest rate risk position. In coordination with this strategy, Synovus held portfolio duration at a relatively constant level for the year. The average duration of Synovus’ investment securities portfolio was 3.49 years at December 31, 2007 compared to 3.69 years at December 31, 2006.

Due to strong loan demand at subsidiary banks, there is little need for investment securities to utilize unpledged deposits. As such, the investment securities are primarily U.S. Government agencies and Government agency sponsored mortgage-backed securities, both of which have a high degree of liquidity and limited credit risk. A mortgage-backed security depends on the underlying pool of mortgage loans to provide a cash flow pass-through of principal and interest. At December 31, 2007, all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by Federal agencies.

As of December 31, 2007 and 2006, the estimated fair value of investment securities available for sale as a percentage of their amortized cost was 100.7% and 99.3%, respectively. The investment securities available for sale portfolio had gross unrealized gains of $40.6 million and gross unrealized losses of $14.5 million, for a net unrealized gain of $26.1 million as of December 31, 2007. As of December 31, 2006, the investment securities available for sale portfolio had a net unrealized loss of $24.8 million. Shareholders’ equity included a net unrealized gain of $16.0 million and a net unrealized loss of $15.2 million on the available for sale portfolio as of December 31, 2007 and 2006, respectively.

During 2007, the average balance of investment securities available for sale increased to $3.60 billion, compared to $3.21 billion in 2006. Synovus earned a taxable-equivalent rate of 4.90% and 4.45% for 2007 and 2006, respectively, on its investment securities available for sale portfolio. As of December 31, 2007 and 2006, average investment securities available for sale represented 12.4% and 12.1%, respectively, of average interest earning assets.

The calculation of weighted average yields for investment securities available for sale in Table 9 is based on the amortized cost and effective yields of each security. The yield on state and municipal securities is computed on a taxable-equivalent basis using the statutory federal income tax rate of 35%. Maturity information is presented based upon contractual maturity. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Financial Review

Table 8  Investment Securities Available for Sale
(In thousands)

	December 31,
	2007	2006	2005

U.S. Treasury and U.S. Government agency securities	$1,945,381	1,770,570	1,624,612
Mortgage-backed securities	1,430,323	1,275,358	1,006,728
State and municipal securities	164,556	196,185	212,371
Other investments	126,714	110,244	114,609

Total	$3,666,974	3,352,357	2,958,320

Financial Review

Table 9  Maturities and Average Yields of Investment Securities Available for Sale
(Dollars in thousands)

	December 31, 2007
	Investment Securities
	Available for Sale
	Estimated	Average
	Fair Value	Yield

U.S. Treasury and U.S. Government agency securities:
Within 1 year	$420,352	4.00%
1 to 5 years	748,714	4.80
5 to 10 years	546,154	5.48
More than 10 years	230,161	5.66

Total	$1,945,381	4.91

State and municipal securities:
Within 1 year	$16,450	6.59
1 to 5 years	63,345	7.06
5 to 10 years	68,801	7.31
More than 10 years	15,960	7.10

Total	$164,556	7.12

Other investments:
Within 1 year	$848	4.04
1 to 5 years	1,247	6.24
5 to 10 years	1,800	9.50
More than 10 years	8,589	8.86

Total	$12,484	8.36

Equity securities	$114,230	5.95

Mortgage-backed securities	$1,430,323	4.95

Total investment securities:
Within 1 year	$437,650	4.10
1 to 5 years	813,306	4.98
5 to 10 years	616,755	5.70
More than 10 years	254,710	5.86
Equity securities	114,230	5.95
Mortgage-backed securities	1,430,323	4.95

Total	$3,666,974	5.07%

Loans

Since lending activities are a significant source of revenue, our main objective is to adhere to sound lending practices. When analyzing prospective loans, management considers both interest rate and credit quality objectives in determining whether to extend a given loan and the appropriate pricing for that loan. Operating under a decentralized structure, management emphasizes lending in the local markets we

Financial Review

serve. Synovus strives to maintain a diversified loan portfolio to spread risk and reduce exposure to economic downturns that may occur in different segments of the economy, geographic locations, or in particular industries. Table 10 illustrates that a significant portion of the loan portfolio is in the real estate sector. However, as discussed further, these loans are diversified by geography, industry and loan type. The loan policy discourages loans to highly speculative real estate developments, highly leveraged transactions, and other industries known for excessive risk.

Portfolio Composition

Synovus continues to operate its successful relationship banking model, and has continued to maintain and further develop a strong presence in each of its local markets. The loan portfolio spreads across five southeastern states with diverse economies. The Georgia banks represent a majority with 52.5% of the consolidated portfolio. South Carolina represents 15%, followed by Alabama with 14.1%, Florida with 13.6%, and Tennessee with 4.8%.

The commercial loan portfolio consists of commercial and industrial and real estate loans. These loans are granted primarily on the borrower’s general credit standing and on the strength of the borrower’s ability to generate repayment cash flows from income sources. Real estate construction and mortgage loans are secured by commercial real estate as well as 1-4 family residences, and represent extensions of credit used as interim or permanent financing of real estate properties.

The presentation of commercial loans extended for the purpose of financing owner-occupied properties has been separately classified in 2007. Prior year amounts have been reclassified to conform to the presentation adopted in 2007.

Total commercial real estate loans at December 31, 2007 were $11.88 billion or 44.8% of the total loan portfolio. As shown on Table 15, the commercial real estate loan portfolio is diversified among various property types: investment properties, 1-4 family properties, and land acquisition.

The commercial real estate loan portfolio at December 31, 2007 and 2006 includes loans in the Atlanta market totaling $3.06 billion and 2.94 billion, respectively, of which $1.69 billion at each year end are 1-4 family property loans.

Included in the commercial category are $4.24 billion in loans for the purpose of financing owner-occupied properties. The primary source of repayment on these loans is revenue generated from products or services offered by the business or organization. The secondary source of repayment on these loans is the real estate.

Total retail loans as of December 31, 2007 were $4.0 billion. Retail loans consist of residential mortgages, home equity lines, credit card loans, and other installment loans. Synovus does not have indirect automobile loans. Retail lending decisions are made based upon the cash flow or earning power of the borrower that represents the primary source of repayment. However, in many lending transactions collateral is taken to provide an additional measure of security. Collateral securing these loans provides a secondary source of repayment in that the collateral may be liquidated. Synovus determines the need for collateral on a case-by-case basis. Factors considered include the purpose of the loan, current and prospective credit-worthiness of the customer, terms of the loan, and economic conditions.

Portfolio Growth

At December 31, 2007, total loans outstanding were $26.50 billion, an increase of 7.5% over 2006. Average loans increased 9.5% or $2.18 billion compared to 2006, representing 86.5% of average earning assets and 76.6% of average total assets. The year-over-year growth of $1.84 billion was diverse due in part to retail and commercial strategies which are essential for maintaining a balance in our growth. Growth in the commercial and industrial loan portfolio was 7.4% compared to a growth rate of 6.9% for the commercial real estate portfolio. The retail portfolio grew by 9.3% with most of the growth driven by home equity lines and consumer mortgages.

Total commercial real estate loans increased by $769.8 million, or 6.9% from year-end 2006. The commercial real estate portfolio growth was led by strong growth in income-producing properties, as market conditions resulted in substantially slower growth in the 1-4 family residential properties.

Commercial and industrial loans increased by $735.2 million or 7.4% from year-end 2006. Commercial, financial, and agricultural loans increased $550.3 million or 9.4% over 2006. Owner occupied loans increased $184.9 million or 4.6% from year end 2006.

Retail loans increased by $338.5 million or 9.3% from year-end 2006. Real estate mortgage loans grew $329.7 million, or 11.4%, driven by another year of strong growth in home equity loans. Home equity loans, our primary retail loan product, increased $179.7 million or 13.2% compared to a year ago. Our home equity loan portfolio consists primarily of loans with strong credit scores, conservative debt-to-income ratios, and appropriate loan-to-value ratios. The utilization rate (total amount outstanding as a percentage of total available lines) of this portfolio at December 31, 2007 and 2006 was approximately 58% and 56%, respectively. These loans are primarily

Financial Review

extended to customers who have an existing banking relationship with Synovus.

In addition to home equity lines, retail real estate mortgage also includes $1.67 billion in mortgage loans at December 31, 2007. Mortgage loans grew by $150.1 million or 9.9% from year end 2006. These loans are primarily extended to customers who have an existing banking relationship with Synovus.

Retail loans also include $291.1 million in credit card loans at December 31, 2007. These loans grew by 5.4% since year end 2006. Consistent with prior years, credit card growth is driven by cross-selling efforts to existing customers.

Table 11 shows the maturity of selected loan categories as of December 31, 2007. Also provided are the amounts due after one year, classified according to the sensitivity in interest rates.

Actual repayments of loans may differ from the contractual maturities reflected in Table 11 because borrowers have the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could create differences between the contractual maturities and the actual repayment of such loans.

Table 10  Loans by Type
(Dollars in thousands)

	December 31,
	2007		2006		2005		2004		2003
	Amount	% *	Amount	% *	Amount	% *	Amount	% *	Amount	% *

Commercial:
Commercial, financial, and agricultural	$6,424,499	24.2%	5,874,204	23.8%	5,268,042	24.6%	5,064,828	26.0%	4,651,864	28.3
Owner occupied	4,239,639	16.0	4,054,728	16.4	3,685,026	17.2	3,399,356	17.5	3,012,091	18.3
Real estate — construction	8,007,794	30.2	7,517,611	30.5	5,745,169	26.8	4,574,364	23.5	3,365,742	20.4
Real estate — mortgage	3,875,451	14.7	3,595,798	14.6	3,392,989	15.9	3,315,863	17.0	2,676,063	16.2

Total commercial	22,547,383	85.1	21,042,341	85.3	18,091,226	84.5	16,354,411	84.0	13,705,760	83.2

Retail:
Real estate — mortgage	3,211,625	12.1	2,881,880	11.8	2,559,339	12.0	2,298,681	11.8	1,865,700	11.4
Retail loans — credit card	291,149	1.1	276,269	1.1	268,348	1.3	256,298	1.3	232,931	1.4
Retail loans — other	494,591	1.9	500,757	2.0	521,521	2.4	612,957	3.1	691,557	4.2

Total retail	3,997,365	15.1	3,658,906	14.9	3,349,208	15.7	3,167,936	16.2	2,790,188	17.0

Total loans	26,544,748		24,701,247		21,440,434		19,522,347		16,495,948
Unearned income	(46,163)	(0.2)	(46,695)	(0.2)	(48,087)	(0.2)	(41,951)	(0.2)	(31,034)	(0.2)

Total loans, net of unearned income	$26,498,585	100.0	24,654,552	100.0	21,392,347	100.0	19,480,396	100.0	16,464,914	100.0

*	Loan balance in each category, expressed as a percentage of total loans, net of unearned income.

Financial Review

Table 11  Loan Maturity and Interest Rate Sensitivity
(In thousands)

	December 31,
	2007
		Over One Year	Over
	One Year	Through Five	Five
	Or Less	Years	Years	Total

Selected loan categories:
Commercial, financial, and agricultural	$3,909,524	2,185,545	329,431	6,424,500
Real estate-construction	6,178,964	1,711,637	117,194	8,007,795

Total	$10,088,488	3,897,182	446,625	14,432,295

Loans due after one year:
Having predetermined interest rates				$1,874,112
Having floating or adjustable interest rates				2,469,695

Total				$4,343,807

Provision and Allowance for Loan Losses

Despite credit standards, internal controls, and a continuous loan review process, the inherent risk in the lending process results in periodic charge-offs. The provision for losses on loans is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. Through the provision for loan losses, Synovus maintains an allowance for losses on loans that management believes is adequate to absorb probable losses within the loan portfolio. However, future additions to the allowance may be necessary based on changes in economic conditions, as well as changes in assumptions regarding a borrower’s ability to pay and/or collateral values. In addition, various regulatory agencies, as an integral part of their examination procedures, periodically review each banks allowance for loan losses. Based on their judgments about information available to them at the time of their examination, such agencies may require the banks to recognize additions to their allowance for loan losses.

Allowance for Loan Losses Methodology

During the second quarter of 2007, Synovus implemented certain refinements to its allowance for loan losses methodology, specifically the way that loss factors are derived. These refinements resulted in a reallocation of the factors used to determine the allocated and unallocated components of the allowance along with a more disaggregated approach to estimate the required allowance by loan portfolio classification. These changes did not have a significant impact on the total allowance for loan losses or provision for losses on loans upon implementation.

To determine the adequacy of the allowance for loan losses, a formal analysis is completed quarterly to assess the probable loss within the loan portfolio. This assessment, conducted by lending officers and each bank’s loan administration department, as well as an independent holding company credit review function, includes analyses of historical performance, past due trends, the level of nonperforming loans, reviews of certain impaired loans, loan activity since the previous quarter, consideration of current economic conditions, and other pertinent information. Each loan is assigned a rating, either individually or as part of a homogeneous pool, based on an internally developed risk rating system. The resulting conclusions are reviewed and approved by senior management.

The allowance for loan losses consists of two components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined by type of loan within the commercial and retail portfolios. The allocated allowance for commercial loans includes an allowance for impaired loans which is determined as described in the following paragraph. Additionally, the allowance for commercial loans includes an allowance for non-impaired loans which is based on application of loss reserve factors to the components of the portfolio based on the assigned loan grades. The allocated allowance for retail loans is generally determined on pools of homogeneous loan categories. Loss percentage factors are based on the probable loss including qualitative factors. The probable loss considers the probability of default, the loss given default, and certain qualitative factors as determined by loan category and loan grade. The probability of default and loss given default are based on industry data. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the portfolio. The occurrence of certain events could result in changes to the loss factors.

Financial Review

Accordingly, these loss factors are reviewed periodically and modified as necessary. The unallocated component of the allowance is established for losses that specifically exist in the remainder of the portfolio, but have yet to be identified. The unallocated component also compensates for the uncertainty in estimating loan losses. The unallocated component of the allowance is based upon economic factors, changes in the experience, ability, and depth of lending management and staff, and changes in lending policies and procedures, including underwriting standards. Certain macro-economic factors and changes in business conditions and developments could have a material impact on the collectibility of the overall portfolio.

Considering current information and events regarding the borrowers’ ability to repay their obligations, management considers a loan to be impaired when the ultimate collectibility of all principal and interest amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded through a charge to earnings, as an adjustment to the allowance for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses. A majority of Synovus’ impaired loans are collateral dependent. Accordingly, Synovus has determined the impairment on these loans based upon fair value estimates (net of selling costs) of the respective collateral. Any deficiency of the collateral coverage is charged against the allowance. The required allowance (or the actual losses) on these impaired loans could differ significantly if the ultimate fair value of the collateral is significantly different from the fair value estimates used by Synovus in estimating such potential losses.

A summary by loan category of loans charged off, recoveries of loans previously charged off, and additions to the allowance through provision expense is presented in Table 12.

Total net charge-offs were $117.1 million or .46% of average loans for 2007 compared to $60.2 million or .26% for 2006. Commercial real estate construction and mortgage represented $72.2 million or 61.7% of total net charge offs for 2007. Net charge offs in these categories also increased by $64.4 million from 2006 levels, representing more than the total increase of $56.8 million in consolidated net charge offs for the year. The West Florida market (which includes Synovus banks in Pensacola, Valparaiso, Tampa Bay and Naples) and Atlanta market represented $41.1 million and $17.3 million, respectively, of the total real estate construction and mortgage net charge-offs for 2007. Retail real estate mortgage net charge-offs were $6.1 million in 2007 compared to $3.1 million in 2006.

Allocation of the Allowance for Loan Losses

As noted previously, during 2007 Synovus implemented certain refinements to its allowance for loan losses methodology, specifically the way that loss factors are derived. These refinements resulted in a reallocation of the factors used to determine the allocated and unallocated components of the allowance along with a more disaggregated approach to estimate the required allowance by loan portfolio classification. While these changes did not have a significant impact on the total allowance for loan losses or provision for losses on loans, the changes did impact the amounts allocated to each component of the portfolio.

Table 13 shows a five year comparison of the allocation of the allowance for loan losses. The allocation of the allowance for loan losses is based on several essential loss factors which could differ from the specific amounts or loan categories in which charge-offs may ultimately occur.

Commercial, financial and agricultural loans had an allocated allowance of $94.7 million or 1.5% of loans in the respective category at December 31, 2007, compared to $74.6 million or 1.3% at December 31, 2006. The increase in the allocated allowance is due to loan growth of 9.4% from the previous year-end, negative credit migration, and reallocation of loss factors as a result of the methodology refinement.

At December 31, 2007, the allocated component of the allowance for loan losses related to commercial real estate construction loans was $116.8 million, up 58.3% from $73.8 million in 2006. As a percentage of commercial real estate construction loans, the allocated allowance in this category was 1.5% at December 31, 2007, compared to .98% the previous year-end. The increase is primarily due to negative credit migration in the 1-4 family construction and residential development portfolios within the Atlanta and West Florida markets.

The unallocated allowance is .14% of total loans and 10.3% of the total allowance at December 31, 2007. This compares to .26% of total loans and 20.0% of the total allowance at December 31, 2006. The decrease in the unallocated allowance during 2007 is primarily due to the aforementioned refinements to the allowance for loan losses methodology implemented during 2007. These refinements resulted in a reallocation of the factors used to determine the allocated and unallocated components of the allowance. Management believes that this level of unallocated allowance is adequate to provide for probable losses that are inherent in the loan portfolio and that have not been fully provided through the allocated allowance. Factors considered in determining the adequacy of the unallocated allowance include economic factors, changes in the experience, ability, and depth of lending management and staff, and changes in lending policies and procedures, including underwriting standards.

Financial Review

Table 12 Allowance for Loan Losses
(Dollars in thousands)

	December 31,
	2007	2006	2005	2004	2003

Allowance for loan losses at beginning of year	$314,459	289,612	265,745	226,059	199,841
Allowance for loan losses of acquired/divested subsidiaries, net	—	9,915	—	5,615	10,534
Loans charged off:
Commercial:
Commercial, financial, and agricultural	35,443	44,676	38,087	30,697	37,535
Owner occupied	1,347	2,695	2,603	613	205
Real estate — construction	61,055	3,899	1,367	383	2,918
Real estate — mortgage	13,318	4,795	3,972	2,532	2,328

Total commercial	111,163	56,065	46,029	34,225	42,986

Retail:
Real estate — mortgage	6,964	3,604	4,393	2,327	2,972
Retail loans — credit card	8,172	8,270	11,383	7,728	7,631
Retail loans — other	4,910	4,867	5,421	6,688	10,616

Total retail	20,046	16,741	21,197	16,743	21,219

Total loans charged off	131,209	72,806	67,226	50,968	64,205

Recoveries on loans previously charged off:
Commercial:
Commercial, financial, and agricultural	7,735	7,304	3,890	5,334	3,454
Owner occupied	119	185	331	712	167
Real estate — construction	1,713	132	50	172	189
Real estate — mortgage	471	729	152	114	158

Total commercial	10,038	8,350	4,423	6,332	3,968

Retail:
Real estate — mortgage	894	527	511	521	330
Retail loans — credit card	1,669	2,130	1,828	1,612	1,467
Retail loans — other	1,553	1,583	1,799	1,255	2,347

Total retail	4,116	4,240	4,138	3,388	4,144

Recoveries of loans previously charged off	14,154	12,590	8,561	9,720	8,112

Net loans charged off	117,054	60,216	58,665	41,248	56,093

Provision expense	170,208	75,148	82,532	75,319	71,777

Allowance for loan losses at end of year	$367,613	314,459	289,612	265,745	226,059

Allowance for loan losses to loans, net of unearned income	1.39%	1.28	1.35	1.36	1.37

Ratio of net loans charged off to average loans outstanding, net of unearned income	0.46%	0.26	0.29	0.23	0.36

Financial Review

Table 13  Allocation of Allowance for Loan Losses
(Dollars in thousands)

	December 31,
	2007		2006		2005		2004		2003
	Amount	% *	Amount	% *	Amount	% *	Amount	% *	Amount	% *

Commercial:
Commercial, financial, and agricultural	$94,741	24.2	74,649	23.8	83,995	24.6	77,293	25.9	66,418	28.1
Owner occupied	29,852	16.0	38,712	16.4	34,000	17.2	22,609	17.4	18,452	18.3
Real estate — construction	116,791	30.2	73,799	30.5	55,095	26.8	47,596	23.5	37,450	20.4
Real estate — mortgage	41,737	14.7	40,283	14.6	40,108	15.9	46,973	17.1	35,159	16.3

Total commercial	283,121	85.1	227,443	85.3	213,198	84.5	194,471	83.9	157,479	83.1

Retail:
Real estate — mortgage	27,817	12.1	6,625	11.8	6,445	12.0	5,335	11.8	4,032	11.3
Retail loans — credit card	10,900	1.1	8,252	1.1	8,733	1.3	8,054	1.4	7,602	1.5
Retail loans — other	8,017	1.9	9,237	2.0	8,403	2.4	7,086	3.1	8,006	4.3

Total retail	46,734	15.1	24,114	14.9	23,581	15.7	20,475	16.3	19,640	17.1

Unearned income		(0.2)		(0.2)		(0.2)		(0.2)		(0.2)
Unallocated	37,758		62,902		52,833		50,799		48,940

Total allowance for loan losses	$367,613	100.0	314,459	100.0	289,612	100.0	265,745	100.0	226,059	100.0

*	Loan balance in each category expressed as a percentage of total loans, net of unearned income.

Nonperforming Assets and Past Due Loans

Nonperforming assets consist of loans classified as non-accrual or restructured, and real estate acquired through foreclosure. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. Non-accrual loans consist of those loans on which recognition of interest income has been discontinued. Loans may be restructured as to rate, maturity, or other terms as determined on an individual credit basis. Demand and time loans, whether secured or unsecured, are generally placed on non-accrual status when principal and/or interest is 90 days or more past due, or earlier if it is known or expected that the collection of all principal and/or interest is unlikely. Loans past due 90 days or more, which based on a determination of collectibility are accruing interest, are classified as past due loans. Non-accrual loans are reduced by the direct application of interest and principal payments to loan principal, for accounting purposes only.

Nonperforming assets increased $321 million to $443.6 million at December 31, 2007 compared to year-end 2006. The nonperforming assets as a percentage of loans ratio increased to 1.67% as of December 31, 2007 compared to .50% as of year-end 2006. The increase in nonperforming assets was driven by residential real estate. Total nonperforming loans increased $245.5 million or 254% over year end 2006. 1-4 family property loans represent 64.1% of total nonperforming loans at December 31, 2007. Additionally, land acquisition loans represent 10.4% of total nonperforming loans at December 31, 2007. Nonperforming loans within the 1-4 family property and land acquisition portfolio sectors are concentrated in the Atlanta and West Florida markets, which together represent 70.3% of total nonperforming loans at December 31, 2007. At December 31, 2007, nonperforming loans in the West Florida market totaled $129.5 million while nonperforming loans in the Atlanta market totaled $111.2 million. West Florida and Atlanta represent 30.8% of our total loan portfolio at December 31, 2007.

Due to deterioration in the 1-4 family construction and residential development portfolio sectors, Synovus is

Financial Review

responding by increasing special asset resources and regional credit support. These resources are actively working through market issues that are occurring, primarily in the Atlanta and West Florida markets.

Other real estate totaled $101.5 million at December 31, 2007, which represented a $75.6 million increase over year end 2006. Residential real estate represented $83.1 million of the total. The Atlanta and West Florida markets represented $70.0 million of other real estate at December 31, 2007.

As a percentage of total loans outstanding, loans 90 days past due and still accruing interest were .13% at December 31, 2007. This compares to .14% at year-end 2006. These loans are in the process of collection, and management believes that sufficient collateral value securing these loans exists to cover contractual interest and principal payments.

Management continuously monitors non-performing and past due loans, to prevent further deterioration regarding the condition of these loans. Management believes non-performing loans and past due loans over 90 days and still accruing include all material loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the collectibility of amounts due according to the contractual terms of the loan agreement.

Table 14  Nonperforming Assets and Past Due Loans
(Dollars in thousands)

	December 31,
	2007	2006	2005	2004	2003

Nonperforming loans	$342,082	96,622	82,175	80,456	67,442
Other real estate	101,487	25,923	16,500	21,492	28,422

Nonperforming assets	$443,569	122,545	98,675	101,948	95,864

Loans 90 days past due and still accruing interest total outstanding	$33,663	34,495	16,023	18,138	21,138

As a % of loans	0.13%	0.14	0.07	0.09	0.13

Allowance for loan losses	$367,613	314,459	289,612	265,745	226,059

Allowance for loan losses as a % of loans	1.39%	1.28	1.35	1.36	1.37

As a % of loans and other real estate:
Nonperforming loans	1.29%	0.39	0.38	0.41	0.41
Other real estate	0.38%	0.11	0.08	0.11	0.17

Nonperforming assets	1.67%	0.50	0.46	0.52	0.58

Allowance for loan losses to nonperforming loans	107.46%	325.45	352.43	330.30	335.19

Interest income on non-performing loans outstanding on December 31, 2007, that would have been recorded if the loans had been current and performed in accordance with their original terms was $32.1 million for the year ended December 31, 2007. Interest income recorded on these loans for the year ended December 31, 2007 was $19.9 million.

Financial Review

Table 15

	December 31, 2007		December 31, 2006
		Nonperforming		Nonperforming
	Loans as a	Loans as a	Loans as a	Loans as a
	Percentage	Percentage	Percentage	Percentage
	of Total	of Total	of Total	of Total
	Loans	Nonperforming	Loans	Nonperforming
Loan Type	Outstanding	Loans	Outstanding	Loans

Commercial Real Estate
Multi-family	1.8%	0.5	2.0%	0.2
Hotels	2.3	0.0	2.6	1.3
Office buildings	3.6	1.8	3.6	4.5
Shopping centers	3.2	0.2	3.1	—
Commercial development	3.6	2.3	3.6	—
Other investment property	2.6	1.3	1.8	0.1

Total Investment Properties	17.1	6.1	16.7	6.1

1-4 family construction	8.4	30.8	9.5	5.8
1-4 family perm/mini-perm	4.8	10.0	4.8	8.0
Residential development	8.7	23.3	8.3	2.0

Total 1-4 Family Properties	21.9	64.1	22.6	15.8
Land Acquisition	5.8	10.4	5.7	8.7

Total Commercial Real Estate	44.8	80.6	45.0	30.6

Commercial, Financial, Agricultural	24.3	12.2	23.8	43.3
Owner-Occupied	16.0	3.6	16.5	16.0

Total Commercial and Industrial Loans	40.3	15.8	40.3	59.3

Home Equity	5.8	1.1	5.5	3.5
Consumer Mortgages	6.3	2.0	6.2	4.6
Credit Card	1.1	—	1.1	—
Other Retail Loans	1.9	0.5	2.1	2.0

Total Retail	15.1	3.6	14.9	10.1
Unearned Income	(0.2)	—	(0.2)	—

Total	100.0%	100.0%	100.0%	100.0

Table 15 shows the composition of the loan portfolio and nonperforming loans classified by loan type as of December 31, 2007 and 2006. The commercial real estate category is further segmented into the various property types determined in accordance with the purpose of the loan. Commercial real estate represents 44.8% of total loans and is diversified among many property types. These include commercial investment properties, 1-4 family properties, and land acquisition. Commercial investment properties, as shown in Table 15, represent 17.1% of total loans and 38% of total commercial real estate loans at December 31, 2007. No category of commercial investment properties exceeds 5% of the total loan portfolio. The greatest concentration in commercial real estate is 1-4 family properties, which include 1-4 family construction, commercial 1-4 family mortgages, and residential development loans. These properties are further diversified geographically; approximately 29% of 1-4 family property loans are secured by properties in the Atlanta market and approximately 12.9% are secured by properties in coastal markets. Land acquisition represents less than 6% of total loans.

Financial Review

Deposits

Deposits provide the most significant funding source for interest earning assets. Table 16 shows the relative composition of average deposits for 2007, 2006, and 2005. Refer to Table 17 for the maturity distribution of time deposits of $100,000 or more. These larger deposits represented 29.5% and 28.9% of total deposits at December 31, 2007 and 2006, respectively. Synovus continues to maintain a strong base of large denomination time deposits from customers within the local market areas of subsidiary banks. Synovus also utilizes national market brokered time deposits as a funding source while continuing to maintain and grow its local market large denomination time deposit base. Time deposits over $100,000 at December 31, 2007, 2006, and 2005 were $7.35 billion, $7.10 billion, and $5.24 billion, respectively. Interest expense for the years ended December 31, 2007, 2006, and 2005, on these large denomination deposits was $364.2 million, $299.7 million, and $171.7 million, respectively.

In 2007, Synovus continued to focus on growing in-market core deposits, particularly money market interest bearing and non-interest bearing demand deposits, with the objective of diversifying the composition of deposits and reducing reliance on wholesale funding. Core deposits (total deposits excluding brokered time deposits) grew 0.7% from December 31, 2006 to December 31, 2007. Core deposit growth for the year was primarily in money market and interest bearing demand deposit accounts. This growth was partially offset by the run-off of higher priced certificates of deposit. From December 31, 2005 to December 31, 2006, core deposits grew 16.2%, and grew 12.2% during the same period excluding the impact of acquisitions and brokered time deposits.

Average deposits increased $2.04 billion or 9.0%, to $24.82 billion in 2007 from $22.78 billion in 2006. Average interest bearing deposits, which include interest bearing demand deposits, money market accounts, savings deposits, and time deposits, increased $2.15 billion or 11.2% from 2006. Average non-interest bearing demand deposits decreased $108.8 million or 3.1% during 2007. Average interest bearing deposits increased $3.05 billion or 18.8% from 2005 to 2006, while average non-interest bearing demand deposits increased $102.26 million, or 3.0%. See Table 4 for further information on average deposits, including average rates paid in 2007, 2006, and 2005.

Table 16	Average Deposits

(Dollars in thousands)	2007	% *	2006	% *	2005	% *

Non-interest bearing demand deposits	$3,409,506	13.7	3,518,312	15.4	3,416,053	17.4
Interest bearing demand deposits	3,125,802	12.6	3,006,308	13.2	2,975,016	15.2
Money market accounts	7,714,360	31.1	6,515,079	28.6	5,203,104	26.5
Savings deposits	483,368	1.9	542,793	2.4	555,205	2.8
Time deposits under $100,000	2,940,919	11.9	2,791,759	12.3	2,294,158	11.7
Time deposits $100,000 and over	4,063,428	16.4	3,549,200	15.6	2,624,623	13.4

	21,737,383	87.6	19,923,451	87.5	17,068,159	87.0
Brokered time deposits ($100,000 and over)	3,084,006	12.4	2,855,191	12.5	2,557,660	13.0

Total average deposits	$24,821,389	100.0	22,778,642	100.0	19,625,819	100.0

* Average deposits balance in each category expressed as percentage of total average deposits.

Financial Review

Table 17	Maturity Distribution of Time Deposits of $100,000 or More

(In thousands)	December 31, 2007

3 months or less	$2,473,842
Over 3 months through 6 months	2,370,033
Over 6 months through 12 months	1,597,767
Over 12 months	914,823

Total outstanding	$7,356,465

Market Risk And Interest Rate Sensitivity

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced current and potential net income. Synovus’ most significant market risk is interest rate risk. This risk arises primarily from Synovus’ core community banking activities of extending loans and accepting deposits.

Managing interest rate risk is a primary goal of the asset liability management function. Synovus attempts to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Synovus seeks to accomplish this goal by balancing the maturity and repricing characteristics of assets and liabilities along with the selective use of derivative instruments. Synovus manages its exposure to fluctuations in interest rates through policies established by its Asset Liability Management Committee (ALCO) and approved by the Board of Directors. ALCO meets periodically and has responsibility for developing asset liability management policies, reviewing the interest rate sensitivity of the Company, and developing and implementing strategies to improve balance sheet structure and interest rate risk positioning.

Simulation modeling is the primary tool used by Synovus to measure its interest rate sensitivity. On at least a quarterly basis, the following twenty-four month time period is simulated to determine a baseline net interest income forecast and the sensitivity of this forecast to changes in interest rates. The baseline forecast assumes an unchanged or flat interest rate environment. These simulations include all of our earning assets, liabilities and derivative instruments. Forecasted balance sheet changes, primarily reflecting loan and deposit growth expectations, are included in the periods modeled. Projected rates for new loans and deposits are based on management’s outlook and local market conditions.

The magnitude and velocity of rate changes among the various asset and liability groups exhibit different characteristics for each possible interest rate scenario; additionally, customer loan and deposit preferences can vary in response to changing interest rates. Simulation modeling enables Synovus to capture the effect of these differences. Synovus is also able to model expected changes in the shape of interest rate yield curves for each rate scenario. Simulation also enables Synovus to capture the effect of expected prepayment level changes on selected assets and liabilities subject to prepayment.

Synovus entered 2007 with a neutral to moderately asset sensitive interest rate risk positioning. Asset sensitivity was generally limited to significant interest rate movements of 200 basis points or more. This positioning would be expected to result in an increase in net interest income in a rising interest rate environment and a decrease in net interest income in a declining rate environment. During 2007 Synovus maintained a relatively neutral interest rate risk position. The year-end 2007 position indicates a moderately asset sensitive position, primarily in significantly declining rate scenarios. This position is due to the lower current level of interest rates and their impact on the ability to reduce rates on low cost deposits due to implied floors on these deposit rates. An expectation of higher prepayment levels on fixed rate assets also contributes to this asset sensitive position.

Synovus’ rate sensitivity position is indicated by selected results of net interest income simulations. In these simulations, Synovus has modeled the impact of a gradual increase and decrease in short-term interest rates of 100 and 200 basis points to determine the sensitivity of net interest income for the next twelve months. As illustrated in Table 18, the net interest income sensitivity model indicates that, compared with a net interest income forecast assuming stable rates, net interest income is projected to decrease by 0.1% and increase by 1.5% if interest rates increased by 100 and 200 basis points, respectively, and decrease by 1.5% and 2.7% if interest rates decreased by 100 and 200 basis points, respectively. These changes were within Synovus’ policy limit of a maximum 5% negative change.

The actual realized change in net interest income would depend on several factors. These factors include, but are not limited to, actual realized growth in asset and liability volumes, as well as the mix experienced over these time horizons. Market conditions and their resulting impact on loan, deposit, and wholesale funding pricing would also be a primary determinant in the realized level of net interest income.

Synovus is also subject to market risk in certain of its fee income business lines. Financial management services revenues, which include trust, brokerage, and financial planning fees, can be affected by risk in the securities markets, primarily

Financial Review

the equity securities market. A significant portion of the fees in this unit are determined based upon a percentage of asset values. Weaker securities markets and lower equity values could have an adverse impact on the fees generated by these operations. Mortgage banking income is also subject to market risk. Mortgage loan originations are sensitive to levels of mortgage interest rates and therefore, mortgage revenue could be negatively impacted during a period of rising interest rates. The extension of commitments to customers to fund mortgage loans also subjects Synovus to market risk. This risk is primarily created by the time period between making the commitment and closing and delivering the loan. Synovus seeks to minimize this exposure by utilizing various risk management tools, the primary of which are forward sales commitments and best efforts commitments.

Table 18	Twelve Month Net Interest Income Sensitivity

Change in	Estimated change in Net Interest Income
Short-Term	As of	As of
Interest Rates	December 31,	December 31,
(In basis points)	2007	2006

+ 200	1.5%	2.5%
+ 100	(0.1)%	0.3%
Flat	—	—
- 100	(1.5)%	(1.0)%
- 200	(2.7)%	(2.7)%

Derivative Instruments for Interest Rate Risk Management

As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risks. The primary instruments utilized by Synovus are interest rate swaps where Synovus receives a fixed rate of interest and pays a floating rate tied to either the prime rate or LIBOR. These swaps are utilized to hedge the variability of cash flows or fair values of on-balance sheet assets and liabilities.

Interest rate derivative contracts utilized by Synovus include end-user hedges, all of which are designated as hedging specific assets or liabilities. These hedges are executed and managed in coordination with the overall interest rate risk management function. Management believes that the utilization of these instruments provides greater financial flexibility and efficiency in managing interest rate risk.

The notional amount of interest rate swap contracts utilized by Synovus as part of its overall interest rate risk management activities as of December 31, 2007 and 2006 was $2.76 billion and $2.78 billion, respectively. The notional amounts represent the amount on which calculations of interest payments to be exchanged are based.

Entering into interest rate derivatives contracts potentially exposes Synovus to the risk of counterparties’ failure to fulfill their legal obligations including, but not limited to, potential amounts due or payable under each derivative contract. This credit risk is normally a small percentage of the notional amount and fluctuates based on changes in interest rates. Synovus analyzes and approves credit risk for all potential derivative counterparties prior to execution of any derivative transaction. Synovus minimizes credit risk by dealing with highly-rated counterparties, and by obtaining collateralization for exposures above certain predetermined limits.

A summary of these interest rate contracts and their terms at December 31, 2007 and 2006 is shown in Table 19. The fair value (net unrealized gains and losses) of these contracts has been recorded on the consolidated balance sheets.

During 2007, a total of $1.8 billion in notional amounts of interest rate contracts matured and $185 million were terminated. A total notional amount of $270 million matured in 2006 and $50 million were terminated. Interest rate contracts contributed additional net interest expense of $4.2 million and a one basis point decrease in the net interest margin for 2007. For 2006, interest rate contracts contributed an increase in net interest expense of $8.0 million and a three basis point decrease to the net interest margin.

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Table 19  Interest Rate Contracts

		Weighted	Weighted	Weighted			Net
		Average	Average	Average			Unrealized
	Notional	Receive	Pay	Maturity	Unrealized	Unrealized	Gains
(Dollars in thousands)	Amount	Rate	Rate *	In Months	Gains	Losses	(Losses)

December 31, 2007
Receive fixed swaps:
Fair value hedges	$1,957,500	4.97%	4.87%	25	$20,349	(2,268)	18,081
Cash flow hedges	800,000	8.06%	7.25%	34	32,340	—	32,340

Total	$2,757,500	5.87%	5.56%	28	$52,689	(2,268)	50,421

December 31, 2006
Receive fixed swaps:
Fair value hedges	$2,082,500	4.91%	5.11%	31	$32,686	(14,787)	17,899
Cash flow hedges	700,000	7.91%	8.25%	38	4,265	(2,253)	2,012

Total	$2,782,500	5.66%	5.90%	32	$36,951	(17,040)	19,911

* Variable pay rate based upon contract rates in effect at December 31, 2007 and 2006

Liquidity

Liquidity represents the availability of funding to meet the needs of depositors, borrowers, and creditors at a reasonable cost, on a timely basis, and without adverse consequences. Synovus’ strong capital position, solid core deposit base, and excellent credit ratings are the cornerstones of its liquidity management activities.

The Synovus Asset Liability Management Committee (ALCO), operating under liquidity and funding policies approved by the Board of Directors, actively analyzes and manages the liquidity position in coordination with the subsidiary banks. These subsidiaries maintain liquidity in the form of cash, investment securities, and cash derived from prepayments and maturities of both their investment and loan portfolios. Liquidity is also enhanced by the acquisition of new deposits. The subsidiary banks monitor deposit flows and evaluate alternate pricing structures to retain and grow deposits. Liquidity is also enhanced by the subsidiary banks’ strong reputation in the national deposit markets. This reputation allows subsidiary banks to issue longer-term certificates of deposit across a broad geographic base to enhance their liquidity and funding positions. An additional liquidity source for selected Synovus subsidiary banks is available through their membership in the Federal Home Loan Bank System. At year-end 2007, most Synovus affiliate banks had access to incremental funding, subject to available collateral and Federal Home Loan Bank credit policies, through utilization of Federal Home Loan Bank advances.

Certain Synovus subsidiary banks have access to overnight federal funds lines with various financial institutions. These lines allow Synovus banks to meet immediate liquidity needs if required. These lines total approximately $3.7 billion and are extended at the ongoing discretion of the correspondent financial institutions. Synovus’ strong credit rating is a primary determinant in the continued availability of these lines. Should Synovus’ credit rating decline to a level below investment grade, these lines’ availability would be significantly diminished. For this reason, selected Synovus banks maintain additional sources of liquidity including collateralized borrowing accounts with the Federal Reserve Bank.

The Parent Company requires cash for various operating needs including dividends to shareholders, business combinations, capital infusions into subsidiaries, the servicing of debt, and the payment of general corporate expenses. The primary source of liquidity for the Parent Company is dividends and management fees from the subsidiary banks. As a short-term liquidity source, the Parent Company has access to a $25 million line of credit with an unaffiliated banking organization. Synovus had no borrowings outstanding on this line of credit at December 31, 2007. The Parent Company also enjoys a solid reputation and credit standing in the capital markets and has the ability to raise substantial amounts of funds in the form of either short or long-term borrowings. Maintaining adequate credit ratings is essential to Synovus’ continued cost-effective access to these capital market funding sources.

The consolidated statements of cash flows detail cash flows from operating, investing, and financing activities. Net

Financial Review

cash provided by operating activities was $665.8 million for the year ended December 31, 2007, while financing activities provided $2.01 billion. Investing activities used $2.68 billion of these amounts, resulting in a net decrease in cash and cash equivalents of $3.1 million. Cash of $210.5 million was retained by TSYS as a result of the tax-free spin-off of TSYS to Synovus shareholders on December 31, 2007.

Management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources, or operations. Further, management is not aware of any current recommendations by regulatory agencies which, if they were to be implemented, would have such effect. Table 20 sets forth certain information about contractual cash obligations at December 31, 2007.

Table 20  Contractual Cash Obligations

	Payments Due After December 31, 2007
(In thousands)	1 Year or Less	Over 1 - 3 Years	4 - 5 Years	After 5 Years	Total

Long-term debt	$399,046	637,774	70,500	764,042	1,871,362
Capital lease obligations	333	899	820	5,079	7,131
Operating leases	18,450	33,309	30,640	116,395	198,794

Total contractual cash obligations	$417,829	671,982	101,960	885,516	2,077,287

Capital Resources

Synovus has always placed great emphasis on maintaining a strong capital base and continues to exceed regulatory capital requirements. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that Synovus is financially sound, and to enable Synovus to sustain an appropriate degree of leverage to provide a desirable level of profitability. Synovus has the ability to generate internal capital growth sufficient to support the asset growth it has experienced. Total shareholders’ equity of $3.4 billion represented 10.42% of total assets at December 31, 2007.

As noted in the section titled, Discontinued Operations, Synovus completed the tax-free spin-off of TSYS to Synovus shareholders on December 31, 2007.

The completion of the spin-off resulted in a reduction in total shareholder’s equity at December 31, 2007 of $684.0 million. Accordingly, the decrease in regulatory capital and respective ratios at December 31, 2007 compared to December 31, 2006 is primarily due to the decrease in shareholder’s equity resulting from the spin-off.

The regulatory banking agencies use a risk-adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the credit risk associated with on- and off-balance sheet assets. The majority of these risk-weighted assets for Synovus are on-balance sheet assets in the form of loans. Approximately 12.5% of risk-weighted assets are considered off-balance sheet assets and primarily consist of letters of credit and loan commitments that Synovus enters into in the normal course of business. Capital is categorized into two types: Tier I and Tier II. As a financial holding company, Synovus and its subsidiary banks are required to maintain capital levels required for a well-capitalized institution, as defined in the regulations. The regulatory agencies define a well-capitalized bank as one that has a leverage ratio of at least 5%, a Tier I capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. At December 31, 2007, Synovus and all subsidiary banks were in excess of the minimum capital requirements with a consolidated Tier I capital ratio of 9.11% and a total risk-based capital ratio of 12.66%, compared to Tier I and total risk-based capital ratios of 10.87% and 14.43%, respectively, in 2006 as shown in Table 21. The decline in capital and respective capital ratios from 2006 to 2007 was primarily due to the spin-off of TSYS.

In addition to the risk-based capital standards, a minimum leverage ratio of 4% is required for the highest-rated financial holding companies that are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. The leverage ratio is defined as Tier I capital divided by quarterly average assets, net of certain intangibles. Synovus had a leverage ratio of 8.65% at December 31, 2007 and 10.64% at December 31, 2006, significantly exceeding regulatory requirements.

As of February 15, 2008, there were approximately 24,609 shareholders of record of Synovus common stock, some of which are holders in nominee name for the benefit of a number of different shareholders. Table 22 displays high and low stock price quotations of Synovus common stock which are based on actual transactions.

Financial Review

Table 21 Capital Ratios

	December 31,
(Dollars in thousands)	2007	2006

Tier I capital:
Shareholders’ equity	$3,441,590	$3,708,650
Net unrealized gains (losses) on investment securities available for sale	(16,024)	15,227
Net unrealized gains (losses) on cash flow hedges	(15,415)	4,410
Disallowed intangibles	(547,278)	(733,129)
Disallowed deferred tax assets	(6,862)	(5,935)
Other deductions from Tier 1 Capital	(4,464)	(2,855)
Deferred tax liability on core deposit premium related to acquisitions	8,776	11,035
Minority interest	—	236,709
Qualifying trust preferred securities	10,235	20,491

Total Tier I capital	2,870,558	3,254,603

Tier II capital:
Qualifying subordinated debt	750,000	750,000
Eligible portion of the allowance for loan losses	367,613	314,459

Total Tier II capital	1,117,613	1,064,459

Total risk-based capital	$3,988,171	$4,319,062

Total risk-adjusted assets	$31,505,022	$29,930,284

Tier I capital ratio	9.11%	10.87%
Total risk-based capital ratio	12.66	14.43
Leverage ratio	8.65	10.64
Regulatory minimums (for well-capitalized status):
Tier I capital ratio	6.00%	6.00%
Total risk-based capital ratio	10.00	10.00
Leverage ratio	5.00	5.00

Market and Stock Price Information

Table 22 presents stock price information for the years ended December 31, 2007 and 2006 based on the closing stock price as reported on the New York Stock Exchange.

Table 22  Stock Price Information

	High	Low

2007
Quarter ended December 31, 2007	$28.94	22.54
Quarter ended September 30, 2007	31.47	26.42
Quarter ended June 30, 2007	33.31	30.70
Quarter ended March 31, 2007	33.39	30.61
2006
Quarter ended December 31, 2006	$30.99	28.99
Quarter ended September 30, 2006	29.73	25.83
Quarter ended June 30, 2006	28.00	25.77
Quarter ended March 31, 2006	28.61	26.51

Dividends

Synovus (and its predecessor companies) has paid cash dividends on its common stock in every year since 1891. Synovus dividend payout ratio was 51.25%, 40.99%, and 44.51%, in 2007, 2006, and 2005, respectively. Due to the TSYS spin-off, Synovus intends to adjust its cash dividends so that Synovus’ shareholders who retain their TSYS shares will initially receive, in the aggregate, the same cash dividends per share that existed before the spin-off. As a result, Synovus intends to lower its annual cash dividends per share in 2008 from $0.82 to $0.68 and TSYS intends for its annual dividend per share to remain at $0.28, which translates to an aggregate expected $0.82 dividend per share in 2008 to Synovus shareholders who retain their TSYS shares. Decisions regarding future dividend will be made independently by the Synovus Board of Directors and the TSYS Board of Directors for their respective companies. In addition to the Company’s general financial condition, Synovus’ Board of Directors considers other factors in determining the amount of dividends to be paid each year. These factors include consideration of capital and liquidity needs based on projected balance sheet growth, acquisition activity, earnings growth, as well as the capital position.

Table 23 presents information regarding dividends declared during the years ended December 31, 2007 and 2006.

Financial Review

Table 23  Dividends

		Per Share
Date Declared	Date Paid	Amount

2007
November 30, 2007	January 2, 2008	$.2050
September 5, 2007	October 1, 2007	.2050
May 24, 2007	July 2, 2007	.2050
March 8, 2007	April 2, 2007	.2050
2006
November 21, 2006	January 2, 2007	$.1950
August 15, 2006	October 2, 2006	.1950
May 16, 2006	July 1, 2006	.1950
February 22, 2006	April 1, 2006	.1950

Commitments and Contingencies

Synovus believes it has sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year. Table 24 and Note 9 to the consolidated financial statements provide additional information on short-term and long-term borrowings.

Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. In the ordinary course of business, Synovus and its subsidiaries are also subject to regulatory examinations, information gathering requests, inquiries and investigations. Synovus establishes accruals for litigation and regulatory matters when those matters present loss contingencies that Synovus determines to be both probable and reasonably estimable. In the pending regulatory matter described below, loss contingencies are not reasonably estimable in the view of management, and, accordingly, a reserve has not been established for this matter. Based on current knowledge, advice of counsel and available insurance coverage, management does not believe that the eventual outcome of pending litigation and/or regulatory matters, including the pending regulatory matter described below, will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to Synovus’ results of operations for any particular period.

The FDIC is currently conducting an investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (CB&T), a wholly owned banking subsidiary of Synovus, in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation (CompuCredit). CB&T issues credit cards that are marketed and serviced by CompuCredit pursuant to the Affinity Agreement. A provision of the Affinity Agreement generally requires CompuCredit to indemnify CB&T for losses incurred as a result of the failure of credit card programs offered pursuant to the Agreement to comply with applicable law. Synovus is subject to a per event 10% share of any such loss, but Synovus’ 10% payment obligation is limited to a cumulative total of $2 million for all losses incurred.

CB&T is cooperating with the FDIC’s investigation. Synovus cannot predict the eventual outcome of the FDIC’s investigation; however, the investigation has resulted in material changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement. It is likely that the investigation may result in further changes to CB&T’s policies, practices and procedures in connection with the credit card programs offered pursuant to the Affinity Agreement and the imposition of one or more regulatory sanctions, including a civil money penalty and/or restitution of certain fees to affected cardholders. At this time, management of Synovus does not expect the ultimate resolution of the investigation to have a material adverse effect on its consolidated financial condition, results of operations or cash flows primarily due to the expected performance by CompuCredit of its indemnification obligations described in the paragraph above.

Synovus is a member of the Visa USA network. On October 2, 2007, the Visa organization of affiliated entities completed a series of restructuring transactions which resulted in the combination of certain of Visa’s affiliated operating companies, including Visa USA into Visa, Inc. Visa’s 2007 restructuring was part of a series of steps toward Visa, Inc.’s planned initial public offering (IPO). Visa, Inc. intends to use the IPO proceeds for a variety of purposes including, but not limited to, redemption of a portion of Visa members’ interests and establishment of an escrow fund for judgments and/or settlements of certain Visa USA related litigation (the “covered litigation”).

As a result of Visa’s reorganization, Synovus exchanged its membership interest in Visa USA for an equity interest in Visa, Inc. The equity interest will initially be comprised of Class USA shares, which are subject to a true-up process based on performance against projections for the trailing four quarters reported in Visa’s final and effective registration statement on Form S-1. Subsequent to the true-up process, Class USA shares will be converted to Class B shares, which will be subject to transfer restrictions until the latter of (a) the third anniversary of the effective date of Visa’s IPO, or (b) the date

Financial Review

on which all of Visa’s covered litigation (as defined above) has been resolved.

Synovus has assigned no value to its Visa shares. Should Visa complete its IPO as planned, Synovus will recognize a gain upon the redemption of Class B shares by Visa, and will subsequently recognize a gain upon release from transfer restrictions on the remainder of its Class B shares. The amount and timing of potential gains is not determinable at this time.

Prior to Visa’s October 2, 2007 restructuring, Visa USA members approved Visa’s restructuring plan, including its retrospective responsibility plan, which included confirmation, by Visa USA members, of their obligation under Visa USA bylaws to indemnify Visa, Inc. for potential future settlement of, or judgments resulting from the covered litigation. Synovus’ indemnification obligation is limited to its membership proportion of Visa USA. On November 7, 2007, Visa announced the settlement of its American Express litigation, and disclosed in its annual report to the SEC on Form 10-K for the year ended September 30, 2007 that Visa had accrued a contingent liability for the estimated settlement of its Discover litigation. Accordingly, during 2007, Synovus has recognized a contingent liability in the amount of $36.8 million as an estimate for its membership proportion of the American Express settlement and the potential Discover settlement, as well as its membership proportion of the amount that Synovus estimates will be required for Visa to settle the remaining covered litigation. The timing for ultimate settlement of all covered litigation is not determinable at this time.

Short-Term Borrowings

The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

Table 24  Short-Term Borrowings

(Dollars in thousands)	2007	2006	2005

Balance at December 31	$2,319,412	1,582,487	1,300,379
Weighted average interest rate at December 31	3.81%	4.97%	3.76%
Maximum month end balance during the year	$2,767,055	1,986,919	2,026,224
Average amount outstanding during the year	$1,957,990	1,578,163	1,197,342
Weighted average interest rate during the year	4.75%	4.62%	2.87%

Income Tax Expense

Income taxes based on income from continuing operations were $184.7 million in 2007, down from $230.4 million in 2006, and $204.3 million in 2005. The effective income tax rate was 35.0%, 35.7%, and 36.3%, in 2007, 2006, and 2005, respectively. See Note 17 to the consolidated financial statements for a detailed analysis of income taxes.

Synovus files income tax returns in the U.S. Federal jurisdiction and various state and foreign jurisdictions. Synovus’ U.S. Federal income tax return is filed on a consolidated basis. Most state and foreign income tax returns are filed on a separate entity basis. Synovus is no longer subject to U.S. Federal income tax examinations by the IRS for years before 2004, and with few exceptions is no longer subject to income tax examinations from state or foreign authorities for years before 2001.

In the normal course of business, Synovus is subject to examinations from various tax authorities. These examinations may alter the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. During the year ended December 31, 2007, Synovus decreased its liability for prior year uncertain income tax positions by a net amount of approximately $4.1 million (net of the Federal tax effect) including $1.4 million in interest. This decrease resulted from the completion of a routine state tax examination, expiring state audit period statutes and other new information impacting the potential resolution of material uncertain tax positions subsequent to the adoption of FIN 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”.

The total liability for uncertain tax positions under FIN 48 at December 31, 2007 is $5.4 million. Synovus is not able to reasonably estimate the amount by which the liability will increase or decrease over time; however, at this time, Synovus does not expect a significant payment related to these obligations within the next year.

Synovus continually monitors and evaluates the potential impact of current events and circumstances on the estimates and assumptions used in the analysis of its income tax positions, and, accordingly, Synovus’ effective tax rate may fluctuate in the future.

Inflation

Inflation has an important impact on the growth of total assets in the banking industry and may create a need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. Synovus has been able to maintain a high level of equity through retention of an appropriate percentage of its net income. Synovus deals with the effects of inflation by managing its interest rate sensitivity position through its asset/liability management

Financial Review

program and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

Parent Company

The Parent Company’s assets, primarily its investment in subsidiaries, are funded, for the most part, by shareholders’ equity. It also utilizes short-term and long-term debt. The Parent Company is responsible for providing the necessary funds to strengthen the capital of its subsidiaries, acquire new businesses, fund internal growth, pay corporate operating expenses, and pay dividends to its shareholders. These operations are funded by dividends and fees received from subsidiaries, and borrowings from outside sources.

In connection with dividend payments to the Parent Company from its subsidiary banks, certain rules and regulations of the various state and federal banking regulatory agencies limit the amount of dividends which may be paid. Approximately $407 million in dividends could be paid in 2008 to the Parent Company from its subsidiary banks without prior regulatory approval. Synovus expects to receive regulatory approval to allow certain subsidiaries to pay dividends in excess of their respective regulatory limits.

Issuer Purchases of Equity Securities

The following table sets forth information regarding Synovus’ purchases of its common stock on a monthly basis during the three months ended December 31, 2007:

				Maximum
				Number of
			Total Number of	Shares That
	Total		Shares Purchased	May Yet Be
	Number		as Part of Publicly	Purchased
	of Shares	Average Price	Announced Plans	Under the Plans
Month	Purchased(1)	Paid per Share	or Programs(2)	or Programs

October 2007	—	$—	—	—
November 2007	213,579	26.44	—	—
December 2007	254,222	25.67	—	—

Total	467,801	$26.02	—	—

(1)	Consists of delivery of previously owned shares to Synovus in payment of the exercise price of stock options.

(2)	Synovus does not currently have a publicly announced share repurchase plan in place.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement does not introduce any new requirements mandating the use of fair value; rather, it unifies the meaning of fair value and adds additional fair value disclosures. The provisions of this statement are effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. As permitted under FASB Staff Position No. FAS 157-2, Synovus has elected to defer the application of SFAS No. 157 to non-financial assets and liabilities until January 1, 2009. SFAS No. 157 will not have a material impact on Synovus’ financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other items at fair value. As of January 1, 2008, Synovus has elected the fair value option for mortgage loans held for sale and hedged callable brokered certificates of deposit. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The provisions of this statement are effective as of the beginning of the first fiscal year that begins after November 15, 2007. SFAS No. 159 will not have a material impact on Synovus’ financial position, results of operations or cash flows.

In September 2006, the EITF reached a consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (EITF 06-04). EITF 06-4 requires an employer to recognize a liability for future benefits based on the substantive agreement with the employee. EITF 06-4 requires a company to use the guidance prescribed in FASB Statement No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” and Accounting Principles Board Opinion No. 12, “Omnibus Opinion,” when entering into an endorsement split-dollar life insurance agreement and recognizing the liability. EITF 06-4 is effective for fiscal periods beginning after December 15, 2007. Synovus does not expect the impact of EITF 06-4 on its financial position, results of operations or cash flows to be material.

In November 2006, the EITF reached a consensus on EITF Issue No. 06-10, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements” (EITF 06-10). Under EITF 06-10, an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement. The recognition of an asset should be based on the nature and substance of the collateral, as well as the terms of the arrangement such as (1) future cash flows to which the employer is entitled and (2) employee’s obligation (and ability) to repay the employer. EITF 06-10 is effective for fiscal periods beginning after December 15, 2007.

Financial Review

Synovus does not expect the impact of EITF 06-10 on its financial position, results of operations or cash flows to be material.

In November 2006, the EITF reached a consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-based Payment Awards” (EITF 06-11). Employees may receive dividend payments (or the equivalent of) on vested and non-vested share-based payment awards. Under EITF 06-11, the Task Force concluded that a realized income tax benefit from dividends (or dividend equivalents) that are charged to retained earnings and are paid to employees for equity classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase in additional paid-in capital. Once the award is settled, the Company should determine whether the cumulative tax deduction exceeded the cumulative compensation cost recognized on the income statement. If the total tax benefit exceeds the tax effect of the cumulative compensation cost, the excess would be an increase to additional paid-in capital. EITF 06-11 is effective for fiscal periods beginning after September 15, 2007. Synovus does not expect the impact of EITF 06-11 on its financial position, results of operations or cash flows to be material.

In November 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” SAB 109 supercedes SAB 105, “Application of Accounting Principles to Loan Commitments.” SAB 109, consistent with SFAS No. 156, “Accounting for Servicing of Financial Assets,” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” requires that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. A separate and distinct servicing asset or liability is not recognized for accounting purposes until the servicing rights have been contractually separated from the underlying loan by sale or securitization of the loan with servicing retained. The provisions of this bulletin are effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. Synovus does not expect the impact of SAB 109 on its financial position, results of operations or cash flows to be material.

In December 2007, the SEC issued SAB 110, “Share-Based Payment.” SAB 110 allows eligible public companies to continue to use a simplified method for estimating the expense of stock options if their own historical experience isn’t sufficient to provide a reasonable basis. Under SAB 107, “Share-Based Payment,” the simplified method was scheduled to expire for all grants made after December 31, 2007. The SAB describes disclosures that should be provided if a company is using the simplified method for all or a portion of its stock option grants beyond December 31, 2007. The provisions of this bulletin are effective on January 1, 2008. Synovus plans to retain use of the simplified method allowed by SAB 110 for determining the expected term component for share options granted during 2008.

In December 2007, the FASB issued SFAS 141R, “Business Combinations.” SFAS 141R clarifies the definitions of both a business combination and a business. All business combinations will be accounted for under the acquisition method (previously referred to as the purchase method). This standard defines the acquisition date as the only relevant date for recognition and measurement of the fair value of consideration paid. SFAS 141R requires the acquirer to expense all acquisition related costs. SFAS 141R will also require acquired loans to be recorded net of the allowance for loan losses on the date of acquisition. SFAS 141R defines the measurement period as the time after the acquisition date during which the acquirer may make adjustments to the “provisional” amounts recognized at the acquisition date. This period cannot exceed one year, and any subsequent adjustments made to provisional amounts are done retrospectively and restate prior period data. The provisions of this statement are effective for business combinations during fiscal years beginning after December 15, 2008. Synovus has not determined the impact that SFAS 141R will have on its financial position and results of operations and believes that such determination will not be meaningful until Synovus enters into a business combination.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in consolidated financial statements — An Amendment of ARB No. 51.” SFAS No. 160 requires noncontrolling interests to be treated as a separate component of equity, not as a liability or other item outside of equity. Disclosure requirements include net income and comprehensive income to be displayed for both the controlling and noncontrolling interests and a separate schedule that shows the effects of any transactions with the noncontrolling interests on the equity attributable to the controlling interest. The provisions of this statement are effective for fiscal years beginning after December 15, 2008. This statement should be applied prospectively except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. Synovus does not expect the impact of SFAS No. 160 on its financial position, results of operations or cash flows to be material.

Forward-Looking Statements

Certain statements contained in this document which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). These forward-looking statements include, among others, statements regarding: (i) management’s belief with respect to the adequacy of the allowance for loan losses; (ii) the expected financial impact of

Financial Review

recent accounting pronouncements; (iii) management’s estimate with respect to its indemnification obligation in connection with the Visa covered litigation; (iv) management’s belief with respect to legal proceedings and other claims, including the pending regulatory matter with respect to credit card programs offered by CB&T pursuant to its agreement with CompuCredit; (v) management’s belief with respect to the adequacy of unallocated allowance for loan losses; (vi) management’s belief with respect to the existence of sufficient collateral for past due loans, and the inclusion of all material loans in which serious doubt exists as to collectibility in nonperforming loans and loans past due over 90 days and still accruing; (vii) management’s belief with respect to the use of derivatives to manage interest rate risk; (viii) the Board of Directors’ present intent to continue to pay adjusted cash dividends and the expected initial amount of the aggregated Synovus and TSYS dividend; (ix) management’s belief with respect to having sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year; and the assumptions underlying such statements. In addition, certain statements in future filings by Synovus with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Synovus which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, efficiency ratios and other financial terms; (ii) statements of plans and objectives of Synovus or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “estimates,” “projects,” “plans,” “may,” “could,” “should,” “would,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

These statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to: (i) competitive pressures arising from aggressive competition from other financial service providers; (ii) factors that affect the delinquency rate of Synovus’ loans and the rate at which Synovus’ loans are charged off; (iii) changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which Synovus is perceived in such markets, including a reduction in our debt ratings; (iv) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted may be different than expected; (v) the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board; (vi) inflation, interest rate, market and monetary fluctuations; (vii) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (viii) changes in consumer spending, borrowing, and saving habits; (ix) technological changes are more difficult or expensive than anticipated; (x) acquisitions are more difficult to integrate than anticipated; (xi) the ability to increase market share and control expenses; (xii) the effect of changes in governmental policy, laws and regulations, or the interpretation or application thereof, including restrictions, limitations and/or penalties arising from banking, securities and insurance laws, regulations and examinations; (xiii) the impact of the application of and/or the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board, or other authoritative bodies; (xiv) changes in Synovus’ organization, compensation, and benefit plans; (xv) the costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto including the FDIC’s investigation of the policies, practices and procedures used by CB&T in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit; (xvi) a deterioration in credit quality or a reduced demand for credit; (xvii) Synovus’ inability to successfully manage any impact from slowing economic conditions or consumer spending; (xviii) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; (xix) the impact on Synovus’ business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (xx) the expected benefits associated with the spin-off may not be achieved; (xxi) Synovus’ indemnification obligation in connection with the Visa covered litigation may be greater than expected; and (xxii) the success of Synovus at managing the risks involved in the foregoing.

These forward-looking statements speak only as of the date on which the statements are made, and Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of unanticipated events.

Summary of Quarterly Financial Data (Unaudited)

Presented below is a summary of the unaudited consolidated quarterly financial data for the years ended December 31, 2007 and 2006.

	Fourth	Third	Second	First
(In thousands, except per share data)	Quarter	Quarter	Quarter	Quarter

2007
Interest income	$553,787	572,317	564,492	547,899

Net interest income	286,685	290,839	288,475	282,949

Provision for losses on loans	70,642	58,770	20,281	20,515

Income from continuing operations before income taxes	79,832	125,838	166,864	155,140

Income from continuing operations	53,142	83,577	105,809	100,407

Income from discontinued operations, net of income taxes and minority interest	28,717	51,366	56,941	46,346

Net income	81,859	134,943	162,750	146,753

Basic earnings per share
Income from continuing operations	.16	.26	.32	.31

Net income	.25	.41	.50	.45

Diluted earnings per share
Income from continuing operations	.16	.25	.32	.30

Net income	.25	.41	.49	.45

2006
Interest income	$545,630	533,629	497,713	439,493

Net interest income	288,871	290,755	285,214	260,949

Provision for losses on loans	18,675	18,390	18,534	19,549

Income from continuing operations before income taxes	164,360	170,377	165,283	145,517

Income from continuing operations	104,976	109,983	106,384	93,760

Income from discontinued operations, net of income taxes and minority interest	70,571	44,083	46,413	40,746

Net income	175,547	154,066	152,797	134,506

Basic earnings per share
Income from continuing operations	.32	.34	.33	.30

Net income	.54	.48	.47	.43

Diluted earnings per share
Income from continuing operations	.32	.34	.33	.30

Net income	.54	.47	.47	.43

PROXY	CERTIFICATE OF BENEFICIAL OWNER		☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED BELOW.

For All
1. To elect the following 19 individuals as directors:		For	Withhold	Except
(01) Daniel P. Amos	(11) Alfred W. Jones III	☐	☐	☐
(02) Richard E. Anthony	(12) Mason H. Lampton
(03) James H. Blanchard	(13) Elizabeth C. Ogie
(04) Richard Y. Bradley	(14) H. Lynn Page
(05) Frank W. Brumley	(15) J. Neal Purcell
(06) Elizabeth W. Camp	(16) Melvin T. Stith
(07) Gardiner W. Garrard, Jr. (08) T. Michael Goodrich (09) Frederick L. Green, III (10) V. Nathaniel Hansford	(17) Philip W. Tomlinson (18) William B. Turner, Jr. (19) James D. Yancey
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “For All Except” box and strike a line through the nominee’s name in the list to the left. Your shares will be voted for the remaining nominee(s).

		For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2008.	☐	☐	☐
PLEASE BE SURE TO SIGN AND DATE THIS PROXY.
INSTRUCTIONS: Please provide the required information. THIS CERTIFICATE MUST BE SIGNED TO BE VALID. If you do not complete and sign this Certificate of Beneficial Owner, your shares covered by the Proxy to the left will be voted on the basis of one vote per share.

		Yes	No
A.
Are you the beneficial owner, in all capacities, of more than 1,139,063 shares of Synovus Common Stock?
	If you answered “No” to Question A, do not answer B or C. Your shares represented by the Proxy to the left are entitled to ten votes per share.	☐	☐
		Yes	No
B.
If your answer to Question A was “Yes”, have you acquired more than 1,139,063 shares of Synovus Common Stock since February 15, 2004 (including shares received as a stock dividend)?
	If you answered “No” to Question B, do not answer Question C.Your shares represented by the Proxy to the left are entitled to ten votes per share.	☐	☐

C.
If you answered “Yes” to Question B, please describe below the date and nature of your acquisition of all shares of Synovus Common Stock you have acquired since February 15, 2004 (including shares acquired as a result of a stock dividend). Your response to Question C will determine which of the shares represented by the Proxy will be entitled to ten votes per share.

To the best of my knowledge and belief, the information provided herein is true and correct. I understand that the Board of Directors of Synovus Financial Corp. may require me to provide additional information or evidence to document my beneficial ownership of these shares and I agree to provide such evidence if so requested

NOTE BOTH SIGNATURE LINES ARE REQUIRED WHEN CERTIFYING YOUR SHARES

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You can view the Annual Report and Proxy Statement
on the Internet at www.synovus.com/annual/2007

SYNOVUS FINANCIAL CORP.
POST OFFICE BOX 120, COLUMBUS, GEORGIA 31902-0120
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 24, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

By signing on the reverse side, I hereby appoint Thomas J. Prescott and Liliana McDaniel as Proxies, each of them singly and each with power of substitution, and hereby authorize them to represent and to vote as designated below all the shares of common stock of Synovus Financial Corp. held on record by me or with respect to which I am entitled to vote on February 15, 2008 at the Annual Meeting of Shareholders to be held on April 24, 2008 or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgement. This Proxy is revocable at any time prior to its use.

By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING.

IN ADDITION TO VOTING AND SIGNING THE PROXY, YOU MUST ALSO COMPLETE AND SIGN THE CERTIFICATION TO BE ENTITLED TO TEN VOTES PER SHARE.

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